 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-220897
PROSPECTUS
Dated October 17, 2017
1,101,181 of Common Stock
This prospectus relates to the offer and sale of up to: (i) 780,489 shares of common stock, par value $0.00001 (“Common Stock”), of the Company, underlying warrants (the “Investor Warrants”) held by certain institutional investors (the “August 2017 Investors”); (ii) 20,833 shares of Common Stock underlying a warrant held by George Schmitt (the “Schmitt Warrant”); (iii) 162,949 shares of common stock, par value $0.00001, of xG Technology, Inc., a Delaware corporation (the “Company”), held by MB Technology Holdings, LLC (“MBTH”); (iv) 1,768 shares of Common Stock, underlying warrants (the “MBTH Warrants”) held by MBTH; and (v) 135,142 shares of Common Stock (the “Restricted Shares”) held by various stockholders (the “Restricted Stockholders”). MBTH, the August 2017 Investors, Schmitt, and the Restricted Stockholders, are collectively referred to herein as the Selling Securityholders and each a selling stockholder.
We will not receive any of the proceeds from the sale of the common stock by the Selling Securityholders; however, we will receive the proceeds from any warrants exercised as described herein.
The Selling Securityholders identified in this prospectus may offer the shares of common stock from time to time through public or private transactions at prevailing market prices or at privately negotiated prices. The Selling Securityholders can offer all, some or none of its shares of common stock, thus we have no way of determining the number of shares of common stock it will hold after this offering. See “Plan of Distribution.”
We have agreed to pay certain expenses in connection with the registration of the shares of common stock. The Selling Securityholders will pay all brokerage expenses, fees, discounts and selling commissions, if any, in connection with the sale of the shares of common stock.
Our common stock is currently quoted on the Nasdaq Capital Market under the symbol “XGTI”. On October 17, 2017, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.61.
On June 20, 2016, we effected a 1-for-12 reverse stock split of our outstanding common stock. On December 15, 2016, we effected a 1-for-10 reverse stock split of our outstanding common stock. All share and per share information included in this prospectus has been retroactively adjusted to account for such reverse stock splits.
We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, have elected to comply with certain reduced public company reporting requirements for this and future filings.
Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 12 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is October 18, 2017.

i

ABOUT THIS PROSPECTUS
The registration statement of which this prospectus forms a part that we have filed with the Securities and Exchange Commission, or SEC, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before making your investment decision.
You should rely only on the information provided in this prospectus or in any prospectus supplement or any free writing prospectuses or amendments thereto. Neither we, nor the Selling Securityholders, have authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.
Neither we, nor the Selling Securityholders, are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we, nor the Selling Securityholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.
Solely for convenience, our trademarks and tradenames referred to in this registration statement, may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames. The xG logo is a trademark of xG Technology, Inc. All other trademarks and service marks appearing in this prospectus are the property of their respective holders.
Information contained in, and that can be accessed through, our web site, www.xgtechnology.com, does not constitute part of this prospectus.
On June 20, 2016, the Company effected a one for 12 reverse stock split. Upon effectiveness of the June 2016 reverse stock split, every 12 shares of outstanding common stock decreased to one share of common stock. On December 15, 2016, the Company effected a one for 10 reverse stock split. Upon effectiveness of the December 2016 reverse stock split, every 10 shares of outstanding common stock decreased to one share of common stock. The reverse splits were retroactively applied to all shares and per share information for all periods presented throughout this prospectus.
This prospectus includes market and industry data that has been obtained from third party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Management’s knowledge of such industries has been developed through its experience and participation in these industries. While our management believes the third-party sources referred to in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. In addition, the underwriters have not independently verified any of the industry data prepared by management or ascertained the underlying estimates and assumptions relied upon by management. Furthermore, references in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

PROSPECTUS SUMMARY
This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our securities. You should read the entire prospectus carefully before making an investment decision, especially “Risk Factors” and the financial statements and the related notes. Unless the context provides otherwise, all references herein to “xG”, “xG Technology”, the “Company”, “we”, “our” and “us” refer to xG Technology, Inc. For definitions of certain industry terms used throughout this prospectus, please see “Glossary”.
Our Company
The overarching strategy of xG Technology, Inc. (“xG Technology”, “xG”, the “Company”, “we”, “our”, “us”) is to design, develop and deliver advanced wireless communications solutions that provide customers in our target markets with enhanced levels of reliability, mobility, performance and efficiency in their business operations and missions. xG’s business lines include the brands of Integrated Microwave Technologies LLC (“IMT”), Vislink Communication Systems (“Vislink”), and xMax. There is considerable brand interaction, owing to complementary market focus, compatible product and technology development roadmaps, and solution integration opportunities. In addition to these brands, xG has a dedicated Federal Sector Group focused on providing next-generation spectrum sharing solutions to national defense, scientific research and other federal organizations.
IMT:
On January 29, 2016, xG completed the acquisition of the net assets that constituted the business of IMT, pursuant to an Asset Purchase Agreement by and between xG and Skyview Capital, LLC. The IMT business develops, manufactures and sells microwave communications equipment utilizing COFDM (Coded Orthogonal Frequency Division Multiplexing) technology. COFDM is a transmission technique that combines encoding technology with OFDM (Orthogonal Frequency Division Multiplexing) modulation to provide the low latency and high image clarity required for real-time live broadcasting video transmissions. IMT has extensive experience in ultra-compact COFDM wireless technology, and this has allowed IMT to develop integrated solutions over the past 20 years that deliver reliable video footage captured from both aerial and ground-based sources to fixed and mobile receiver locations.
IMT provides product and service solutions marketed under the well-established brand names Nucomm, RF Central and IMT. Its video transmission products primarily address three major market areas: Broadcasting, Sports and Entertainment, and Surveillance (for Military and Government).
The Broadcasting market consists of electronic news gathering, wireless camera systems, portable microwave, and fixed point to point systems. Customers within this market are blue-chip tier-1 major network TV stations that include over-the-air broadcasters, and cable and satellite news providers. For this market, IMT designs, develops and markets solutions for use in news helicopters, ground-based news vehicles, camera operations, central receive sites, remote onsite and studio newscasts and live television events. In this market, IMT’s Nucomm line is recognized as a premium brand of digital broadcast microwave video systems.
The Sports and Entertainment market consists of key segments that include Sports Production, Sports Venue Entertainment systems, movie director video assist, and the non-professional user segment. Customers within this market are major professional sports teams, movie production companies, live video production service providers, system integrators and a growing segment of drone and unmanned ground vehicle providers. Among the key solutions IMT provides to this market are wireless camera systems and mobile radios. IMT’s RF Central is a well-established brand of compact microwave video equipment in the market for both licensed and license-free sports and entertainment applications.
The Government/Surveillance market consists of key segments that include state and local law enforcement agencies, Federal “3-letter” agencies and military system integrators. Customers within this market include recognizable state police forces, sheriff’s departments, fire departments, first responders, the Department of Justice and the Department of Home Land Security. The key solutions IMT provides to this market are mission-critical wireless video solutions for applications including manned and unmanned aerial and ground systems, mobile and handheld receive systems and transmitters for concealed video surveillance. IMT’s products in this market are sold under the brand name IMT.
Vislink:
On February 2, 2017, we completed the acquisition and assumed full legal ownership of Vislink.
Vislink specializes in the wireless capture, delivery and management of secure, high-quality, live video from the field to the point of usage. Vislink designs and manufactures products encompassing microwave radio components, satellite communication, cellular and wireless camera systems, and associated amplifier items.
Vislink serves two core markets: broadcast and media, and law enforcement, public safety and surveillance. In the broadcast and media market, Vislink provides broadcast communication links for the collection of live news, sports and entertainment events. Customers in this market include national broadcasters, multi-channel broadcasters, network owners and station groups, sports and live broadcasters and hosted service providers. In the law enforcement, public safety and surveillance markets, Vislink provides secure video communications and mission-critical solutions for law enforcement, defense and homeland security applications. Its public safety and surveillance customers include metropolitan, regional and national law enforcement agencies as well as domestic and international defense agencies and organizations.
While our intent is to merge Vislink’s operations with those of IMT, the Vislink brand and its legacy brands, including Gigawave, Link, Advent and MRC, will be preserved. IMT has assumed all the Vislink product warranties and will continue to support all the Vislink and IMT product offerings. Vislink’s business in the Americas will become part of IMT, and their business in the rest of the world will be handled by Vislink’s existing UK operation. IMT is maintaining all the existing physical facilities around the world, including offices in Colchester in the UK, Billerica (Massachusetts), Anaheim (California), Singapore, Dubai, and IMT’s newest factory in Hackettstown (NJ).
xMax:
xMax is a secure, rapid-deploy mobile broadband system that delivers mission-assured wireless connectivity in demanding operating environments. xMax was specifically designed to serve as an expeditionary and critical communications network for use in unpredictable scenarios and during fluid situations. We believe xMax represents a compelling solution for disaster response, emergency communications, and defense applications, among other sectors. xMax has already been deployed at U.S. Army bases and by the U.S. State Department in Mexico.
The equipment that we develop, manufacture and market under the xMax brand includes a suite of products and services that includes access points, fixed and mobile dual-band WiFi hotspots, mobile switching centers, as well as network management and deployment tools. These products embody our broad portfolio of innovative intellectual property including spectrum sharing, interference mitigation, multiple-input multiple-output (MIMO) and cognitive and software defined radio (SDR). xMax utilizes an end-to-end Internet Protocol (IP) architecture that allows it to serve as a turnkey network system ranging from a last-mile solution to a full network backbone.
xG Federal:
The xG Federal business unit leverage xG’s extensive portfolio of patented RF communications technologies to engage in collaborative research and development projects.

Our Strengths
We believe the following strengths position us for sustainable growth:
•
Our IMT and Nucomm brands are well-established. Our IMT unit and the Nucomm brand have developed a significant following over the past 20 years, based on their reputation for product performance, reliability and use of advanced technology. IMT has developed a diverse and stable customer base for repeat product purchases from blue chip, tier-1 clients in the Broadcasting and Sports and Entertainment markets, as well as among high-profile agencies and organizations in Surveillance (Military and Government) markets.

•
Our IMT products solve a growing market need for stable, high-definition, wireless video communications. IMT’s high definition wireless video solutions are used in applications in growing market segments, including in-game sports video mobile feeds, real-time capture and display of footage from drones and other aerial platforms, and rapid-response electronic news gathering operations.

•
Our proprietary xMax® cognitive radio technology provides a turnkey solution. We have developed our xMax® cognitive radio technology to create a turnkey network solution. This solution encompasses the key elements of our cognitive technology, including spectrum sensing, spectrum management, spectrum mobility, spectrum sharing and spatial processing. Our software and hardware products and our end-to-end IP architecture implement this solution to provide quality VoIP and data services for numerous applications and commercial off-the-shelf devices.

•
Our xMax® solutions meet the specific needs of targeted markets. Our cognitive radio technology has been specifically developed to make our entire network infrastructure mobile, so that it can be rapidly deployed in response to public safety or security threats. We believe this feature differentiates our technology from that of our competitors and will address a major capability gap for public safety, defense, homeland security and news agencies.

•
We have a broad patent portfolio and unencumbered use of our intellectual property. We maintain a broad patent portfolio consisting of patents and patent applications in the United States and many international jurisdictions. As of October 17, 2017, in the United States, we have 58 patents granted, 1 patent applications pending and no provisional applications pending. Internationally, we have 33 patents granted and 6 patent applications pending. We have solely funded the development of our intellectual property, which is, accordingly, unencumbered by any federal government unlimited use licenses.

•
We have an accomplished leadership team. Our management team and Board of Directors bring a wealth of experience in the telecommunications and military sectors as well as hardware and software development. Our engineering team has a strong track record developing ad-hoc networking domains at Motorola and Mesh Networks. In addition, most of our leadership team has strong ties to our target markets, including public safety organizations and the military.

Our Strategy
IMT and Vislink video brands
Our acquisitions of IMT and Vislink are part of our plan to diversify and grow the broadcast, sports and entertainment and public safety, surveillance and defense markets. They allow us to offer a broad array of end-to-end, high-reliability, high-data rate, long-range wireless video transmission solutions. These solutions are being used for applications in growing market segments, including in-game sports video mobile feeds, real-time capture and display of footage from drones and other aerial platforms, and rapid-response electronic news gathering operations.
The key sector strategies for IMT and Vislink are to expand the various markets for existing miniature wireless video products which include educational sectors, videographers, and video service providers, provide complete end-to-end solutions for the video surveillance market, and introduce complete end-to-end IP technology into the broadcast market.

We believe that the acquisition of Vislink offer us the opportunity to realize synergies with our IMT business unit, while allowing both entities to offer an expanded suite of services and product offerings in the markets they are already active in. A key advantage is that there is currently limited overlap in product offerings, sales channels and market coverage between the two companies. For example, Vislink has a substantial client base in international markets where IMT has had a limited presence. In addition, IMT has a very strong product portfolio targeted to US federal law enforcement and high-end sports broadcasting customers who will now have access to additional solutions based on Vislink’s product configurations. Finally, Vislink has traditionally focused on licensed spectrum solutions where IMT has pioneered the use of non-licensed spectrum for many applications. Combining xG’s shared spectrum and interference mitigation techniques with an expanded IMT/Vislink product lineup will provide an opening into additional customer bases that currently do not have access to licensed spectrum.
xMax
For xMax, our strategy is to leverage elements of our intellectual property portfolio to introduce a range of spectrum agnostic, cognitive radio network solutions for numerous industries and applications. We believe that sales of these xMax-branded products and services, together with our ability to leverage our patent portfolio, present us with an attractive revenue model. Our future strategies are for our intellectual property to be embedded by partners in a semiconductor chip that could be sold to third-party equipment manufacturers and inserted in their devices, and to license our intellectual property to other customers in industry verticals worldwide.
We believe the xMax system represents the only commercially available cognitive radio network system that includes purpose-built interference mitigation. xMax implements our proprietary interference mitigation software that can increase capacity on already crowded airwaves by improving interference tolerance, enabling the delivery of a comparatively high quality of service where other technologies would not be able to cope with the interference.
The xMax system allows mobile operators to utilize free, unlicensed 902 – 928 MHz ISM band spectrum (which spectrum is available in all of the Americas except French Guiana) instead of purchasing scarce, expensive licensed spectrum. Our xMax system will also enable enterprises to set up a mobile communications network in an expeditious and cost-effective manner. Although currently designed to operate within the 902 – 928 MHz unlicensed band of spectrum, our system is frequency agnostic.
xG Federal
Among the key technological areas in which xG Federal participates in funded R&D initiatives are the following:
•
inter-agency and government/commercial spectrum sharing and co-use architectures

•
cognitive radio systems supporting secure bidirectional voice and data services

•
spectrum transitioning and relocation planning

•
interference mitigation techniques

•
self-organizing networks

•
Physical layer (PHY) and MAC (Media Access Control Layer) protocol development

•
Digital Signal Processing (DSP) techniques including:

•
MIMO antenna systems

•
Advanced modulation schemes

•
Adaptive filtering algorithms

•
Digital broadcasting, security, surveillance and other video transmission technologies

Risks That We Face
An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. The risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary.
These risks include, but are not limited to:
•
we have a history of operating losses and we may continue to realize net losses for at least the next 12 months;

•
we may not be able to continue as a going concern and may not be able to operate in the future;

•
our business depends upon our ability to generate sustained sales of our products and technology;

•
our business depends on our ability to continually develop and commercialize new products and technologies and penetrate new markets;

•
we need to obtain or maintain patents or other appropriate protection for the intellectual property utilized in our technologies;

•
our industry is highly competitive and we may not be able to compete with companies with larger resources than we have;

•
we may require additional capital to develop new products;

•
new regulations or standards or changes in existing regulations or standards related to our products may result in unanticipated costs or liabilities; and

•
we may fail to meet publicly announced financial guidance or other expectations about our business.

Company Information
The Company was originally organized as a limited liability company under the laws of the State of Delaware on August 26, 2002 under the name JTS Acquisitions, LLC. On March 21, 2003, we changed our name to xG Technology, LLC. Pursuant to a certificate of conversion and a certificate of incorporation filed with the State of Delaware on November 8, 2006, xG Technology, LLC converted to a Delaware corporation under the name xG Technology, Inc. Our executive offices are located at 240 S. Pineapple Avenue, Suite 701, Sarasota, FL 34236, and our telephone number is (941) 953-9035. Our website address is www.xgtechnology.com. Information contained in our website does not form part of the report and is intended for informational purposes only.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act since we went public in the US in July 2013. We will remain an emerging growth company for up to five years, or until the earliest of  (i) the last day of the first fiscal year in which our annual gross revenue exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. Pursuant to Section 102 of the JOBS Act, we have provided reduced executive compensation disclosure and have omitted a compensation discussion and analysis from this Report. Pursuant to Section 107 of the JOBS Act, we have elected to utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.
Where You Can Find Us
Our executive offices are located at 240 S. Pineapple Avenue, Suite 701, Sarasota, FL 34236, and our telephone number is (941) 953-9035. Our website address is www.xgtechnology.com. Information contained on our website does not form part of this prospectus and is intended for informational purposes only.

Recent Developments
On August 15, 2017, we entered into a placement agency agreement (the “Placement Agency Agreement”) with Aegis Capital Corp. (the “Placement Agent”) under which the Placement Agent agreed to serve as the sole placement agent, on a “reasonable best efforts” basis, in connection with a registered direct public offering (the “Registered Direct Offering”) of an aggregate of 1,560,978 shares of the Company’s common stock, par value $0.00001 per share (the “Shares”). Concurrently, we entered into a securities purchase agreement (the “Purchase Agreement”) with the Investors under which we agreed to issue and sell the Shares directly to the August 2017 Investors. The Shares were offered at a price of  $2.05 per share.
In a concurrent private placement (the “Private Placement,” together with the Registered Direct Offering, the “Offering”), we also sold to the August 2017 Investors, for no additional consideration, an Investor Warrant to purchase 0.50 of a share of common stock for each Share purchased for cash in the Offering. The Warrants are exercisable immediately on the date of issuance (the “Initial Exercise Date”), at an exercise price of  $2.50 per share and will expire on the fifth (5th) anniversary of the Initial Exercise Date. See “August 2017 Private Placement” for additional information.
On August 18, 2017, we closed the Offering.

THE OFFERING
Common stock to be offered by the Selling Securityholders
1,101,181 shares consisting of:
•
780,489 shares underlying the Investor Warrants;

•
20,833 shares that have been issued to Schmitt upon exercise of the Schmitt Warrant;

•
162,949 shares that are directly held by MBTH;

•
1,768 shares that have been issued or that may be issued to MBTH upon exercise of the MBTH Warrants; and

•
135,142 shares of common stock held by the Restricted Stockholders.

Common stock outstanding prior to this offering
14,551,182 shares.
Common stock to be outstanding after giving effect to the issuance of 1,101,181 shares underlying Warrants held by the August 2017 investors, MBTH, Schmitt, and the Registered Stockholders’ Transactions registered hereunder
15,506,825 shares.
Symbol on Nasdaq Capital
Market
“XGTI”
For a more detailed description of the MBTH Agreements and MBTH Warrants, see “MBTH Transactions”. For a more detailed description of the Investor Warrants, see “August 2017 Private Placement”. For a more detailed description of the Schmitt Warrant, see “Schmitt Warrant”. For a more detailed description of the Restricted Shares, see “Restricted Stockholders’ Transactions”.

SUMMARY FINANCIAL DATA
The following table presents a summary of certain historical financial information. Historical results are not necessarily indicative of future results and you should read the following summary financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus. The summary financial data as of and for the years ended December 31, 2016 and 2015 was derived from our audited financial statements, which are included elsewhere in this prospectus. The summary financial data as of June 30, 2017, and for the six months ended June 30, 2017, and 2016 was derived from our unaudited financial statements included elsewhere in this prospectus. The summary financial data in this section is not intended to replace the financial statements and is qualified in its entirety by the financial statements and related notes included elsewhere in this prospectus.
xG TECHNOLOGY, INC.

(In Thousands)
	June 30, 2017	December 31, 2016	December 31, 2015
	(unaudited)
Consolidated Balance Sheet Data:
Assets
Cash	$4,656	$9,054	$368
Intangible assets, net	8,236	5,872	11,903
Total assets	48,005	19,899	16,574
Liabilities
Convertible note payable	2,000	2,000	2,000
Total liabilities	19,955	7,260	6,283
Additional paid in capital	229,772	221,960	198,710
Accumulated deficit	(202,048)	(209,299)	(188,397)
Total stockholders’ equity	$28,050	$12,639	$10,291

xG TECHNOLOGY, INC. AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT NET LOSS PER SHARE DATA)
	For the Six Months Ended June 30,
	2017	2016
Revenue	$23,553	$2,584
Cost of revenue and operating expenses
Total cost of revenue and operating expenses	34,848	11,832
Loss from operations	(11,295)	(9,248)
Other income (expense)
Total other income	18,546	603
Net income (loss)	$7,251	$(8,645)
Dividends and deemed dividends	—	(1,808)
Net income (loss) attributable to common shareholders	$7,251	$(10,453)
Basic earnings (loss) per share	$0.69	$(25.43)
Diluted earnings (loss) per share	$0.69	$(25.43)
Weighted average number of shares outstanding:
Basic	10,500	411
Diluted	10,500	411
Comprehensive loss:
Net income (loss)	$7,251	$(8,645)
Unrealized gain on currency translation adjustment	348	—
Comprehensive income (loss)	$7,599	$(8,645)

xG TECHNOLOGY, INC.

STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
	For the Years Ended December 31,
	2016	2015
Revenue	$6,574	$932
Cost of Revenue and operating expenses
Total cost of revenue and operating expenses	29,434	20,793
Loss from operations	(22,860)	(19,861)
Other income (expenses)
Total other income	1,958	2,004
Net loss	$(20,902)	$(17,857)
Dividends and deemed dividends	(1,808)	(3,079)
Net loss attributable to common shareholders	$(22,710)	$(20,936)
Basic and diluted net loss per common share	$(36.87)	$(332.32)
Weighted average number of shares outstanding basic and diluted	616	63

RISK FACTORS
Our business faces many risks and an investment in our securities involves significant risks. Prospective investors are strongly encouraged to consider carefully the risks described below, as well as other information contained herein, before investing in our securities. Investors are further advised that the risks described below may not be the only risks we face. Additional risks that we do not yet know of, or that we currently think are immaterial, may also negatively impact our business operations or financial results. If any of the events or circumstances described in this section occurs, our business, financial condition or results of operations could suffer. Prospective investors in our securities should consider the following risks before deciding whether to purchase our securities.
Risks Related to the Company and Our Business
We are uncertain of our ability to continue as a going concern, indicating the possibility that we may not be able to operate in the future.
To date, we have completed only the initial stages of our business plan and we can provide no assurance that we will be able to generate a sufficient amount of revenue, if at all, from our business in order to achieve profitability. It is not possible for us to predict at this time the potential success of our business. The revenue and income potential of our proposed business and operations are currently unknown. If we cannot continue as a viable entity, you may lose some or all of your investment in our company.
We are an early stage entity and have incurred net losses since inception. Our ability to continue as a going concern is contingent upon, among other factors, our ability to raise additional cash from equity financings, secure debt financing, and/or generate revenue from the sales of our products. We cannot provide any assurance that we will be able to raise additional capital. If we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations.
We may require additional capital in the future to develop new products. If we do not obtain any such additional financing, if required, our business prospects, financial condition and results of operations will be adversely affected.
We may require additional capital in the future to develop new products. We may not be able to secure adequate additional financing when needed on acceptable terms, or at all. To execute our business strategy, we may issue additional equity securities in public or private offerings, potentially at a price lower than the public offering price in this offering or the market price of our common stock at the time of such issuance. If we cannot secure sufficient additional funding we may be forced to forego strategic opportunities or delay, scale back and eliminate future product development.
Defects or errors in our products and services or in products made by our suppliers could harm our brand and relations with our customers and expose us to liability. If we experience product recalls, we may incur significant expenses and experience decreased demand for our products.
Our products are inherently complex and may contain defects and errors that are only detectable when the products are in use. Because our products are used for both personal and business purposes, such defects or errors could have a serious impact on our end customers, which could damage our reputation, harm our customer relationships and expose us to liability. Defects or impurities in our components, materials or software, equipment failures or other difficulties could adversely affect our ability, and that of our customers, to ship products on a timely basis as well as customer or licensee demand for our products. Any such shipment delays or declines in demand could reduce our revenues and harm our ability to achieve or sustain desired levels of profitability. We and our customers may also experience component or software failures or defects that could require significant product recalls, rework and/or repairs that are not covered by warranty reserves.
We may fail to meet publicly announced financial guidance or other expectations about our business, which would cause our stock to decline in value.
From time to time, we provide preliminary financial results or forward-looking financial guidance, to our investors. Such statements are based on our current views, expectations and assumptions and involve known and unknown risks and uncertainties that may cause actual results, performance, achievements or share prices to be materially different from any future results, performance, achievements or share prices expressed or implied by such statements. Such risks and uncertainties include, among others, changes to the assumptions used to forecast or calculate such guidance
We may not fully realize anticipated benefits from our recent acquisitions.
Although we expect to realize strategic, operational and financial benefits as a result of our IMT and VCS acquisitions, we cannot predict whether and to what extent such benefits will be achieved, or that any operational or financial benefits will be achieved. The success of the acquisitions will depend upon, among other things, our ability to integrate acquired personnel, operations, products and technologies into our organization effectively, to retain and motivate key personnel of IMT and VCS and to retain their customers. Any acquisition may result in diversion of management’s attention from other business concerns, and may result in unanticipated costs and operational challenges.
Although certain technical problems experienced by users may not be caused by our products, our business and reputation may be harmed if users perceive our solutions as the cause of a slow or unreliable network connection, or a high-profile network failure.
We expect that our products will be in many different locations and user environments and will be capable of providing transmission of video, mobile broadband connectivity and interference mitigation, among other applications. The ability of our products to operate effectively can be negatively impacted by many different elements unrelated to our products. Although certain technical problems experienced by users may not be caused by our products, users often may perceive the underlying cause to be a result of poor performance of our technology. This perception, even if incorrect, could harm our business and reputation. Similarly, a high-profile network failure may be caused by improper operation of the network or failure of a network component that we did not supply, but other service providers may perceive that our products were implicated, which, even if incorrect, could harm our business, operating results and financial condition.
Our ability to sell our products will be highly dependent on the quality of our support and services offerings, and our failure to offer high-quality support and services would have a material adverse effect on our sales and results of operations.
Once our products are deployed, our channel partners and end-customers will depend on our support organization to resolve any issues relating to our products. A high level of support will be important for the successful marketing and sale of our products. In many cases, our channel partners will likely provide support directly to our end-customers. We will not have complete control over the level or quality of support provided by our channel partners. These channel partners may also provide support for other third-party products, which may potentially distract resources from support for our products. If we and our channel partners do not effectively assist our end-customers in deploying our products, succeed in helping our end-customers quickly resolve post-deployment issues or provide effective ongoing support, our ability to sell our products to existing end-customers could be adversely affected and our reputation with potential end-customers could be harmed. In some cases, we guarantee a certain level of performance to our channel partners and end-customers, which could prove to be resource-intensive and expensive for us to fulfill if unforeseen technical problems were to arise.
We may fail to recruit and retain qualified personnel.
We expect to rapidly expand our operations and grow our sales, development and administrative operations. This expansion is expected to place a significant strain on our management and will require hiring a significant number of qualified personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. There is intense competition from other companies for qualified personnel in the areas of our activities. If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to continue our marketing and development activities, and this could have a material adverse effect on our business, financial condition, results of operations and future prospects.

We rely on key executive officers, and their knowledge of our business and technical expertise would be difficult to replace.
We are highly dependent on our executive officers because of their expertise and experience in the telecommunications industry. We have agreements with our executive officers containing customary non-disclosure, non-compete, confidentiality and assignment of inventions provisions. We do not have “key person” life insurance policies for any of our officers. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect our operating results.
We purchase some components, subassemblies and products from a limited number of suppliers. The loss of any of these suppliers may substantially disrupt our ability to obtain orders and fulfill sales as we design and qualify new components.
We sometimes rely on third party components and technology to build and operate our products, and, until full integration with IMT and VCS, we may rely on our contract manufacturers to obtain the components, subassemblies and products necessary for the manufacture of our products. Shortages in components that we use in our products are possible, and our ability to predict the availability of such components is limited. While components and supplies are generally available from a variety of sources, we and our contract manufacturers currently depend on a single or limited number of suppliers for several components for our products. If our suppliers of these components or technology were to enter into exclusive relationships with other providers of wireless networking equipment or were to discontinue providing such components and technology to us and we were unable to replace them cost effectively, or at all, our ability to provide our products would be impaired. We and our contract manufacturers generally rely on purchase orders rather than long-term contracts with these suppliers. As a result, even if available, we and our contract manufacturers may not be able to secure sufficient components at reasonable prices or of acceptable quality to build our products in a timely manner. Therefore, we may be unable to meet customer demand for our products, which would have a material adverse effect on our business, operating results and financial condition.
We do not have long-term contracts with our existing contract manufacturers. The loss of any of our existing contract manufacturers could have a material adverse effect on our business, operating results and financial condition.
We do not have long-term contracts with our existing contract manufacturers. If any of our existing contract manufacturers are unable or unwilling to manufacture our products in the future, the loss of such contract manufacturers could have a material adverse effect on our business, operating results and financial condition.
Our intellectual property protections may be insufficient to properly safeguard our technology.
Our success and ability to compete effectively are, in large part, dependent upon proprietary technology that we have developed internally. Given the rapid pace of innovation and technological change within the wireless and broadband industries, the technological and creative skill of our personnel, consultants and contractors and their ability to develop, enhance and market new products and upgrades to existing products are critical to our continued success. We rely primarily on patent laws to protect our proprietary rights. As of October 17, 2017, in the United States, we have 58 patents granted, 1 patent application pending and no provisional applications pending. Internationally, we have 33 patents granted and 6 patent applications pending. There can be no assurance that patents pending or future patent applications will be issued, or that if issued, we would have the resources to protect any such issued patent from infringement. Further, we cannot patent much of the technology that is important to our business. To date, we have relied on copyright, trademark and trade secret laws, as well as confidentiality procedures, non-compete and/or work for hire invention assignment agreements and licensing arrangements with our employees, consultants, contractors, customers and vendors, to establish and protect our rights to this technology and, to the best extent possible, control the access to and distribution of our technology, software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use this technology without authorization. Policing unauthorized use of this technology is difficult. There can be no assurance that the steps we take or will take will prevent misappropriation of, or prevent an unauthorized third party from obtaining or using, the technology we rely on. In addition, effective protection may be unavailable or limited in some jurisdictions. Litigation may be necessary in the future to enforce or protect our rights.
We may be subject to claims of intellectual property infringement or invalidity. Expenses incurred with respect to monitoring, protecting, and defending our intellectual property rights could adversely affect our business.
Competitors and others may infringe on our intellectual property rights, or may allege that we have infringed on theirs. Monitoring infringement and misappropriation of intellectual property can be difficult and expensive, and we may not be able to detect infringement or misappropriation of our proprietary rights. We may also incur significant litigation expenses in protecting our intellectual property or defending our use of intellectual property, reducing our ability to fund product initiatives. These expenses could have an adverse effect on our future cash flows and results of operations. If we are found to infringe on the rights of others we could be required to discontinue offering certain products or systems, to pay damages, or purchase a license to use the intellectual property in question from its owner. Litigation can also distract management from the day-to-day operations of the business.
Enforcement of our intellectual property rights abroad, particularly in China, is limited and it is often difficult to protect and enforce such rights.
Patent protection outside the United States is generally not as comprehensive as in the United States and may not protect our intellectual property in some countries where our products are sold or may be sold in the future. Even if patents are granted outside the United States, effective enforcement in those countries may not be available. Many companies have encountered substantial intellectual property infringement in countries where we sell, or intend to sell, products or have our products manufactured.
In particular, the legal regime relating to intellectual property rights in China is limited and it is often difficult to protect and enforce such rights. The regulatory scheme for enforcing China’s intellectual property laws may not be as developed as regulatory schemes in other countries. Any advancement of an intellectual property enforcement claim through China’s regulatory scheme may require an extensive amount of time, allowing intellectual property infringers to continue largely unimpeded, to our commercial detriment in the Chinese and other export markets. In addition, rules of evidence may be unclear, inconsistent or difficult to comply with, making it difficult to prove infringement of our intellectual property rights. As a result, enforcement cases involving technology, such as copyright infringement of software code, or unauthorized manufacture or sale of products containing patented inventions, may be difficult or not possible to sustain.
These factors may make it increasingly complicated for us to enforce our intellectual property rights against parties misappropriating or copying our technology or products without our authorization, allowing competing enterprises to harm our business in the Chinese or other export markets by affecting the pricing for our products, reducing our own sales and diluting our brand or product quality reputation.
The intellectual property rights of others may prevent us from developing new products or entering new markets.
The telecommunications industry is characterized by the rapid development of new technologies, which requires us to continuously introduce new products and expand into new markets that may be created. Therefore, our success depends in part on our ability to continually adapt our products and systems to incorporate new technologies and to expand into markets that may be created by new technologies. If technologies are protected by the intellectual property rights of others, including our competitors, we may be prevented from introducing new products or expanding into new markets created by these technologies. If the intellectual property rights of others prevent us from taking advantage of innovative technologies, our financial condition, operating results or prospects may be harmed.
Further impairment charges could have a material adverse effect on our financial condition and results of operations.
We are required to test our finite-lived intangible assets for impairment if events occur or circumstances change that would indicate the remaining net book value of the finite-lived intangible assets might not be recoverable. These events or circumstances could include a significant change in the business climate, including a significant sustained decline in an entity’s market value, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of our business, potential government actions and other factors. If the fair value of our finite-lived intangible assets is less than their book value in the future, we could be required to record impairment charges. During 2016, we recognized an impairment charge of  $2.7 million on software development costs due to our analysis of the net realizable value of our capitalized software costs. The amount of any further impairment could be significant and could have a material adverse effect on our reported financial results for the period in which the charge is taken.
We rely on the availability of third-party licenses. If these licenses are available to us only on less favorable terms or not at all in the future, our business and operating results would be harmed.
We have incorporated third-party licensed technology into our products. It may be necessary in the future to renew licenses relating to various aspects of these products or to seek additional licenses for existing or new products. There can be no assurance that the necessary licenses will be available on acceptable terms or at all. The inability to obtain certain licenses or other rights, or to obtain those licenses or rights on favorable terms, or the need to engage in litigation regarding these matters, could result in delays in product releases until such time, if ever, as equivalent technology could be identified, licensed or developed and integrated into our products and might have a material adverse effect on our business, operating results and financial condition. Moreover, the inclusion in our products of intellectual property licensed from third parties on a nonexclusive basis could limit our ability to protect our proprietary rights in our products.
Our customers could also become the target of litigation relating to the patent and other intellectual property rights of others.
Any litigation relating to the intellectual property rights of others could trigger technical support and indemnification obligations in licenses or customer agreements that we may enter into. These obligations could result in substantial expenses, including the payment by us of costs and damages relating to claims of intellectual property infringement. In addition to the time and expense required for us to provide support or indemnification to our customers, any such litigation could disrupt the businesses of our customers, which in turn could hurt our relationships with such customers and cause the sale of our products to decrease. No assurance can be given that claims for indemnification will not be made, or that if made, such claims would not have a material adverse effect on our business, operating results or financial conditions.
We expect to base our inventory purchasing decisions on our forecasts of customers’ demand, and if our forecasts are inaccurate, our operating results could be materially harmed.
As our customer base increases, we expect to place orders with our contract manufacturers based on our forecasts of our customers’ demand. Our forecasts will be based on multiple assumptions, each of which may cause our estimates to be inaccurate, affecting our ability to provide products to our customers. When demand for our products increases significantly, we may not be able to meet demand on a timely basis, and we may need to expend a significant amount of time working with our customers to allocate limited supply and maintain positive customer relations, or we may incur additional costs in order to rush the manufacture and delivery of additional products. If we underestimate customers’ demand, we may forego revenue opportunities, lose market share and damage our customer relationships. Conversely, if we overestimate customer demand, we may purchase more inventory than we are able to sell at any given time or at all. In addition, we grant our distributors stock rotation rights, which require us to accept stock back from a distributor’s inventory, including obsolete inventory. As a result of our failure to properly estimate demand for our products, we could have excess or obsolete inventory, resulting in a decline in the value of our inventory, which would increase our costs of revenues and reduce our liquidity. Our failure to accurately manage inventory relative to demand would adversely affect our operating results.
If our technology does not work as well as planned or if we are unsuccessful in developing and selling new products or in penetrating new markets, our business and operating results would suffer.
Our success and ability to compete are dependent on technology which we have developed or may develop in the future. There is a risk that the technology that we have developed or may develop may not work as intended, or that the marketing of the technology may not be as successful as anticipated. Further, the markets in which we and our customers compete or plan to compete are characterized by constantly and rapidly changing technologies and technological obsolescence. Our ability to compete successfully depends on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis to keep pace with market needs and satisfy the demands of customers. A fundamental shift in technologies in any of our target markets could harm our competitive position within these markets. Our failure to anticipate these shifts, to develop new technologies or to react to changes in existing technologies could materially delay our development of new products, which could result in product obsolescence, decreased revenue and a loss of customer wins to our competitors. The development of new technologies and products generally require substantial investment and can require long development and testing periods before they are commercially viable. We intend to continue to make substantial investments in developing new technologies and products and it is possible that that we may not successfully be able to develop or acquire new products or product enhancements that compete effectively within our target markets or differentiate our products based on functionality, performance or cost and that our new technologies and products will not result in meaningful revenue. Any delays in developing and releasing new or enhanced products could cause us to lose revenue opportunities and customers. Any technical flaws in product releases could diminish the innovative impact of our products and have a negative effect on customer adoption and our reputation. If we fail to introduce new products that meet the demands of our customers or target markets or do not achieve market acceptance, or if we fail to penetrate new markets, our revenue will not increase over time and our operating results and competitive position would suffer.
Computer malware, viruses, hacking and phishing attacks could harm our business and results of operations.
Computer malware, viruses, and computer hacking and phishing attacks have become more prevalent in our industry and may occur on our systems in the future. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security, and availability of our products and technical infrastructure to the satisfaction of our users may harm our reputation and our ability to attract and retain customers.
Our operating expenses will increase as we make further expenditures to enhance and expand our operations in order to support additional growth in our business.
Historically, we limited our investment in infrastructure; however, in the future we expect our infrastructure investments to increase substantially to support our anticipated growth. We intend to make additional investments in systems and personnel in order to expand our business and continue to expand our operations to support anticipated growth in our business. In addition, we may determine the need in the future to make changes to our sales model, which changes may result in higher selling, general and administrative expenses as a percentage of our revenues. As a result of these factors, we expect our operating expenses to increase.
If we do not effectively manage changes in our business, these changes could place a significant strain on our management and operations.
Our ability to grow successfully requires an effective planning and management process. The expansion and growth of our business could place a significant strain on our management systems, infrastructure and other resources. To manage our growth successfully, we must continue to improve and expand our systems and infrastructure in a timely and efficient manner. Our controls, systems, procedures and resources may not be adequate to support a changing and growing company. If our management fails to respond effectively to changes and growth in our business, including acquisitions, this could have a material adverse effect on our business, financial condition, results of operations and future prospects.
If our estimates relating to our critical accounting policies are based on assumptions or judgments that change or prove to be incorrect, our operating results could fall below expectations of securities analysts and investors, resulting in a decline in our stock price.
The preparation of financial statements in conformity with U.S. GAAP requires our management to make estimates, assumptions and judgments that affect the amounts reported in the financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue and expenses that are not readily apparent from other sources. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of financial analysts and investors, resulting in a decline in our stock price. Significant assumptions and estimates used in preparing our financial statements include those related to revenue recognition, inventory, product warranties, allowance for doubtful accounts, stock-based compensation expense, capitalization of intangible assets, impairment of long-lived assets and income taxes.
Our exposure to the credit risks of our customers may make it difficult to collect accounts receivable and could adversely affect our operating results and financial condition.
In the course of our sales to customers, we may encounter difficulty collecting accounts receivable and could be exposed to risks associated with uncollectible accounts receivable. Economic conditions may impact some of our customers’ ability to pay their accounts payable. While we will attempt to monitor these situations carefully and attempt to take appropriate measures to collect accounts receivable balances, we have written down accounts receivable and written off doubtful accounts in prior periods and may be unable to avoid accounts receivable write-downs or write-offs of doubtful accounts in the future. Such write-downs or write-offs could negatively affect our operating results for the period in which they occur.
Demand for our defense-related products and products for emergency response services depends on government spending.
The U.S. military market is largely dependent upon government budgets, particularly the defense budget. The funding of government programs is subject to Congressional appropriation. Although multi-year contracts may be authorized in connection with major procurements, Congress generally appropriates funds on a fiscal year basis even though a program may be expected to continue for several years. Consequently, programs are often only partially funded and additional funds are committed only as Congress makes further appropriations. No assurance can be given that an increase in defense spending will be allocated to programs that would benefit our business. A decrease in levels of defense spending or the government’s termination of, or failure to fully fund, one or more of the contracts for which our products may be utilized could have a material adverse effect on our financial position and results of operations.
In addition, the sale of our products to local municipalities for emergency response services depends on government spending allocated to such areas. There can be no assurance that government spending will be allocated to emergency response services at a level that would benefit our business. A decrease in levels of government spending for emergency response services, or the government’s termination of, or failure to fully fund, one or more of the contracts for which our products may be utilized with respect to emergency response services, could have a material adverse effect on our financial position and results of operations.
Our failure to obtain and maintain required certifications could impair our ability to bid on defense contracts.
In order for us to participate in certain government programs we could be required to obtain and maintain quality certification and certain standards for Department of Defense wireless security such as certification by the Joint Interoperability and Test Command (JITC) and to meet production standards in order to be eligible to bid on government contracts. If we fail to maintain these certifications or any additional certification which may be required, we will be ineligible to bid for contracts which may impair our financial operations and consequently, our ability to continue in business.
Regulation of the telecommunications industry could harm our operating results and future prospects.
The traditional telecommunications industry is highly regulated, and our business and financial condition could be adversely affected by changes in regulations relating to the Internet telecommunications industry. Currently, there are few laws or regulations that apply directly to access to or commerce on IP networks, but future regulations could include sales taxes and tariffs in previously unregulated areas and provider access charges. We could be adversely affected by regulation of IP networks and commerce in any country where we market equipment and services to service or content providers. Regulations governing the range of services and business models that can be offered by service providers or content providers could adversely affect those customers’ needs for products designed to enable a wide range of such services or business models. For instance, the U.S. Federal Communications Commission has issued regulations governing aspects of fixed broadband networks and wireless networks. These regulations might impact service provider and content provider business models and as such, providers’ needs for Internet telecommunications equipment and services. In addition, many jurisdictions are evaluating or implementing regulations relating to cyber security, privacy and data protection, which could affect the market and requirements for networking and security equipment.
In addition, environmental regulations relevant to electronic equipment manufacturing or operations may impact our business and financial condition adversely. For instance, the European Union has adopted regulations on Electronic waste, e-waste, e-scrap, or waste electrical and electronic equipment (“WEEE”), Restriction of the Use of Certain Hazardous Substances (“ROHS”) and Registration, Evaluation, Authorisation and Restriction of Chemical substances (“REACH”). Furthermore, some governments have regulations prohibiting government entities from purchasing security products that do not meet specified indigenous certification criteria even though those criteria may be in conflict with accepted international standards. Similar regulations are in effect or under consideration in several jurisdictions where we do business.
The adoption and implementation of such regulations could decrease demand for our products, increase the cost of building and selling our products and impact our ability to ship products into affected areas and recognize revenue in a timely manner. Any of these impacts could have a material adverse effect on our business, financial condition, and results of operations.
As an emerging growth company as defined in the JOBS Act, we will utilize certain modified disclosure requirements, and we cannot be certain if these reduced requirements will make our common stock less attractive to investors.
We are an emerging growth company as defined in the JOBS Act. We have in this prospectus utilized, and we plan in future filings with the SEC to continue to utilize, the modified disclosure requirements available to emerging growth companies, including reduced disclosure about our executive compensation and omission of compensation discussion and analysis, and an exemption from the requirement of holding a nonbinding advisory vote on executive compensation. In addition, we will not be subject to certain requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the additional testing of our internal control over financial reporting as may occur when outside auditors attest as to our internal control over financial reporting. As a result, our stockholders may not have access to certain information they may deem important.
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to utilize this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards as they become applicable to public companies. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.
We could remain an emerging growth company for up to five years, or until the earliest of  (i) the last day of the first fiscal year in which our annual gross revenue exceeds $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.
We have not engaged our independent registered public accounting firm to perform an audit of our internal control over financial reporting as of any balance sheet date or for any period reported in our financial statements. Had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional material weaknesses may have been identified. For so long as we qualify as an emerging growth company under the JOBS Act, which may be up to five years following this offering, we will not have to provide an auditor’s attestation report on our internal controls in future annual reports on Form 10-K as otherwise required by Section 404(b) of the Sarbanes-Oxley Act. During the course of the evaluation, documentation or attestation, we or our independent registered public accounting firm may identify weaknesses and deficiencies that we may not otherwise identify in a timely manner or at all as a result of the deferred implementation of this additional level of review.
Risks Relating to Our Industry
Our industry is subject to rapid technological change, and we must make substantial investments in new products, services and technologies to compete successfully.
New technological innovations generally require a substantial investment before they are commercially viable. We intend to continue to make substantial investments in developing new products and technologies, and it is possible that our development efforts will not be successful and that our new technologies will not result in meaningful revenues. Our future success will depend on our ability to continue to develop and introduce new products, technologies and enhancements on a timely basis. Our future success will also depend on our ability to keep pace with technological developments, protect our intellectual property, satisfy customer requirements, meet customer expectations, price our products and services competitively and achieve market acceptance. The introduction of products embodying new technologies and the emergence of new industry standards could render our existing products and technologies, and products and technologies currently under development, obsolete and unmarketable. If we fail to anticipate or respond adequately to technological developments or customer requirements, or experience any significant delays in development, introduction or shipment of our products and technologies in commercial quantities, demand for our products and our customers’ and licensees’ products that use our technologies could decrease, and our competitive position could be damaged.
We may be subject to infringement claims in the future.
We may be unaware of filed patent applications and issued patents that could include claims covering our products. Parties making claims of infringement may be able to obtain injunctive or other equitable relief that could effectively block our ability to sell or supply our products or license our technology and could cause us to pay substantial royalties, licensing fees or damages. The defense of any lawsuit could divert management’s efforts and attention from ordinary business operations and result in time-consuming and expensive litigation, regardless of the merits of such claims. These outcomes may (i) require us to stop selling products or using technology that contains the allegedly infringing intellectual property; (ii) require us to redesign those products that contain the allegedly infringing intellectual property; (iii) require us to pay substantial damages to the party whose intellectual property rights we may be found to be infringing; (iv) result in the loss of existing customers or prohibit the acquisition of new customers; (v) cause us to attempt to obtain a license to the relevant intellectual property from third parties, which may not be available on reasonable terms or at all; (vi) materially and adversely affect our brand in the market place and cause a substantial loss of goodwill; (vii) cause our stock price to decline significantly; (viii) materially and adversely affect our liquidity, including our ability to pay debts and other obligations as they become due; or (ix) lead to our bankruptcy or liquidation.
Our industry is highly competitive and we may not be able to compete effectively.
The communications industry is highly competitive, rapidly evolving, and subject to constant technological change. We expect that new competitors are likely to join existing competitors. Many of our competitors may be larger and have greater financial, technical, operational, marketing and other resources and experience than we do. In the event that a competitor expends significant resources we may not be able to successfully compete. In addition, the pace of technological change makes it impossible for us to predict whether we will face new competitors using different technologies to provide products. If our competitors were to provide better and more cost effective products than our products we may not be able to capture any significant market share.

Regulation of Voice over Internet Protocol (“VoIP”) services is developing and therefore uncertain and future legislative, regulatory or judicial actions could adversely affect our business.
VoIP services have developed in an environment largely free from government regulation. However, the United States and other countries have begun to assert regulatory authority over VoIP and are continuing to evaluate how VoIP will be regulated in the future. Both the application of existing rules to us and our prospective customers and the effects of future regulatory developments are uncertain. Future legislative, judicial or other regulatory actions could have a negative effect on our business. In addition, future regulatory developments could increase our cost of doing business and limit its growth.
Changes in current laws or regulations or the imposition of new laws or regulations could impede the sale of our products or otherwise harm our business.
Although our legacy technology is designed to be frequency agnostic (i.e., capable of operating at any frequency) our legacy products are being designed to be optimized for operation in the 902 – 928 MHz band, which is presently a spectrum that is not licensed in the United States. Changes in current laws or regulations or the imposition of new laws and regulations in the United States or elsewhere regarding the usage of unlicensed spectrum may materially and adversely impact our future prospects, the viability of our current business model, our expectations for future sales of our products and our business, financial condition and results of operations.
New regulations or standards or changes in existing regulations or standards in the United States or internationally related to our products may result in unanticipated costs or liabilities, which could have a material adverse effect on our business, results of operations and future sales, and could place additional burdens on the operations of our business.
Our products may be subject to governmental regulations in a variety of jurisdictions. In order to achieve and maintain market acceptance, our technology and products will have to comply with these regulations as well as a significant number of industry standards. In the United States, our technology and products will have to comply with various regulations defined by the Federal Communications Commission, (“FCC”), and others. We may also have to comply with similar international regulations. For example, our wireless communication products operate through the transmission of radio signals, and radio emissions are subject to regulation in the United States and in other countries in which we intend to do business. In the United States, various federal agencies including the Center for Devices and Radiological Health of the Food and Drug Administration, the FCC, the Occupational Safety and Health Administration and various state agencies have promulgated regulations that concern the use of radio/electromagnetic emissions standards. Member countries of the European Union have enacted similar standards concerning electrical safety and electromagnetic compatibility and emissions, and chemical substances and use standards.
As these regulations and standards evolve, and if new regulations or standards are implemented, we may be required to modify our technology or products or develop and support new versions of our technology or products, and our compliance with these regulations and standards may become more burdensome. The failure of technology or our products to comply, or delays in compliance, with the various existing and evolving industry regulations and standards could prevent or delay introduction of our technology or products, which could harm our business. End-customer uncertainty regarding future policies may also affect demand for communications products, including our products. Moreover, channel partners or end-customers may require us, or we may otherwise deem it necessary or advisable, to alter our technology or products to address actual or anticipated changes in the regulatory environment. Our inability to alter our technology or products to address these requirements and any regulatory changes may have a material adverse effect on our business, operating results and financial condition.
Compliance with environmental, health and safety laws and regulations, including new regulations requiring higher standards, may increase our costs, limit our ability to utilize supply chains, and force design changes to our products.
Our operations are subject to a variety of environmental, health and safety laws and regulations and equivalent local, state, and regulatory agencies in each of the jurisdictions in which we currently operate or may operate in the future. The manufacturing of our products uses substances regulated under various federal, state, local laws and regulations governing the environment and worker health and safety. If we, including any contract manufacturers that we may employ, do not comply with these laws including any new regulations, such non-compliance could reduce the net realizable value of our products, which would result in an immediate charge to our income statements. Our non-compliance with such laws could also negatively impact our operations and financial position as a result of fines, penalties that may be imposed on us, and increase the cost of mandated remediation or delays to any contract manufacturers we may utilize, thus we may suffer a loss of revenues, be unable to sell our products in certain markets and/or countries, be subject to penalties and enforced fees and/or suffer a competitive disadvantage. Costs to comply with current laws and regulations and/or similar future laws and regulations, if applicable, could include costs associated with modifying our products, recycling and other waste processing costs, legal and regulatory costs and insurance costs. We cannot assure you that the costs to comply with these new laws or with current and future environmental and worker health and safety laws will not have a material adverse effect on our business, operating results and financial condition.
Governmental regulations affecting the import or export of products or affecting products containing encryption capabilities could negatively affect our revenues.
The United States and various foreign governments have imposed controls, export license requirements, and restrictions on the import or export of some technologies, especially encryption technology. In addition, from time to time, governmental agencies have proposed additional regulation of encryption technology, such as requiring certification, notifications, review of source code, or the escrow and governmental recovery of private encryption keys. For example, Russia and China recently have implemented new requirements relating to products containing encryption and India has imposed special warranty and other obligations associated with technology deemed critical. Governmental regulation of encryption or IP networking technology and regulation of imports or exports, or our failure to obtain required import or export approval for our products, could harm our international and domestic sales prospects and adversely affect our revenue expectation. In addition, failure to comply with such regulations could result in penalties, costs, and restrictions on import or export privileges or adversely affect sales to government agencies or government funded projects.
If wireless devices pose safety risks, we may be subject to new regulations, and demand for our products and those of our licensees and customers may decrease.
Concerns over the effects of radio frequency emissions, even if unfounded, may have the effect of discouraging the use of wireless devices, which may decrease demand for our products and those of our licensees and customers. In recent years, the FCC and foreign regulatory agencies have updated the guidelines and methods they use for evaluating radio frequency emissions from radio equipment, including wireless phones and other wireless devices. In addition, interest groups have requested that the FCC investigate claims that wireless communication technologies pose health concerns and cause interference with airbags, hearing aids and medical devices. Concerns have also been expressed over the possibility of safety risks due to a lack of attention associated with the use of wireless devices while driving. Any legislation that may be adopted in response to these expressions of concern could reduce demand for our products and those of our licensees and customers in the United States as well as foreign countries.
Risks Relating to our Common Stock and this Offering
Exercise of options or warrants or conversion of convertible securities may have a dilutive effect on your percentage ownership and may result in a dilution of your voting power and an increase in the number of shares of common stock eligible for future resale in the public market, which may negatively impact the trading price of our shares of common stock.
The exercise or conversion of some or all of our outstanding options, warrants, or convertible securities could result in significant dilution in the percentage ownership interest of investors in this offering and in the percentage ownership interest of our existing common stockholders and in a significant dilution of voting rights and earnings per share.
As of October 17, 2017, we have outstanding warrants to purchase up to 8,695,273 shares of our common stock at a weighted exercise price of  $5.73 per share.

Additionally, the issuance of up to 6,270,500 shares of common stock upon exercise of stock options outstanding under our stock incentive plans will further dilute our stockholders’ voting interests. To the extent options and/or warrants and/or conversion rights are exercised, additional shares of common stock will be issued, and such issuance will dilute stockholders.
In addition to the dilutive effects described above, the exercise of those securities would lead to an increase in the number of shares of common stock eligible for resale in the public market. Sales of substantial numbers of such shares of common stock in the public market could adversely affect the market price of our shares of common stock. Substantial dilution and/or a substantial increase in the number of shares of common stock available for future resale may negatively impact the trading price of our shares of common stock.
We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute your ownership. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our shares of common stock.
We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure, may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our common stock. Any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our common stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of common stock. We cannot be certain how the repayment of those promissory notes will be funded and we may issue further equity or debt in order to raise funds to repay the promissory notes, including funding that may be highly dilutive. The holders of any securities or instruments we may issue may have rights superior to the rights of our common stockholders. If we experience dilution from the issuance of additional securities and we grant superior rights to new securities over common stockholders, it may negatively impact the trading price of our shares of common stock and you may lose all or part of your investment.
The market price of our shares of Common Stock is particularly volatile given our status as a relatively unknown company with a generally small and thinly traded public float and lack of profits, which could lead to wide fluctuations in our share price. You may be unable to sell your shares of common stock at or above your purchase price, which may result in substantial losses to you.
The market for our shares of common stock is characterized by significant price volatility when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats, and we expect that our share price will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in our share price is attributable to a number of factors, including the fact that our shares are thinly traded relative to larger, more established companies. The price for our shares of Common Stock could, for example, decline precipitously in the event that a large number of our shares of common stock are sold on the market without commensurate demand. In addition, because we we may be considered a speculative or “risky” investment due to our lack of profits to date, certain investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares of common stock on the market more quickly and at greater discounts, thus resulting in a rapid downward decline in the price of our Common Stock. Many of these factors are beyond our control and may decrease the market price of our shares of common stock, regardless of our operating performance.
The market price of our common stock is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares of common stock at or above the price at which you acquired them.
The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:
• variations in our revenues and operating expenses;

• actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our common stock, other comparable companies or our industry generally;
• market conditions in our industry, the industries of our customers and the economy as a whole;
• actual or expected changes in our growth rates or our competitors’ growth rates;
• developments in the financial markets and worldwide or regional economies;
• announcements of innovations or new products or services by us or our competitors;
• announcements by the government relating to regulations that govern our industry;
• sales of our common stock or other securities by us or in the open market;
• changes in the market valuations of other comparable companies; and
• we may fail to meet publicly announced financial guidance or other expectations about our business.
In addition, if the market for technology stocks or the stock market in general experiences loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our shares of common stock might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.
Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our common stock.
Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could delay or prevent a change in control of our Company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:
• authorizing the Board of Directors to issue, without stockholder approval, preferred stock with rights senior to those of our common stock;
• limiting the persons who may call special meetings of stockholders; and
• requiring advance notification of stockholder nominations and proposals.
In addition, the provisions of Section 203 of the Delaware General Corporation Law govern us. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a certain period of time without the consent of our Board of Directors.
These and other provisions in our amended and restated certificate of incorporation and our amended and restated bylaws and under Delaware law could discourage potential takeover attempts, reduce the price that investors might be willing to pay in the future for shares of our common stock and result in the market price of our common stock being lower than it would be without these provisions.
If we are not able to comply with the applicable continued listing requirements or standards of NASDAQ, NASDAQ could delist our common stock.
Our common stock is currently listed on NASDAQ. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards.

In the event that our common stock is delisted from NASDAQ and is not eligible for quotation on another market or exchange, trading of our common stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our common stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.
In the event that our common stock is delisted from NASDAQ, U.S. broker-dealers may be discouraged from effecting transactions in shares of our common stock because they may be considered penny stocks and thus be subject to the penny stock rules.
The SEC has adopted a number of rules to regulate “penny stock” that restrict transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares of common stock have in the past constituted, and may again in the future constitute, “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our common stock, which could severely limit the market liquidity of such shares of common stock and impede their sale in the secondary market.
A U.S. broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of  $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.
Stockholders should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.
We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

We have not paid dividends in the past and do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation in the value of our common stock.
We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends on our shares of common stock in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. To the extent we do not pay dividends, our shares of common stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur. In addition, investors must rely on sales of their common stock after price appreciation as the only way to realize their investment, and if the price of our common stock does not appreciate, then there will be no return on investment. Investors seeking cash dividends should not purchase our common stock.
If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our common stock adversely, our share price and trading volume could decline.
The trading market for our shares of common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common stock price or trading volume to decline.
The requirements of being a U.S. public company may strain our resources and divert management’s attention.
As a U.S. public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of NASDAQ, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results.
As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition is more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert resources of our management and harm our business and operating results.
We acknowledge material weaknesses in the controls and procedures of our financial reporting and may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations, including timeliness, or result in material misstatements of our financial statements. If we continue to fail to remediate our material weaknesses or if we fail to implement effective controls and procedures for our financial reporting, our ability to accurately and timely report our financial results could be adversely affected, which likely would adversely affect the value of our common stock.
Our management has previously identified material weaknesses in our internal control over financial reporting as a result of the lack of corporate accounting personnel necessary to maintain adequate segregation of duties, insufficient resources to hire additional accounting personnel with the requisite knowledge of U.S. GAAP, and not properly performing an effective risk assessment or monitoring of our internal controls over financial reporting. As of June 30, 2017, we concluded that certain of these weaknesses continued to exist.
During fiscal years 2016 and 2017, the Company has made substantial progress to eliminate the material weakness as it relates to segregation of duties through the hiring of an SEC reporting consultant to support the VP of Finance, the acquisition of accounting personnel in the IMT acquisition in January 2016 and Vislink in February 2017 and recent hiring of additional accounting personnel who are able to assist in supporting the Company’s accounting department. With the addition of these added resources, the Company believes it has eliminated the material weakness as it relates to its segregation of duties. The Company is continuing to further remediate its remaining material weaknesses as its resources permit it to.
A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our internal control systems to prevent error or fraud could materially adversely impact us, could lead to restatements of our financial statements and investors not being able to rely on the completeness and accuracy of the financial information contained in our filings with the SEC, and could potentially subject us to sanctions or investigations by the SEC or other regulatory authorities or stockholder litigation. Any such failure could also cause investors to lose confidence in our reported financial information or our ongoing ability to meet SEC filing deadlines, which likely would adversely affect the value of our common stock and severely limit or even eliminate the prospects for our success in obtaining new capital.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, including the sections entitled “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”, contains forward-looking statements that include information relating to future events, future financial performance, strategies, expectations, our competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new products or services; our statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and similar expressions, as well as similar statements in the future tense, identify forward-looking statements.
Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements.
Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

AUGUST 2017 PRIVATE PLACEMENT
On August 15, 2017, the Company entered into a placement agency agreement (the “Placement Agency Agreement”) with Aegis Capital Corp. (the “Placement Agent”) under which the Placement Agent agreed to serve as the sole placement agent, on a “reasonable best efforts” basis, in connection with the registered direct public offering (the “Registered Direct Offering”) of an aggregate of 1,560,978 shares of the Company’s common stock, par value $0.00001 per share (the “Shares”). Also on August 15, 2017, to effect the Registered Direct Offering, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors named in the signature pages thereto (the “Investors”) under which we agreed to issue and sell the Shares directly to the Investors. The Shares are being offered at a price of  $2.05 per share.
In a concurrent private placement (the “August 2017 Private Placement”; together with the Registered Direct Offering, the “Offering”), we are also selling to the Investors, for no additional consideration, a warrant (each an “Investor Warrant” and collectively, the “Investor Warrants”) to purchase 0.50 of a share of common stock for each Share purchased for cash in the Offering., for an aggregate amount of Investor Warrants to purchase 780,489 shares of our common stock. The August 2017 Private Placement closed on August 18, 2017.
Each Investor Warrant is exercisable beginning on August 15, 2017 (the “Initial Exercise Date”), at an exercise price of  $2.50 per share, and may be exercised for a period of five (5) years from the Initial Exercise Date. Subject to limited exceptions, a holder of Investor Warrants will not have the right to exercise any portion of its Investor Warrants if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise, or the beneficial ownership limitation; provided, however, that upon 61 days’ prior notice to the Company, the holder may increase or decrease the beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99%.
The exercise price and number of shares of common stock issuable upon the exercise of the Investor Warrants is subject to adjustment in the event of any stock dividend and split, reverse stock split, recapitalization, reorganization or similar transaction, as described in the Investor Warrants.
If, at any time while the Investor Warrants are outstanding, (A) we, directly or indirectly, in one or more related transactions, enters into a Fundamental Transaction (as defined in the Investor Warrants), then each holder shall have the right thereafter to receive, upon exercise of an Investor Warrant, the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such Fundamental Transaction if the holder had been, immediately prior to such Fundamental Transaction, the holder of the number of shares of common stock then issuable upon exercise of the Investor Warrants. Any successor to us, surviving entity or the corporation purchasing or otherwise acquiring such assets shall assume the obligation to deliver to the holder such alternate consideration, and the other obligations, under the Investor Warrants.
After the Initial Exercise Date, if and only if there is no effective registration statement registering, or no current prospectus available for, the resale of the shares of common stock issuable upon exercise of the Investor Warrants, the purchasers may exercise the Investor Warrants by means of a “cashless exercise.”

SCHMITT WARRANT
In October 2016, the Board of Directors agreed to issue to George Schmitt, the Company’s Chairman and Chief Executive Officer, a warrant to purchase 20,833 shares of common stock.
The Schmitt Warrant is exercisable beginning on October 26, 2016, at an exercise price of  $8.40 per share, and may be exercised for a period of five (5) years from October 26, 2016. Subject to limited exceptions, Schmitt will not have the right to exercise any portion of the Schmitt Warrant if Schmitt, together with his affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise, or the beneficial ownership limitation; provided, however, that upon 61 days’ prior notice to the Company, Schmitt may increase or decrease the beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99%.
The exercise price and number of shares of common stock issuable upon the exercise of the Schmitt Warrant is subject to adjustment in the event of any stock dividend and split, reverse stock split, recapitalization, reorganization or similar transaction, as described in the Schmitt Warrant.

MBTH TRANSACTIONS
On April 29, 2014, the Company entered into a management agreement (the “Management Agreement”) with MB Technology Holdings, LLC (“MBTH”), pursuant to which MBTH agreed to provide certain management and financial services to the Company for a monthly fee of  $25,000. The Management Agreement was effective January 1, 2014.
The Company has agreed to award MBTH a 3% cash success fee if MBTH arranges financing for the Company, arranges a merger, consolidation or sale by the Company of substantially all of the assets. On February 24, 2015, MBTH invoiced the Company for $700,000 in fees associated with equity financings that had occurred through April 16, 2014 at a rate of 3% per financing less certain discounts. During the year ended December 31, 2016, the Board approved an additional $115,000 fee to be paid to MBTH as consideration for additional efforts provided by MBTH in connection with the Company’s financing and acquisition efforts. In addition, during the quarter ended March 31, 2017, the Company’s Board of Directors approved an additional $27,000 fee to be paid to MBTH as consideration for additional efforts provided by MBTH in connection with the Company’s financing and acquisition efforts.
On November 29, 2016, the Company and MBTH entered into an acquisition services agreement (the “M&A Services Agreement”; and together with the Management Agreement, the “MBTH Agreements”) pursuant to which the Company engaged MBTH to provide services in connection with merger and acquisition searches, negotiating and structuring deal terms and other related services. The M&A Services Agreement incorporates by reference the terms of the Management Agreement, as well as the Company’s agreement with MBTH on January 12, 2013, to pay MBTH a 3% success fee (the “3% Success Fee”) on any financing arranged for the Company, merger or consolidation of the Company or sale by the Company of substantially all of its assets. The M&A Services Agreement has the following additional terms, including: payment of a fee equal to the greater of  $250,000 or 8% of the total acquisition price (the ‘‘Acquisition Fee’’); payment of a due diligence fee of  $250,000 only on successfully closed transactions in warrants convertible into the Company’s Common Stock; a case-by-case 3% fee related to any future acquisition where the fee may be greater than $1 million; and fees related to valuation gains driven by MBTH on behalf of the Company.
In addition, the MBTH Agreements provide MBTH with the option to convert up to 50% of its fees into shares of common stock, so long as the receivable remains outstanding. The conversion price will be the lower of 110% of the price of the common stock on the day of closing of a transaction or the price of equity securities offered in connection with any acquisition financing. If MBTH converts at least 25% of its fees, then the Company agrees to register all shares of common stock held by MBTH.
Additionally, if MBTH’s services assist the Company in achieving forward sales of at least $50 million via acquisitions, then the Company agrees to offer MBTH a three (3) year option to acquire up to 25% of the shares of common stock outstanding after such issuance. The price per share of common stock will be 125% of the price of the common stock on the day the option is exercised.
On February 16, 2017, the Board amended the terms of the Block Purchase Option in the M&A Services Agreement to allow MBTH the option to acquire 25% of the fully diluted outstanding shares of common stock and warrants of the Company at a price of  $2.10 per share and for a five (5)-year term. There has been no impact on the results from operations since the certainty of the performance condition is not known.
The Company accrued an additional $1,480,000 in acquisition fees during the quarter ending March 31, 2017, in connection with the acquisition of Vislink as per the M&A Services Agreement. The $1,480,000 represents 8% of the acquisition price.
The Company accrued an additional $777,000 in fees as 5% of the Bargain Purchase Gain during the quarter ending June 30, 2017, in connection with the acquisition of Vislink as per the M&A Services Agreement. The $777,000 represents 5% of the Bargain Purchase Gain of  $15,530,000 after an independent, external advisor valued the acquisition.
The M&A Services Agreement is effective as of November 1, 2016 and automatically renews annually, unless earlier terminated by the Company or MBTH upon thirty (30) days’ written notice.

On March 3, 2016, our Board approved the issuance of up to $300,000 in shares of common stock to MBTH as compensation for financial services in connection with our acquisition of Integrated Microwave Technologies LLC (“IMT”). Such shares of common stock were to be issued to MBTH in an initial tranche in the amount of  $150,000 on March 15, 2016, and a second tranche to MBTH of up to $150,000 in shares of common stock if IMT achieved certain performance goals by December 31, 2016. On August 10, 2016, the disinterested members of our Board, believing it to be in the best interest of the Company, resolved to pay the award in cash instead of shares of common stock.
During the year ended December 31, 2016, the Company issued 49,712 shares of common stock to MBTH in settlement of amounts due of  $364,000. In addition, during the year ended December 31, 2016, the Company repaid $655,000 in amounts due to MBTH in cash. On February 24, 2015, the Company issued 3,326 shares of common stock to MBTH in consideration of settling $1,756,098 in amounts due to related parties at a price of  $528 per share.
Additionally, MBTH may convert the $250,000 due to related party balance into 154,321 shares of common stock by means of a warrant.

RESTRICTED STOCKHOLDERS’ TRANSACTIONS
Benjamin H. Dickens Jr.
Since 2013, Benjamin H. Dickens, Jr. has received shares of common stock as quarterly compensation for services rendered as general counsel to the Company. We are registering 137 of such shares in this prospectus.
Gary Cuccio
Since July 2013, Gary Cuccio has received shares of common stock as compensation for his services as a member of the Board of Directors of the Company. We are registering 7,823 of such shares in this prospectus.
Gerald J. Duffy
Since 2013, Gerald J. Duffy has received shares of common stock as quarterly compensation for services rendered as counsel to the Company. We are registering 188 of such shares in this prospectus.
Harold Mordkofsky and Barbara C. Mordkofsky (Joint Tenants)
Since 2013, Harold Mordkofsky has received shares of common stock as quarterly compensation for services rendered as counsel to the Company. We are registering 142 of such shares which Mr. Mordkofsky owns through joint tenancy with his wife, Barbara C. Mordkofsky has received 142.
Jerry O’Brien and Nancy Anderson (Joint Tenants)
Jerry O’Brien, a former employee, received shares of common stock as partial compensation during his tenure as an employee of the Company. We are registering 183 of such shares, which he owns through a joint tenancy with his wife, Nancy Anderson.
John A. Prendergast
Since 2013, John A. Prendergast has received shares of common stock as quarterly compensation for services rendered as counsel to the Company. We are registering 138 of such shares in this prospectus.
Kenneth Hoffman
Since July 2013, Kenneth Hoffman has received shares of common stock as compensation for his services as a member of the Board of Directors of the Company. We are registering 7,300 of such shares in this prospectus.
Louis T. Fiore
Louis T. Fiore received 7,651 shares of common stock as compensation for his services rendered as a consultant to the Company, which shares are being registered under this prospectus.
Raymond Sidney
Since July 2013, Raymond Sidney has received shares of common stock as compensation for his services as a member of the Board of Directors of the Company. We are registering 7,295 of such shares in this prospectus.

USE OF PROCEEDS
The Selling Securityholders will receive all of the proceeds from the sale of shares of common stock under this prospectus. We will not receive any proceeds from these sales. To the extent we receive proceeds from the exercise of warrants held by the Selling Securityholders, we will use those proceeds for general working capital purposes.
See “Plan of Distribution” elsewhere in this prospectus for more information.

SELLING SECURITYHOLDERS
This prospectus covers the offering of up to 1,101,181 shares of Common Stock being offered by the Selling Securityholders, which includes Common Stock acquirable upon the exercise of certain outstanding warrants held by the Selling Securityholders as described herein. We are registering the shares of common stock in order to permit the Selling Securityholders to offer their shares of common stock for resale from time to time.
The table below lists the Selling Securityholders and other information regarding the “beneficial ownership” of the shares of Common Stock by the Selling Securityholders. In accordance with Rule 13d-3 of the Exchange Act, “beneficial ownership” includes any shares of common stock as to which the Selling Securityholders have sole or shared voting power or investment power and any shares of common stock the Selling Securityholders have the right to acquire within sixty (60) days (including shares of common stock issuable pursuant to convertible notes currently convertible or exercisable, or convertible or exercisable within sixty (60) days), and upon exercise of the Investor Warrants, and the Schmitt Warrant, and the MBTH Warrants currently exercisable or exercisable within sixty (60) days).
The second column indicates the number of shares of Common Stock beneficially owned by the Selling Securityholders, based on its ownership as of October 17, 2017. The second column also assumes exercise of all the MBTH Warrants and the Investor Warrants held by the Selling Securityholders on October 17, 2017, without regard to any limitations on exercise described in this prospectus or in such Investor Warrants, Schmitt Warrant, and MBTH Warrants.
The third column lists the shares of common stock being offered by this prospectus by the Selling Securityholders. Such aggregate amount of common stock does not take into account any applicable limitations on exercise of the Investor Warrants, the Schmitt Warrant, and the MBTH Warrants.
This prospectus covers the resale of  (i) all of the shares of common stock issued and issuable upon exercise of the Investor Warrants, (ii) any additional shares of common stock issued and issuable in connection with the Investor Warrants (in each case without giving effect to any limitations on exercise set forth in the Investor Warrants, (iii) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the Investor Warrants, (iv) all of the shares of common stock issued and issuable upon exercise of the Schmitt Warrants, (v) any additional shares of common stock issued and issuable in connection with the Schmitt Warrant (in each case without giving effect to any limitations on exercise set forth in the Investor Warrants, (vi) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the Schmitt Warrant, (vii) all of the shares of common stock issued and issuable under the MBTH Agreements, (viii) all of the shares of common stock issued and issuable upon exercise of the MBTH Warrants, (ix) any additional shares of common stock issued and issuable in connection with the MBTH Warrants (in each case without giving effect to any limitations on exercise set forth in the MBTH Warrants, (x) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the MBTH Warrants, and (xi) all of the shares of common stock issued and issuable under the Restricted Stockholders’ Transactions. Because the exercised price of the Investor Warrants, the Schmitt Warrant, and the MBTH Warrants may be adjusted, the number of shares of common stock that will actually be issued upon exercise of the Investor Warrants, the Schmitt Warrant, and the MBTH Warrants may be more or less than the number of shares of common stock being offered by this prospectus. The Selling Securityholders can offer all, some or none of its shares of common stock, thus we have no way of determining the number of shares of common stock it will hold after this offering. Therefore, the fourth and fifth columns assume that the Selling Securityholders will sell all shares of common stock covered by this prospectus. See “Plan of Distribution.”
Each of the Selling Securityholders identified below has confirmed to us that it is not a broker-dealer or an affiliate of a broker-dealer within the meaning of United States federal securities laws.

Name of Selling Securityholder	Number of Shares of Common Stock Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(2)	Number of Shares of Common Stock Owned After Offering	Percentage Beneficially Owned After Offering(2)
Anson Investments Master Fund LP(3)	2,427,013	260,163	2,166,850	9.99%(17)
Benjamin H. Dickens Jr. (4)	137	137	—	—
Gary Cuccio(5)	12,505	7,283	5,222	*
George Schmitt (6)	503,316	29,315	474,001	3.26%
Gerald J. Duffy(7)	138	138	—	—
Harold Mordkofsky and Barbara C. Mordkofsky (Joint Tenants)(8)	142	142	—	—
Intracoastal Capital (9)	1,330,797	260,163	1,070,634	7.36%(17)
Iroquois Capital Investment Group LLC(10)	335,667	78,000	257,667	1.77%
Iroquois Master Fund, Ltd.(11)	882,908	182,163	700,745	4.82%(17)
Jerry O’Brien and Nancy Anderson (Joint Tenants)	283	283	—	—
John A. Prendergast(12)	138	138	—	—
Kenneth Hoffman(13)	12,484	7,300	5,184	*
Louis T. Fiore	9,572	7,651	1,921	*
MBTH(14)	164,717	164,717	—	—
Raymond Sidney(15)	11,714	7,295	4,419	*
Treco International SA(16)	96,293	96,293	—	—
TOTAL	5,787,824	1,101,181	4,686,643	32.21%

*
Less than 1%

(1)
Beneficial ownership includes shares of Common Stock as to which a person or group has sole or shared voting power or dispositive power. Shares of common stock registered hereunder, as well as shares of common stock subject to options, warrants or other convertible securities that are exercisable or convertible currently or within 60 days of October 17, 2017, are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person or group holding such shares of common stock, options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person.

(2)
Percentages are based on 14,551,182 shares of common stock outstanding as of October 17, 2017.

(3)
Voting and investment power over the shares held by Anson Investments Master Fund LP is exercised by the co-investment advisors to Anson Investments Master Fund LP. The co-investment advisors of Anson Investments Master Fund LP consist of Anson Advisors Inc. and Anson Funds Management LP. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Adam Spears are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Spears each disclaim beneficial ownership of these shares. The principal business address for this selling securityholder is: 190 Elgin Ave; George Town, Grand Cayman. Ownership prior to completion of the offering includes warrants to purchase up to 2,166,850 shares of Common Stock relating to prior financings.

(4)
Mr. Dickens is our General Counsel. He is also a partner at the law firm Blooston, Mordkofsky, Dickens, Duffy & Prendergast, LLP

(5)
Mr. Cuccio is a director and chairman of our Audit Committee.

(6)
Mr. Schmitt is our president and Chairman of our Board of Directors.

(7)
Mr. Duffy is a partner at the law firm Blooston, Mordkofsky, Dickens, Duffy & Prendergast, LLP, which provides a variety of legal services to the Company. He is a partner of Benjamin Dickens, our General Counsel.

(8)
Mr. Mordkofsky is a partner at the law firm Blooston, Mordkofsky, Dickens, Duffy & Prendergast, LLP, which provides a variety of legal services to the Company. He is a partner of Benjamin Dickens, our General Counsel. Mr. Modkofsky and his wife hold such shares as joint tenants.

(9)
Mitchell P. Kopin and Daniel B. Asher, are each managers of Intracoastal Capital LLC (‘‘lntracoastal’’) and have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership of the shares held by Intracoastal. Mr. Asher, who is a manager of Intracoastal, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the shares of Common Stock being registered hereunder in the ordinary course of business, and at the time of the acquisition of the Common Stock and Warrants described herein, Intracoastal did not have any arrangements or understandings with any person to distribute such securities. The address for this selling securityholder is: 245 Palm Trail Delray Beach, FL 33483. Ownership prior to completion of the offering includes warrants to purchase up to 1,049,083 shares of Common Stock relating to prior financings.

(10)
Richard Abbe is the natural person with voting and dispositive power over the shares held by Iroquois Capital Investment Group LLC. Ownership prior to completion of the offering includes warrants to purchase up to 166,951 shares of Common Stock relating to prior financings.

(11)
Iroquois Capital Management L.L.C. (‘‘Iroquois Capital’’) is the investment manager of Iroquois Master Fund, Ltd (“IMF”). Consequently, Iroquois Capital has voting control and investment discretion over securities held by IMF. As President of Iroquois Capital, Richard Abbe makes voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Mr. Abbe may be deemed to have beneficial ownership of the securities held by IMF. Ownership prior to completion of the offering includes warrants to purchase up to 488,882 shares of Common Stock relating to prior financings

(12)
Mr. Prendergast is a partner at the law firm Blooston, Mordkofsky, Dickens, Duffy & Prendergast, LLP, which provides a variety of legal services to the Company. He is a partner of Benjamin Dickens, our General Counsel.

(13)
Mr. Hoffman is a member of our Board of Directors.

(14)
Richard Mooers, Roger Branton, and George Schmitt, are each managers and members of MBTH and have shared voting control and investment discretion over the securities reported herein that are held by MBTH. As a result, each of Messrs. Mooers, Branton, and Schmitt may be deemed to have beneficial ownership of the shares held by MBTH. The principal business address for this selling securityholder is: 240 S. Pineapple Avenue, Suite 701, Sarasota, FL 3423.

(15)
Raymond Sidney is a member of our Board of Directors.

(16)
The Company has been informed that the registered office of Treco International S. A. is at Bahnhofstrasse 14, 8022 Zurich, Switzerland, and that Mr. Karl Thomas Anders Edlund, Attorney at Law, has dispositive power over such securities.

(17)
The the exercise of the warrants held by this Selling Securityholder is subject to a limitation of 9.99% of our then outstanding shares of Common Stock following such exercise. This limitation may be increased at the option of the Selling Securityholder only upon 61 days’ notice to us.

Material Relationships with Selling Stockholders
In addition to the transactions described above in “MBTH Transactions”, “August 2017 Private Placement”, “Schmitt Warrant”, and “Restricted Stockholders’ Transactions”, we have had the following material relationships with the Selling Securityholders in the last three (3) years:

MBTH
See “Management” for additional information.
Investors
Anson Investments Master Fund LP
Except for its participation in our financings on May 16, 2016, July 20, 2016, December 27, 2016, February 14, 2017, August 18, 2017, we have had no material relationships with this Selling Securityholder.
Intracoastal Capital LLC
This Selling Securityholder has participated the following financings within the past three years: May 16, 2016, July 20, 2016, December 27, 2016, February 14, 2017, and August 18, 2017. In addition, as part of the financing that closed on May 16, 2016, we provided this Selling Securityholder and one other investor with a right collectively to participate for up to 50% of all future financings for two years. This right of participation expires on May 15, 2018. Other than its participation in our financings and the right of participation in our future financings, we have had no material relationships with this Selling Securityholder.
Iroquois Capital Investment Group LLC
This Selling Securityholder has participated the following financings within the past three years: May 16, 2016, July 20, 2016, December 27, 2016, February 14, 2017, and August 18, 2017. In addition, as part of the financing that closed on May 16, 2016, we provided this Selling Securityholder and one other investor with a right collectively to participate for up to 50% of all future financings for two years. This right of participation expires on May 15, 2018. Other than its participation in our financings and the right of participation in our future financings, we have had no material relationships with this Selling Securityholder.
Iroquois Master Fund, Ltd.
This Selling Securityholder has participated the following financings within the past three years: May 16, 2016, July 20, 2016, December 27, 2016, February 14, 2017, and August 18, 2017. In addition, as part of the financing that closed on May 16, 2016, we provided this Selling Securityholder and one other investor with a right collectively to participate for up to 50% of all future financings for two years. This right of participation expires on May 15, 2018. Other than its participation in our financings and the right of participation in our future financings, we have had no material relationships with this Selling Securityholder.
Schmitt
George Schmitt, our Chairman of the Board and Chief Executive Officer currently makes an annual salary of  $300,000 and receives all of his compensation in shares of Common Stock.
The Company is registering 1,012 shares of restricted common stock owned by George Schmitt pursuant to a Bridge Loan conversion in 2013.
The Company is registering 29 shares of restricted common stock owned by George Schmitt pursuant to investment made prior to 2014.
The Company is registering 7,441 restricted shares issued in October 2015 when Mr. Schmitt agreed to convert $500,000 of existing loans due from the Company into 7,441 shares of Common Stock with a grant date fair value of approximately $500,000.
See “Management” for additional information.
Restricted Stockholders
Benjamin H. Dickens Jr.
General counsel for the Company.

Gary Cuccio
See “Management” for additional information.
Gerald J. Duffy
Affiliate of our General counsel for the Company.
Harold Mordkofsky and Barbara C. Mordkofsky (Joint Tenants)
Affiliate of our General counsel for the Company.
John A. Prendergast
Affiliate of our General counsel for the Company.
Kenneth Hoffman
See “Management” for additional information.
Raymond Sidney
See “Management” for additional information.
Treco International SA
On October 6, 2011, the Company entered into a convertible promissory note (the “$2 Million Convertible Note”) in favor of Treco International, S.A. (“Treco”), as part of the settlement compensation to Treco for terminating an infrastructure agreement. The $2 Million Convertible Note is payable on final maturity, October 6, 2018 and is convertible, at Treco’s option, into common shares of the Company at a price of  $42,000 per share. Interest at the rate of 9% per year is payable semi-annually in cash or shares, at the Company’s option. As of December 31, 2016, $2 million of principal balance was outstanding under the $2 million Convertible Note. During the years ended December 31, 2016 and 2015, the Company incurred interest expense of  $180,000 per year. On April 16, 2015, the Company issued 255 shares in repayment of $90,000 of interest. On October 14, 2015, the Company issued 1,416 shares in repayment of  $90,000 of interest. On July 19, 2016, the Company issued 9,653 common shares in repayment of  $90,000 of interest. On January 10, 2017, the Company issued 24,397 shares of common stock in repayment of interest of $90,000. On July 7, 2017, the Company issued a total of 60,403 shares of common stock in repayment of interest of  $90,000. The remaining 169 restricted common shares being registered were from various issuances prior to 2016.

MARKET PRICE INFORMATION FOR OUR SECURITIES
Our shares are currently listed on The NASDAQ Stock Market under the symbol “XGTI”.
The following table shows the high and low market prices for our shares for the periods indicated. Market prices for our shares have fluctuated significantly. As a result, the market prices shown in the following table may not be indicative of the market prices at which our shares will trade after this filing. These prices reflect the 1-for-10 reverse stock split on July 17, 2015, the 1-for-12 reverse stock split on June 20, 2016, and the 1-for-10 reverse stock split on December 15, 2016.
	Share Price
Quarter	High	Low
Fourth Quarter 2017 (through October 17, 2017)	$1.84	$1.61
Third Quarter 2017	$2.54	$1.60
Second Quarter 2017	$2.02	$1.36
First Quarter 2017	$2.53	$1.42
Fourth Quarter 2016	$6.20	$1.17
Third Quarter 2016	$11.70	$2.50
Second Quarter 2016	$34.80	$8.40
First Quarter 2016	$28.80	$9.60
Fourth Quarter 2015	$96.00	$22.80
Third Quarter 2015	$384.00	$42.00
Second Quarter 2015	$672.00	$240.00
First Quarter 2015	$768.00	$312.00
Holders
As of October 17, 2017, there were 14,551,182 shares of our common stock outstanding and approximately 292 holders of record of our shares of our common stock. Because shares of our common stock are held by depositories, brokers and other nominees, the number of beneficial holders of shares of our common stock is substantially larger than the number of stockholders of record. Our transfer agent and registrar is Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, New York 10004.
Dividend Policy
We have never declared or paid any cash dividends on our common stock. We intend to retain any future earnings and do not expect to pay any cash dividends in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the financial statements and the related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”
The overarching strategy of xG Technology, Inc. (“xG Technology”, “xG”, the “Company”, “we”, “our”, “us”) is to design, develop and deliver advanced wireless communications solutions that provide customers in our target markets with enhanced levels of reliability, mobility, performance and efficiency in their business operations and missions. xG’s business lines include the brands of Integrated Microwave Technologies LLC (“IMT”), Vislink Communication Systems (“Vislink”), and xMax. There is considerable brand interaction, owing to complementary market focus, compatible product and technology development roadmaps, and solution integration opportunities. In addition to these brands, xG has a dedicated Federal Sector Group focused on providing next-generation spectrum sharing solutions to national defense, scientific research and other federal organizations.
IMT:
On January 29, 2016, xG completed the acquisition of the net assets that constituted the business of IMT, pursuant to an Asset Purchase Agreement by and between xG and Skyview Capital, LLC. The IMT business develops, manufactures and sells microwave communications equipment utilizing COFDM (Coded Orthogonal Frequency Division Multiplexing) technology. COFDM is a transmission technique that combines encoding technology with OFDM (Orthogonal Frequency Division Multiplexing) modulation to provide the low latency and high image clarity required for real-time live broadcasting video transmissions. IMT has extensive experience in ultra-compact COFDM wireless technology, and this has allowed IMT to develop integrated solutions over the past 20 years that deliver reliable video footage captured from both aerial and ground-based sources to fixed and mobile receiver locations.
IMT provides product and service solutions marketed under the well-established brand names Nucomm, RF Central and IMT. Its video transmission products primarily address three major market areas: Broadcasting, Sports and Entertainment, and Surveillance (for Military and Government).
The Broadcasting market consists of electronic news gathering, wireless camera systems, portable microwave, and fixed point to point systems. Customers within this market are blue-chip tier-1 major network TV stations that include over-the-air broadcasters, and cable and satellite news providers. For this market, IMT designs, develops and markets solutions for use in news helicopters, ground-based news vehicles, camera operations, central receive sites, remote onsite and studio newscasts and live television events. In this market, IMT’s Nucomm line is recognized as a premium brand of digital broadcast microwave video systems.
The Sports and Entertainment market consists of key segments that include Sports Production, Sports Venue Entertainment systems, movie director video assist, and the non-professional user segment. Customers within this market are major professional sports teams, movie production companies, live video production service providers, system integrators and a growing segment of drone and unmanned ground vehicle providers. Among the key solutions IMT provides to this market are wireless camera systems and mobile radios. IMT’s RF Central is a well-established brand of compact microwave video equipment in the market for both licensed and license-free sports and entertainment applications.
The Government/Surveillance market consists of key segments that include state and local law enforcement agencies, Federal “3-letter” agencies and military system integrators. Customers within this market include recognizable state police forces, sheriff’s departments, fire departments, first responders, the Department of Justice and the Department of Home Land Security. The key solutions IMT provides to this market are mission-critical wireless video solutions for applications including manned and unmanned aerial and ground systems, mobile and handheld receive systems and transmitters for concealed video surveillance. IMT’s products in this market are sold under the brand name IMT.

Vislink:
xG originally announced the acquisition of Vislink on October 20, 2016 in a $16 million binding asset purchase agreement. On February 2, 2017, xG completed the acquisition and assumed full legal ownership of Vislink.
Vislink specializes in the wireless capture, delivery and management of secure, high-quality, live video from the field to the point of usage. Vislink designs and manufactures products encompassing microwave radio components, satellite communication, cellular and wireless camera systems, and associated amplifier items.
Vislink serves two core markets: broadcast and media, and law enforcement, public safety and surveillance. In the broadcast and media market, Vislink provides broadcast communication links for the collection of live news, sports and entertainment events. Customers in this market include national broadcasters, multi-channel broadcasters, network owners and station groups, sports and live broadcasters and hosted service providers. In the law enforcement, public safety and surveillance markets, Vislink provides secure video communications and mission-critical solutions for law enforcement, defense and homeland security applications. Its public safety and surveillance customers include metropolitan, regional and national law enforcement agencies as well as domestic and international defense agencies and organizations.
While our intent is to merge Vislink’s operations with those of IMT, the Vislink brand and its legacy brands, including Gigawave, Link, Advent and MRC, will be preserved. IMT has assumed all the Vislink product warranties and will continue to support all the Vislink and IMT product offerings. Vislink’s business in the Americas will become part of IMT, and their business in the rest of the world will be handled by Vislink’s existing UK operation. IMT is maintaining all the existing physical facilities around the world, including offices in Colchester in the UK, Billerica (Massachusetts), Anaheim (California), Singapore, Dubai, and IMT’s newest factory in Hackettstown (NJ).
xMax:
xMax is a secure, rapid-deploy mobile broadband system that delivers mission-assured wireless connectivity in demanding operating environments. xMax was specifically designed to serve as an expeditionary and critical communications network for use in unpredictable scenarios and during fluid situations. We believe xMax represents a compelling solution for disaster response, emergency communications, and defense applications, among other sectors. xMax has already been deployed at U.S. Army bases and by the U.S. State Department in Mexico.
The equipment that we develop, manufacture and market under the xMax brand includes a suite of products and services that includes access points, fixed and mobile dual-band WiFi hotspots, mobile switching centers, as well as network management and deployment tools. These products embody our broad portfolio of innovative intellectual property including spectrum sharing, interference mitigation, multiple-input multiple-output (MIMO) and cognitive and software defined radio (SDR). xMax utilizes an end-to-end Internet Protocol (IP) architecture that allows it to serve as a turnkey network system ranging from a last-mile solution to a full network backbone.
xG Federal:
The xG Federal business unit leverage xG’s extensive portfolio of patented RF communications technologies to engage in collaborative research and development projects.
Plan of Operations
We are executing on our sales and marketing strategy, through both direct sales to end-customers and indirect sales to channel network partners, we have entered into a number of equipment purchase, reseller and teaming agreements as a result. These customer engagements span our target markets in rural telecommunications and defense.

Results of Operations
Comparison for the three and six months ended June 30, 2017 and 2016
Revenues
Revenues for the three and six months ended June 30, 2017 were $14.2 million and $23.6 million, respectively, compared to $1.7 million and $2.6 million for the three and six months ended June 30, 2016, representing an increase of  $12.5 million or 735% and $21.0 million or 808%, respectively. The increases can be attributed to the acquisition of Vislink during the first quarter of 2017.
Cost of Revenue and Operating Expenses
Cost of Components and Personnel
Cost of Components for the three and six months ended June 30, 2017 were $9.7 million and $15.3 million, respectively, compared to $0.8 million and $1.2 million for the three and six months ended June 30, 2016, representing an increase of  $8.9 million or 1,113% and $14.1 million or 1,175%, respectively. The increases can be attributed to the acquisition of Vislink during the first quarter of 2017. Gross margins were lower than normal due to the Inventory Step-Up associated with the acquisition of Vislink being included in cost of components for the quarter ending June 30, 2017.
We do anticipate a significant increase in revenue and the related costs in fiscal 2017 due to the acquisition of Vislink. We also expect gross margins will be lower than normal due to the Inventory Step-Up associated with the acquisition of Vislink being included in cost of components for the quarters ending September 30, 2017 and December 31, 2017.
General and Administrative Expenses
General and administrative expenses are the expenses of operating the business on a daily basis. This includes salary and benefit expenses and payroll taxes, as well as the costs of trade shows, marketing programs, promotional materials, professional services, facilities, general liability insurance, and travel. For the three and six months ended June 30, 2017, the Company incurred aggregate expense of  $6.4 million and $13.0 million, respectively, compared to $2.4 million and $4.4 million for the three and six months ended June 30, 2016, representing an increase of  $4.0 million or 167% for the three months and $8.6 million or 195% for the six months ended June 30, 2017.
The three month increase of  $4.0 million is due to the inclusion of  $3.1 million of general and administrative expenses as a result of the Vislink acquisition on February 2, 2017. The Company also incurred a one-time fee of  $0.8 million to MBTH in fees related to the Vislink acquisition; and a one-time fee of  $0.1 million for the acquisition of IMT. The other increase during the three months were $0.2 million due to in stock based compensation associated with the expensing of stock options.
The six month increase of  $8.6 million is due to the inclusion of  $5.6 million of general and administrative expenses as a result of the Vislink acquisition on February 2, 2017. The Company also incurred a one-time fee of  $2.3 million to MBTH in fees related to the Vislink acquisition; and a one-time fee of  $0.1 million for the acquisition of IMT. Other increases during the six months were $0.3 million due to in stock based compensation associated with the expensing of stock options; and $0.1 million in Delaware franchise taxes.
We expect general and administrative costs to increase going forward due to the acquisition of Vislink and IMT’s operations being included for a full year.
Research and Development Expenses
Research and development expenses consist primarily of salaries, benefit expenses and payroll taxes, as well as costs for prototypes, facilities and travel. For the three and six months ended June 30, 2017, the Company incurred aggregate expense of  $2.5 million and $4.4 million, respectively, compared to $1.5 million and $3.2 million, respectively, for the three and six months ended June 30, 2016, representing an increase of  $1.0 million or 67% for the three months and $1.2 million or 38% for the six months ended June 30, 2017.

The three month increase of  $1.0 million is due to the inclusion of  $1.0 million of research and development expenses as a result of the acquisition of Vislink on February 2, 2017. The other increase during the three months was $0.1 million due to in stock based compensation associated with the expensing of stock options. The increases were partially offset by decreases of  $0.1 million with regard to payroll and $0.1 million in insurance due to a reduction in legacy personnel.
The six month increase of  $1.2 million is due to the inclusion of  $1.6 million of research and development expenses as a result of the acquisition of Vislink on February 2, 2017. The other increase during the six months was $0.2 million due to in stock based compensation associated with the expensing of stock options. The increases were partially offset by decreases of  $0.3 million with regard to payroll and $0.3 million in insurance due to a reduction in legacy personnel.
We expect research and development costs to increase going forward due to the acquisition of Vislink and IMT’s operations being included for a full year.
Inventory Valuation Adjustments
Inventory valuation adjustments consist primarily of items that are written off due to obsolescence or reserved for slow moving or excess inventory. Inventory valuation adjustments for the three and six months ended June 30, 2017 were $0.0 million and $0.1 million, respectively, compared to $0.04 million and $0.1 million for the three and six months ended June 30, 2016.
Amortization and Depreciation
Amortization and depreciation expenses for the three and six months ended June 30, 2017 were $1.1 and $2.1 million, respectively, compared to $1.5 million and $2.9 million, respectively for the three and six months ended June 30, 2016. Amortization and depreciation expenses decreased $0.4 million, or 27%, from $1.5 million in the three months ended June 30, 2016 to $1.1 million in the three months ended June 30, 2017. Amortization and depreciation decreased $0.8 million, or 28% from $2.9 million in the six months ended June 30, 2016 to $2.1 million in the six months ended June 30, 2017. The decreases are due to less amortization of intangible assets as the Company took further impairment charges in the fourth quarter of 2016 leaving a smaller balance to amortize than for the comparative period in 2016.
Other
The changes in fair value of derivative liabilities for the three and six months ended June 30, 2017 was $0.03 million and $(0.2) million, respectively. This is due to the changes in our stock price subsequent to these warrant issuances that resulted in an unrealized loss in the fair value of the derivative liabilities.
The gain on bargain purchase for the three and six months ended June 30, 2017 was $3.7 million and $15.5 million, respectively, compared to $2.2 million and $2.7 million for the three and six months ended June 30, 2016. The six month gain on bargain purchase of  $15.5 million is due to the Company acquisition of Vislink on February 2, 2017 compared to the gain on bargain purchase of  $2.7 million which was due to the Company acquiring IMT on January 29, 2016. The excess of the aggregate fair value of the net tangible assets and identified intangible assets over the consideration paid has been treated as a gain on bargain purchase in accordance with ASC 805. The increase in the three months ended June 30, 2017 is due to the final appraisal report prepared by an outside independent appraiser compared to the preliminary report which we received in the three months ended March 31, 2017.
The Company utilized the services of an independent appraisal company to assist it in assessing the fair value of the assets and liabilities acquired. This assessment included an evaluation of the fair value of inventory, fixed assets and the fair value of the intangible assets acquired based upon the expected cash flows from the assets acquired. Additionally, the Company incorporated the carrying value of the remaining working capital as Vislink’s management represented that the carrying value of these assets and liabilities served as a reasonable proxy for fair value. The valuation process included discussion with management regarding the history and business operations of Vislink, a study of the economic and industry conditions in which Vislink competes and an analysis of the historical and projected financial statements and other records and documents.

When it became apparent there was a potential for a bargain purchase gain, management reviewed the assets and liabilities acquired and the assumptions utilized in estimating their fair values. Further revisions to the estimates were not deemed necessary and after identifying and valuing all assets and liabilities of the business, the Company concluded that recording a bargain purchase gain was appropriate and required under GAAP.
The Company then undertook a review to determine what factors might contribute to a bargain purchase and if it were reasonable for a bargain purchase to occur. Factors that contributed to the bargain purchase price were:
•
The transaction was completed with a motivated seller who had a public strategy to concentrate on growing their software business as opposed to their technology and hardware businesses. As a strategic decision, the seller intended to sell off the assets of the hardware business.

•
The announcement of Brexit led to a decline in the pound, which led to pressure by Vislink’s creditors to raise funds. The owners of Vislink were motivated to complete a transaction in order to use the proceeds to reduce the line of credit they owed to the bank.

•
The industry in 2015 and 2016 experienced a downturn as decreased spending combined with economic uncertainty caused corporations to delay wireless and broadcast infrastructure upgrades. The seller believed these trends would continue. According to IBISWorld, industry revenue is expected to fall at an annualized rate of 0.6% over the next five years reflecting further deterioration in the industry. As a result, the seller decided to sell the business.

•
Prior to Brexit, Vislink was under contract to be sold for a much higher price. The Company took advantage of the economic and industry downturn to negotiate a favorable price which was less than the value of the assets acquired for a total purchase consideration of  $16 million.

Based upon these factors, the Company concluded that the occurrence of a bargain purchase was reasonable.
The gain on debt and payables extinguishment for the three and six months ended June 30, 2017 was $1.1 million and $4.0 million, respectively. Of the $4.0 million, $2.9 million was a result of the Company coming to an agreement with the Seller of Vislink, whereby the Company paid $2 million in cash and the Seller extinguished the remaining $2.9 million principal amount owed. The $1.1 million was the result of receiving a credit for inventory that a customer consumed prior to the acquisition of Vislink, which the Company is now receiving a credit against outstanding invoices owed to that customer.
Other expense for the three and six months ended June 30, 2017 was $0.25 million and $0.25 million, respectively, compared to $0.06 million and $0.06 million, respectively, for the three and six months ended June 30, 2016. The $0.25 million represents the recording of a payment to the Seller of Vislink, whereby if the Company received a payment on the sale to a specific customer, the Company would owe the Seller 25% of such payment.
Interest expense for the three and six months ended June 30, 2017 was $0.05 million and $0.5 million, respectively, compared to $0.2 million and $0.7 million, respectively, for the three and six months ended June 30, 2016. The decreases were primarily due to the prior period recording of the 35% prepayment penalty recorded as interest on the conversion of the 8% Convertible Notes issued in June 2015 and July 2015 (the “8% Convertible Notes”) into the February 2016 financing; interest on the 5% Convertible Notes issued in January 2016 and 8% Convertible Notes; and interest on promissory notes with IMT and our CEO, George Schmitt.
Net Income (Loss)
For the three and six months ended June 30, 2017, the Company had a net loss of  $1.0 million and a net gain of  $7.3 million, respectively, compared to a net loss of  $4.6 million and $8.6 million for the three and six months ended June 30, 2016, or an increase of  $3.6 million and $15.9 million.
The increase in net gain is due mainly to the gain on bargain purchase associated with the acquisition of Vislink that closed on February 2, 2017.

Comparison for the year ended December 31, 2016 and 2015
The following table sets forth the items contained in the consolidated statements of operations of the financial statements included herewith for the fiscal years ended December 31, 2016 and December 31, 2015.
xG TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT NET LOSS PER SHARE DATA)
	For the Years Ended December 31,
	2016	2015
Revenue	$6,574	$932
Cost of Revenue and operating expenses
Cost of components and personnel	3,133	510
Inventory valuation adjustments	2,417	861
General and administrative expenses	9,534	7,573
Research and development	6,106	4,928
Impairment charge	2,683	2,092
Amortization and depreciation	5,561	4,829
Total cost of revenue and operating expenses	(29,434)	(20,793)
Loss from operations	(22,860)	(19,861)
Other income (expenses)
Changes in fair value of derivative liabilities	2,545	2,559
Offering expenses	(684)	—
Gain on bargain purchase	2,749	—
Other expense	(1,727)	(26)
Interest expense	(925)	(529)
Total other income	1,958	2,004
Net loss	$(20,902)	$(17,857)
Dividends and deemed dividends	(1,808)	(3,079)
Net loss attributable to common shareholders	$(22,710)	$(20,936)
Basic and diluted net loss per common share	$(36.87)	$(332.32)
Weighted average number of shares outstanding basic and diluted	616	63

Revenue
Our revenues for the fiscal year ended December 31, 2016 increased 605% from $932,000 in the year ended December 31, 2015 to $6,574,000 which can be attributed to the acquisition of IMT during the first quarter of fiscal year 2016. Of the $6,574,000 revenue in 2016, $6,292,000 resulted from sales of equipment and $282,000 resulted from engineering and consulting services agreements. Of the $932,000 revenue in 2015, $701,000 resulted from sales of equipment and $231,000 resulted from an engineering and consulting services agreement.
Cost of Revenue and Operating Expenses
Cost of Components and Personnel
Cost of components and personnel for the fiscal year ended December 31, 2016 increased 514% from $510,000 in the year ended December 31, 2015 to $3,133,000 which can be attributed to the acquisition of IMT during fiscal year 2016. Of the $3,133,000 cost of components and personnel in 2016, $3,008,000 is based on the cost of components and the time allocated to building the products sold and $125,000 is based on the cost of the time allocated towards the engineering and consulting services agreements. Of the $510,000 cost of components and personnel in 2015, $458,000 is based on the cost of components and the time allocated to building the products sold and $52,000 is based on the cost of the time allocated towards the engineering and consulting services agreements.
We do anticipate a significant increase in revenue and the related costs in 2017 due to the acquisition of Vislink.
Inventory Valuation Adjustments
Inventory valuation adjustments consist primarily of items that are written off due to obsolescence or reserved for slow moving or excess inventory. Inventory valuation adjustments increased by $1.5 million or 167%, from $0.9 million in the year ended December 31, 2015 to $2.4 million in the year ended December 31, 2016. The increase is primarily due to additional reserve on xG inventory due to lack of sales in 2016.
General and Administrative Expenses
General and administrative expenses are the expenses of operating the business on a daily basis and include salary and benefit expenses and payroll taxes, as well as the costs of trade shows, marketing programs, promotional materials, professional services, facilities, general liability insurance, and travel.
General and administrative expenses increased by $1.9 million, or 25%, from $7.6 million in the year ended December 31, 2015 to $9.5 million in the year ended December 31, 2016.
The increase was primarily due to the inclusion of  $3.2 million of general and administrative expenses as a result of the IMT acquisition on January 29, 2016. The Company also had increases of  $0.6 million in bad debt expense due to uncollectable xG receivables and $0.1 million in legal fees. These increases were offset by decreases of  $0.9 million in stock based compensation; $0.3 million in consulting fees associated with the Company’s listing on the NASDAQ Capital Market; $0.3 million in consulting fees due to cost cutting measures; $0.2 million in travel expenses; and $0.1 million in insurance expenses. We expect general and administrative costs to increase going forward due to the Vislink acquisition and IMT’s operations being included for a full year.
Research and Development
Research and development expenses consist primarily of salary and benefit expenses and payroll taxes, as well as costs for prototypes, facilities and travel. Development expenses increased by $1.2 million, or 24%, from $4.9 million in the year ended December 31, 2015 to $6.1 million in the year ended December 31, 2016. The $1.2 million increase was due to the Company not capitalizing any salaries associated with software development costs in accordance with ASC 985, U.S. GAAP dictates that the majority of costs incurred by a company in connection with software development are to be expensed during the year ended December 31, 2016 compared to $2.2 million of salaries associated with software development costs that were capitalized during the year ended December 31, 2015. Included in the year ended December 31, 2016, is $0.8 million of research and development expenses for IMT products and personnel. After taking into account the non-capitalization of salaries associated with software development costs for the year ended December 31, 2016, total research and development costs decreased over the period by $1.2 million with regard to payroll and $0.1 million in insurances due to a reduction in personnel, $0.1 million in stock based compensation associated with the expensing of stock options; $0.1 million in rent expense and $0.1 million in travel expenses due to cost cutting measures; and $0.2 million with regard to materials not used for research and development purposes. We expect development costs to increase going forward due to the Vislink acquisition and IMT’s operations being included for a full year.
Amortization and Depreciation
Amortization and depreciation expenses increased by $0.8 million, or 17%, from $4.8 million in the year ended December 31, 2015 to $5.6 million in the year ended December 31, 2016. The change arose due to the depreciation on the step-up in valuation of certain assets of IMT.

Impairment
Impairment charges increased by $0.6 million, or 29%, from $2.1 million in the year ended December 31, 2015 to $2.7 million in the year ended December 31, 2016. The change was due to additional impairment on xG software development costs due to our analysis of the net realizable value of our capitalized software costs.
Other Income (Expense)
The changes in fair value of derivative liabilities decreased by $0.1 million, or 4%, from $2.6 million in the year ended December 31, 2015 to $2.5 million in the year ended December 31, 2016. The decrease was due to the declines in the common stock price subsequent to these warrant issuances, resulting in an unrealized gain in the fair value of the derivative liabilities being slightly greater in 2015 than 2016.
Offering expenses were $0.7 million for the year ended December 31, 2016 compared to $0 for the year ended December 31, 2015. The $0.7 million is the allocation of the offering expenses associated with the warrants issued in connection with our May and July financings, which were classified as derivative liabilities.
The gain on bargain purchase was $2.7 million for the year ended December 31, 2016 compared to $0 for the year ended December 31, 2015 due to the Company acquiring IMT during 2016. The excess of the aggregate fair value of the net tangible assets and identified intangible assets over the consideration paid has been treated as a gain on bargain purchase in accordance with ASC 805.
The Company utilized the services of an independent appraisal company to assist it in assessing the fair value of the assets and liabilities acquired. This assessment included an evaluation of the fair value of inventory, fixed assets and the fair value of the intangible assets acquired based upon the expected cash flows from the assets acquired. Additionally, the Company incorporated the carrying value of the remaining working capital as IMT’s management represented that the carrying value of these assets and liabilities served as a reasonable proxy for fair value. The valuation process included discussion with management regarding the history and business operations of IMT, a study of the economic and industry conditions in which IMT competes and an analysis of the historical and projected financial statements and other records and documents.
When it became apparent there was a potential for a bargain purchase gain, management reviewed the assets and liabilities acquired and the assumptions utilized in estimating their fair values. Further revisions to the estimates were not deemed to be appropriate and after identifying and valuing all assets and liabilities of the business, the Company concluded that recording a bargain purchase gain was appropriate and required under GAAP.
The Company then undertook a review to determine what factors might contribute to a bargain purchase and if it were reasonable for a bargain purchase to occur. Factors that contributed to the bargain purchase price were:
•
The transaction was completed with a motivated seller whose core business did not involve the day to day operations of a wireless and broadcast infrastructure company.

•
The industry in 2009 and 2010 experienced a downturn as decreased spending combined with economic uncertainty caused corporations to delay wireless and broadcast infrastructure upgrades. The seller believed these trends would continue and decided to sell the business.

•
The Company took advantage of the industry downturn to negotiate a favorable price which was less than the value of the assets acquired.

•
The owners of IMT were motivated to complete a transaction in order to use the proceeds for other acquisitions.

Based upon these factors, the Company concluded that the occurrence of a bargain purchase was reasonable.

Other expense was $1.7 million for the year ended December 31, 2016 compared to $0.03 million for the year ended December 31, 2015. The $1.7 million represents the charge for the shortfall in proceeds on the Series D Preferred Stock that was associated with the acquisition of IMT.
Interest expense increased $0.4 million, or 80%, from $0.5 million in the year ended December 31, 2015 to $0.9 million in the year ended December 31, 2016. The increase was due to the 35% prepayment penalty recorded as interest on the conversion of the 8% Convertible Notes issued in June 2015 and July 2015 (the “8% Convertible Notes”) into the February 2016 financing; interest on the 5% Convertible Notes issued in January 2016 and the 8% Convertible Notes; and interest on promissory notes issued to the sellers of IMT and our CEO, George Schmitt.
Net Loss
For the year ended December 31, 2016, the Company had a net loss of  $20.9 million, as compared to a net loss of  $17.9 million for the year ended December 31, 2015, an increase of  $3.0 million or 17%. The increase in net loss was due to the acquisition of IMT on January 29, 2016 along with an increase in Inventory valuation adjustments of  $1.5 million and Impairment charges of  $0.6 million.
Cost Reduction Initiatives
In 2015, we implemented cost reduction initiatives that included a decrease in our current full, part-time and contracted workforce. These initiatives resulted in a reduction in monthly operating expenses to approximately $800,000 – an improvement of over 30 percent. This saved us approximately $3.5 million in 2015.
On April 6, 2016, we announced the implementation of further additional cost reduction initiatives including a decrease in our current, full, part-time and contracted workforce, transitioning other employees to non-cash compensation agreements, and other reductions in operating expenses. This saved us approximately $2.7 million in 2016.
Liquidity and Capital Resources
As of June 30, 2017, the Company had working capital of approximately $17.6 million, including $4.7 million of cash and cash equivalents. The Company incurred net gain of  $7.7 million for the six months ended June 30, 2017.
Cash Flows
The following table sets forth the major components of our statements of cash flows data for the periods presented.
For the Six Month Period Ended
(In Thousands)
	June 30, 2017	June 30, 2016
Cash flows provided by (used in) Operations	$371	$(4,361)
Investing Activities	$(6,895)	$(35)
Financing Activities	$1,778	$4,182
Cash at end of period	$4,656	$154
Operating Activities
Net cash from operating activities for the six months ended June 30, 2017 totaled $0.4 million as compared to net cash used in operations of  $4.4 million for the six months ended June 30, 2016. Of the $0.4 million from operations in the six months ended June 30, 2017, approximately $15.5 million was related to the gain on bargain purchase, $4.0 million related to the extinguishment of debt, $2.2 million was related to the increase of our inventory, $1.9 million was related to the increase in accounts receivable, $3.2 million was related to the increase in accounts payable, $3.2 million was related to the increase in accrued expenses and interest expense and the remaining balance consisted principally of the net loss from operations. Of the $4.4 million used in the six months ended June 30, 2017, approximately $2.7 million was related to the gain on bargain purchase, $0.5 million was related to the increase of our inventory, $0.3 million was related to the increase in accounts payable, $0.2 million was related to the increase in accrued expenses and interest expense and the remaining balance consisted principally of the net loss from operations.
Investing Activities
Net cash used in investing activities for the six months ended June 30, 2017 was $6.9 million as compared to $0.04 million for the six months ended June 30, 2016. During the six months ended June 30, 2017, the Company paid $6.5 million in cash consideration in connection with the acquisition of Vislink. Cash paid for the IMT acquisition was $0.2 million in the six months ended June 30, 2016.
Financing Activities
Our net cash provided by financing activities for the six months ended June 30, 2017 was $1.8 million as compared to cash provided by financing activities of  $4.2 million for the six months ended June 30, 2016. During the six months ended June 30, 2017, there were net proceeds from the issuance of common stock in February 2017 totaling $3.0 million and $1.6 million from the exercise of warrants; the Company repaid $2.0 million of the Vislink Notes; and the Company repaid $0.8 million of convertible notes. During the six months ended June 30, 2016, there were net proceeds from the issuance of Series B Preferred Stock in February 2016 and the issuance of common stock in May 2016 totaling $3.7 million; $1.0 million from short-term convertible notes; and $0.5 million from the exercise of warrants.
Nasdaq Compliance
On January 9, 2017, the Company received a letter from the staff of The Nasdaq Stock Market LLC (‘‘Nasdaq’’) stating that the Nasdaq staff determined that the Company regained compliance with the Nasdaq Capital Market minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2).
Financing Events
Lincoln Park Purchase Agreement
On May 19, 2017, the Company entered into a purchase agreement (the “Purchase Agreement”) and a registration rights agreement (the “Registration Rights Agreement”), with Lincoln Park Capital Fund, LLC (“Lincoln Park”), an Illinois limited liability company.
Under the terms and subject to the conditions of the Purchase Agreement, the Company has the right to sell to Lincoln Park and Lincoln Park is obligated to purchase up to $15.0 million in amounts of shares, as described below, of the Company’s common stock, subject to certain limitations, from time to time, over the 30-month period commencing on the date that a registration statement, which the Company agreed to file with the Securities and Exchange Commission (the “SEC”) pursuant to the Registration Rights Agreement, is declared effective by the SEC and a final prospectus in connection therewith is filed. The Company may, at its sole discretion and subject to certain conditions, direct Lincoln Park to purchase up to 125,000 shares of common stock on any business day (such purchases, “Regular Purchases”), provided that at least one (1) business day has passed since the most recent Regular Purchase was completed, and in no event will the amount of a single Regular Purchase exceed $1.0 million. The purchase price of Regular Purchases will be based on the prevailing market prices of shares of common stock, which shall be equal to the lesser of the lowest sale price of the common stock during the purchase date and the average of the three (3) lowest closing sale prices of the common stock during the ten (10) business days prior to the purchase date. The Company may also direct Lincoln Park to purchase other amounts as accelerated purchases or additional purchases if the closing sale price of the common stock is not below the threshold prices as set forth in the Purchase Agreement.
There is no upper limit on the price per share that Lincoln Park must pay for shares of common stock under a Regular Purchase or an accelerated purchase. Lincoln Park will not be required to purchase any shares of Common Stock if such sale would result in Lincoln Park’s beneficial ownership exceeding 4.99%

of the then outstanding shares of Common Stock. Under the Purchase Agreement, the Company was required to issue to Lincoln Park 192,431 shares of common stock as commitment shares in consideration for entering into the Purchase Agreement. We have not yet filed a registration statement to enable us to utilize the Lincoln Park Purchase Agreement.
August 2017 Financing
On August 15, 2017, we entered into the Placement Agency Agreement with the Placement Agent under which the Placement Agent agreed to serve as the sole placement agent, on a “reasonable best efforts” basis, in connection with the Registered Direct Offering of an aggregate of the Shares. Also on August 15, 2017, to effect the Registered Direct Offering, the Company entered into the Purchase Agreement with the Investors under which we agreed to issue and sell the Shares directly to the Investors. The Shares are being offered at a price of  $2.05 per share. In the concurrent August 2017 Private Placement we also sold to the Investors the Investor Warrants.
On August 18, 2017, we closed the Offering, wherein we raised, in gross proceeds of approximately $3,200,000 before transaction-related expenses. See “August 2017 Private Placement” for additional information.
Off-Balance Sheet Arrangements
We do not currently have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.
Recent Accounting Pronouncements
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. We will remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenue exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. Pursuant to Section 107 of the JOBS Act, we have elected to utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.
In March 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations. The purpose of ASU 2016-08 is to clarify the implementation of guidance on principal versus agent considerations. The amendments in ASU 2016-08 are effective for interim and annual reporting periods beginning after December 15, 2017. The Company is currently assessing the impact of ASU 2016-08 on the condensed consolidated financial statements and related disclosures.
In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting. Under ASU No. 2016-09, companies will no longer record excess tax benefits and certain tax deficiencies in additional paid-in capital (“APIC”). Instead, they will record all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement and the APIC pools will be eliminated. In addition, ASU No. 2016-09 eliminates the requirement that excess tax benefits be realized before companies can recognize them. ASU No. 2016-09 also requires companies to present excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity. Furthermore, ASU No. 2016-09 will increase the amount an employer can withhold to cover income taxes on awards and still qualify for the exception to liability classification for shares used to satisfy the employer’s statutory income tax withholding obligation. An employer with a statutory income tax withholding obligation will now be allowed to withhold shares with a fair value up to the amount of taxes owed using the maximum statutory tax rate in the employee’s applicable jurisdiction(s). ASU No. 2016-09 requires a company to classify the cash paid to a tax authority when shares are withheld to satisfy its statutory income tax withholding obligation as a financing activity on the statement of cash flows. Under current U.S. GAAP, it was not specified how these cash flows should be classified. In addition, companies will now have to elect whether to account for forfeitures on share-based payments by (1) recognizing forfeitures of awards as they occur or (2) estimating the number of awards expected to be forfeited and adjusting the estimate when it is likely to change, as is currently required. The amendments of this ASU are effective for reporting periods beginning after December 15, 2016, with early adoption permitted but all of the guidance must be adopted in the same period. The Company is currently assessing the impact that ASU No. 2016-09 will have on its condensed consolidated financial statements.
In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers. The new guidance is an update to ASC 606 and provides clarity on: identifying performance obligations and licensing implementation. For public companies, ASU No. 2016-10 is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2016. The Company is currently evaluating the impact that ASU No. 2016-10 will have on its condensed consolidated financial statements.
In May 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients”, which narrowly amended the revenue recognition guidance regarding collectability, noncash consideration, presentation of sales tax and transition and is effective during the same period as ASU 2014-09. The Company is currently evaluating the provisions of this standard and assessing its impact on the Company’s condensed consolidated financial statements and disclosures.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows: Clarification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which eliminates the diversity in practice related to classification of certain cash receipts and payments in the statement of cash flows, by adding or clarifying guidance on eight specific cash flow issues. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. The Company has not yet determined the effect of the adoption of this standard on the Company’s consolidated financial position and results of operations.
The FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years (i.e., January 1, 2019, for a calendar year entity). Early application is permitted for all public business entities and all nonpublic business entities upon issuance. The Company has not yet determined the effect of the adoption of this standard on the Company’s consolidated financial position and results of operations.
We do not believe that recently issued accounting pronouncements will have a material impact on our financial statements.
Critical Accounting Policies and Estimates
Critical accounting estimates are those that management deems to be most important to the portrayal of our financial condition and results of operations, and that require management’s most difficult, subjective or complex judgments, due to the need to make estimates about the effects of matters that are inherently uncertain. We have identified our critical accounting estimates to include our reserves and write-downs related to receivables and inventories, the recoverability of long-lived assets, the valuation allowance relating to the Company’s deferred tax assets, valuation of equity and derivative instruments and debt discounts. For a further discussion on the Company’s critical accounting policies and estimates, see Note 1 of the financial statements for the nine-month period ended September 30, 2016 included elsewhere in this prospectus.

BUSINESS
Overview
The overarching strategy of xG Technology, Inc. (“xG”, or the “Company”) is to design, develop and deliver advanced wireless communications solutions that provide customers in our target markets with enhanced levels of reliability, mobility, performance and efficiency in their business operations and missions. xG’s business lines include the brands of Integrated Microwave Technologies LLC (“IMT”), Vislink Communication Systems (“Vislink”, or “VCS”), and xMax. There is considerable brand interaction, owing to complementary market focus, compatible product and technology development roadmaps, and solution integration opportunities. In addition to these brands, xG has a dedicated Federal Sector Group focused on providing next-generation spectrum sharing solutions to national defense, scientific research and other federal organizations.
IMT
On January 29, 2016, xG completed the acquisition of the net assets that constituted the business of IMT, pursuant to an Asset Purchase Agreement by and between xG and Skyview Capital, LLC. The IMT business develops, manufactures and sells microwave communications equipment utilizing COFDM (Coded Orthogonal Frequency Division Multiplexing) technology. COFDM is a transmission technique that combines encoding technology with OFDM (Orthogonal Frequency Division Multiplexing) modulation to provide the low latency and high image clarity required for real-time live broadcasting video transmissions. IMT has extensive experience in ultra-compact COFDM wireless technology, and this has allowed IMT to develop integrated solutions over the past 20 years that deliver reliable video footage captured from both aerial and ground-based sources to fixed and mobile receiver locations.
IMT provides product and service solutions marketed under the well-established brand names Nucomm, RF Central and IMT. Its video transmission products primarily address three major market areas: Broadcasting, Sports and Entertainment, and Surveillance (for Military and Government).
The Broadcasting market consists of electronic news gathering, wireless camera systems, portable microwave, and fixed point to point systems. Customers within this market are blue-chip tier-1 major network TV stations that include over-the-air broadcasters, and cable and satellite news providers. For this market, IMT designs, develops and markets solutions for use in news helicopters, ground-based news vehicles, camera operations, central receive sites, remote onsite and studio newscasts and live television events. In this market, IMT’s Nucomm line is recognized as a premium brand of digital broadcast microwave video systems.
The Sports and Entertainment market consists of key segments that include Sports Production, Sports Venue Entertainment systems, movie director video assist, and the non-professional user segment. Customers within this market are major professional sports teams, movie production companies, live video production service providers, system integrators and a growing segment of drone and unmanned ground vehicle providers. Among the key solutions IMT provides to this market are wireless camera systems and mobile radios. IMT’s RF Central is a well-established brand of compact microwave video equipment in the market for both licensed and license-free sports and entertainment applications.
The Government/Surveillance market consists of key segments that include state and local law enforcement agencies, Federal “3-letter” agencies and military system integrators. Customers within this market include recognizable state police forces, sheriff’s departments, fire departments, first responders, the Department of Justice and the Department of Home Land Security. The key solutions IMT provides to this market are mission-critical wireless video solutions for applications including manned and unmanned aerial and ground systems, mobile and handheld receive systems and transmitters for concealed video surveillance. IMT’s products in this market are sold under the brand name IMT.
Vislink
xG Technology originally announced the acquisition of Vislink on October 20, 2016 in a $16 million binding asset purchase agreement. On February 2, 2017, xG completed the acquisition and assumed full legal ownership of Vislink.

Vislink specializes in the wireless capture, delivery and management of secure, high-quality, live video from the field to the point of usage. Vislink designs and manufactures products encompassing microwave radio components, satellite communication, cellular and wireless camera systems, and associated amplifier items.
Vislink serves two core markets: broadcast & media, and law enforcement, public safety & surveillance. In the broadcast & media market, Vislink provides broadcast communication links for the collection of live news, sports and entertainment events. Customers in this market include national broadcasters, multi-channel broadcasters, network owners and station groups, sports and live broadcasters and hosted service providers. In the law enforcement, public safety & surveillance markets, Vislink provides secure video communications and mission-critical solutions for law enforcement, defense and homeland security applications. Its public safety & surveillance customers include metropolitan, regional and national law enforcement agencies as well as domestic and international defense agencies and organizations.
While our intent is to merge Vislink’s operations with those of IMT, the Vislink brand and its legacy brands, including Gigawave, Link, Advent and MRC, will be preserved. IMT has assumed all the Vislink product warranties and will continue to support all the Vislink and IMT product offerings. Vislink’s business in the Americas will become part of IMT, and their business in the rest of the world will be handled by Vislink’s existing UK operation. IMT is maintaining all the existing physical facilities around the world, including offices in Colchester in the UK, Billerica (Massachusetts), Anaheim (California), Singapore, Dubai, and IMT’s newest factory in Hackettstown (NJ).
xMax
xMax is a secure, rapid-deploy mobile broadband system that delivers mission-assured wireless connectivity in demanding operating environments. xMax was specifically designed to serve as an expeditionary and critical communications network for use in unpredictable scenarios and during fluid situations. We believe xMax represents a compelling solution for disaster response, emergency communications, and defense applications, among other sectors. xMax has already been deployed at U.S. Army bases and by the U.S. State Department in Mexico.
The equipment that we develop, manufacture and market under the xMax brand includes a suite of products and services that includes access points, fixed and mobile dual-band WiFi hotspots, mobile switching centers, as well as network management and deployment tools. These products embody our broad portfolio of innovative intellectual property including spectrum sharing, interference mitigation, multiple-input multiple-output (MIMO) and cognitive and software defined radio (SDR). xMax utilizes an end-to-end Internet Protocol (IP) architecture that allows it to serve as a turnkey network system ranging from a last-mile solution to a full network backbone.
xG Federal
The xG Federal business unit leverage xG’s extensive portfolio of patented RF communications technologies to engage in collaborative research and development projects.
Our Strengths
We believe the following strengths position us for sustainable growth:
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Our IMT and Nucomm brands are well-established.   Our IMT unit and the Nucomm brand have developed a significant following over the past 20 years, based on their reputation for product performance, reliability and use of advanced technology. IMT has developed a diverse and stable customer base for repeat product purchases from blue chip, tier-1 clients in the Broadcasting and Sports and Entertainment markets, as well as among high-profile agencies and organizations in Surveillance (Military and Government) markets.

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Our IMT products solve a growing market need for stable, high-definition, wireless video communications.   IMT’s high definition wireless video solutions are used in applications in growing market segments, including in-game sports video mobile feeds, real-time capture and display of footage from drones and other aerial platforms, and rapid-response electronic news gathering operations.

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Our proprietary xMax® cognitive radio technology provides a turnkey solution.   We have developed our xMax® cognitive radio technology to create a turnkey network solution. This solution encompasses the key elements of our cognitive technology, including spectrum sensing, spectrum management, spectrum mobility, spectrum sharing and spatial processing. Our software and hardware products and our end-to-end IP architecture implement this solution to provide quality VoIP and data services for numerous applications and commercial off-the-shelf devices.

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Our xMax® solutions meet the specific needs of targeted markets.   Our cognitive radio technology has been specifically developed to make our entire network infrastructure mobile, so that it can be rapidly deployed in response to public safety or security threats. We believe this feature differentiates our technology from that of our competitors and will address a major capability gap for public safety, defense, homeland security and news agencies.

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We have a broad patent portfolio and unencumbered use of our intellectual property.   We maintain a broad patent portfolio consisting of patents and patent applications in the United States and many international jurisdictions. As of October 17, 2017, in the United States, we have 58 patents granted, 1 patent applications pending and no provisional applications pending. Internationally, we have 33 patents granted and 6 patent applications pending. We have solely funded the development of our intellectual property, which is, accordingly, unencumbered by any federal government unlimited use licenses.

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We have an accomplished leadership team.   Our management team and Board of Directors bring a wealth of experience in the telecommunications and military sectors as well as hardware and software development. Our engineering team has a strong track record developing ad-hoc networking domains at Motorola and Mesh Networks. In addition, most of our leadership team has strong ties to our target markets, including public safety organizations and the military.

Our Strategy
IMT and Vislink video brands
Our acquisitions of IMT and Vislink are part of management’s plan to diversify and grow the broadcast, sports and entertainment and public safety, surveillance and defense markets. They allow us to offer a broad array of end-to-end, high-reliability, high-data rate, long-range wireless video transmission solutions. These solutions are being used for applications in growing market segments, including in-game sports video mobile feeds, real-time capture and display of footage from drones and other aerial platforms, and rapid-response electronic news gathering operations.
The key sector strategies for IMT and Vislink are to expand the various markets for existing miniature wireless video products which include educational sectors, videographers, and video service providers, provide complete end-to-end solutions for the video surveillance market, and introduce complete end-to-end IP technology into the broadcast market.
The acquisition of Vislink is expected to offer xG the opportunity to realize synergies with its IMT business unit, while allowing both entities to offer an expanded suite of services and product offerings in the markets they are already active in. A key advantage is that there is currently limited overlap in product offerings, sales channels and market coverage between the two companies. For example, Vislink has a substantial client base in international markets where IMT has had a limited presence. In addition, IMT has a very strong product portfolio targeted to US federal law enforcement and high-end sports broadcasting customers who will now have access to additional solutions based on Vislink’s product configurations. Finally, Vislink has traditionally focused on licensed spectrum solutions where IMT has pioneered the use of non-licensed spectrum for many applications. Combining xG’s shared spectrum and interference mitigation techniques with an expanded IMT/Vislink product lineup will provide an opening into additional customer bases that currently do not have access to licensed spectrum.
xMax
For xMax, our strategy is to leverage elements of our intellectual property portfolio to introduce a range of spectrum agnostic, cognitive radio network solutions for numerous industries and applications. We believe that sales of these xMax-branded products and services, together with our ability to leverage our patent portfolio, present us with an attractive revenue model. Our future strategies are for our intellectual property to be embedded by partners in a semiconductor chip that could be sold to third-party equipment manufacturers and inserted in their devices, and to license our intellectual property to other customers in industry verticals worldwide.
We believe the xMax system represents the only commercially available cognitive radio network system that includes purpose-built interference mitigation. xMax implements our proprietary interference mitigation software that can increase capacity on already crowded airwaves by improving interference tolerance, enabling the delivery of a comparatively high quality of service where other technologies would not be able to cope with the interference.
The xMax system allows mobile operators to utilize free, unlicensed 902 – 928 MHz ISM band spectrum (which spectrum is available in all of the Americas except French Guiana) instead of purchasing scarce, expensive licensed spectrum. Our xMax system will also enable enterprises to set up a mobile communications network in an expeditious and cost-effective manner. Although currently designed to operate within the 902 – 928 MHz unlicensed band of spectrum, our system is frequency agnostic.
xG Federal
Among the key technological areas in which xG Federal participates in funded R&D initiatives are the following:
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inter-agency and government/commercial spectrum sharing and co-use architectures

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cognitive radio systems supporting secure bidirectional voice and data services

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spectrum transitioning and relocation planning

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interference mitigation techniques

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self-organizing networks

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Physical layer (PHY) and MAC (Media Access Control Layer) protocol development

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Digital Signal Processing (DSP) techniques including:

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MIMO antenna systems

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Advanced modulation schemes

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Adaptive filtering algorithms

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Digital broadcasting, security, surveillance and other video transmission technologies

Market Overview
Our Market
IMT and Vislink
Our IMT and Vislink services and product offerings broadly address three markets: Broadcasting, Sports and Entertainment, and Surveillance (Military and Government).
The Broadcasting market consists of key segments including electronic news gathering, wireless camera systems, portable microwave, and fixed point to point systems. The market looks to improve operational efficiencies in the gathering, production, and transmission of wireless content. Recent trends in the market include a movement towards IP connectivity over point to point links for infrastructure, high definition upgrades of remote news gathering vehicles, and continued pressure to reduce expenses by improving operational efficiencies. Customers within this market are major network TV stations including over-the- air broadcasters, cable and satellite news providers. IMT and Vislink focus on the unique manner in which these customers create and gather content wirelessly.

The Sports and Entertainment market consists of key segments including sports production, sports venue entertainment systems, movie director video assist, and the non-professional user segment. Generally this market is focused on much more agile wireless video systems. Drivers in these markets include small, lightweight, easy to use equipment, low-latency video systems, reliability of the wireless links, and the ability to use licensed and unlicensed bands. Current trends within the market are to further reduce the size and improve agility of the wireless video systems as users are demanding higher link reliabilities at longer ranges. Customers within this market are professional sports teams, movie production companies, live video production service providers, system integrators and a growing segment of drone and unmanned ground vehicle providers.
The Government/Surveillance market consists of key segments including state and local law enforcement agencies, federal “3-letter” agencies and military system integrators. The market looks to improve the reliability and quality of video content without adding complexity. The video systems must be operated without technical intervention. State and local agencies benefit from Department of Homeland Security grant programs to improve overall security. Recent trends within these segments are improved interoperability within agencies, and demand for fully integrated systems including robust microwave combined with ubiquitous IP networks. As wireless video systems are becoming more reliable and easier to deploy, the adoption rate of wireless systems is increasing. Customers within this market include state police forces, sheriff’s departments, fire departments, first responders, the Department of Justice and the Department of Home Land Security.
xMax
The key market sectors that rely on communications systems that have mission-critical capabilities are public safety/emergency management and defense.
In emergency management operations, reliable communications are an absolute requirement and cannot be compromised by interference, network contention or congestion from other users, or lack of coverage or reliability. Public safety workers cannot lose voice communications in times of emergency or at large public gatherings. On the other hand, many police and fire organizations are using public cellular or WiFi networks for data communications.
With the onset of body-worn cameras and the use of tablet computers instead of paper forms, data communications are becoming just as critical as voice communications. When they rely on public commercial networks, data communications are susceptible to overload during large public events as well as when emergency situations and disaster-based outages take place. Public data access based on commercial cellular also incurs significant monthly charges per user. WiFi or other unlicensed networks are considered unreliable due to the public availability and allowing anyone to construct a network anywhere without coordination with existing users.
The xMax System was specifically engineered to deliver voice, video, and data communications in crisis environments. The public safety community can benefit from the following features that the xMax cognitive radio network offers:
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Works with common-off-the-shelf  (COTS) smartphones and smart devices

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Extremely difficult to scan, hack or jam

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Can enable effective operation in FREE, unlicensed spectrum

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Integrates with legacy systems

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Cost-effective ongoing operations

In military applications, wireless communications systems must meet or exceed performance parameters that few other communications systems can tolerate. The systems must be extremely mobile, almost infinitely scalable, frequency agile, cost-efficient and have highly flexible deployment schemes. In addition, the systems must be able to securely integrate commercial smartphones and tablets at the tactical edge of operations. And, critically, they must be able to maintain communications integrity in the face of unpredictable RF challenges.

In military wireless communications scenarios, xMax can fulfill the requirements of military wireless communications planners thanks to the following attributes:
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A fully expeditionary communications network that supports voice, video, and broadband data over one set of hardware.

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Exceptionally low probability of jamming or hacking. Patented active interference mitigation technologies make the system resistant to jamming and hacking attempts, with a very low chance of message interception, even in the most unpredictable spectrum conditions.

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Deploys and scales easily. xG’s patented interference mitigation and self-organizing technologies enable rapid deployment and expansion without complex network engineering or frequency planning.

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Suitability in emergency situations

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Flexible deployment options for fixed, mobile, airborne, or expeditionary deployments.

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Multiple backhaul options, including SATCOM, microwave, Ethernet, cellular, and WiFi.

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Device agnostic, allowing the use of any smartphone, tablet, laptop, or rugged mobile device from any manufacturer.

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All-IP architecture allows xMax to digitally interface with legacy systems.

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Global operation by using the 900-928 MHz frequency band.

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A truly mobile network proven to deliver seamless handoffs at up to 70 mph.

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Deploys in minutes to provide command and control in emergency situations.

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Provides a resilient, robust and redundant network with low operational cost over the service life of the equipment.

Products
Through our IMT and Vislink businesses, we are able to offer a full spectrum of wireless video products which are built around providing complete solutions. Both companies have traditionally focused on the development of core product technologies that have the potential for application in final assembled products that cross market segments. Technology focus areas include RF and microwave component development spanning the frequency range from DC to 18GHz, waveform modulation, H.264 video encoding and decoding, 4K UHD (Ultra High Definition) camera systems, IP-based electronic newsgathering systems, and digital signal processing. Through these products, we are uniquely positioned with significant technology IP and an established reputation for rapidly and economically delivering complex, bespoke engineering products and solutions to customers that are expertly managed to tight deadlines. Production of these products can be rapidly scaled to respond to changes in market demand.
Key IMT products
Broadcast: IMT offers a line of high-margin receiver products including the CRx2, CRx6 and CIRAS. These products may be interconnected over IP networks, expanding and simplifying their overall use and reducing the deployment cost significantly. The microLite is a small, low-cost wireless camera system enabling broadcast news operators to eliminate the use of coaxial cables in their remote news operations. This significantly reduces labor costs in the operation, and increases the speed and agility of the cameramen to focus on capturing engaging content.
CRx2 Receiver

CRx6 Receiver
CIRAS Receiver
Sports and Entertainment: The microLite is available in both licensed and unlicensed frequency bands, the latter enabling non-TV broadcasters to capture broadcast quality video without the cost and limitations of gaining a frequency license. The unlicensed market is very large and just being opened to high quality technologies.
microLite
Government/Surveillance: IMT has focused on handheld receivers, and benefits from limited competition in this area. The MiniMobile Commander and Mobile Commander are high quality, feature-rich products. IMT vNet IP Video Distribution Servers enable commanders and managers to view near real time video captured on scene and consumed anywhere in the world over public and private IP networks.
MiniMobile Commander
Receiver Monitor

Mobile Commander
Receiver Monitor
Vislink
Vislink designs and manufactures products encompassing microwave radio components, satellite communication, cellular and wireless camera systems, and associated amplifier items. Vislink solutions include the following product categories:
Vislink’s key product offerings include:
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UltraLite, the world’s first end-to-end wireless 4K UHD live video solution;

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Newsnet, a revolutionary approach to ENG operations that brings studio workflows directly to the field;

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ViewBack, a lightweight, low power, low latency, dual channel diversity receiver-decoder that enables quicker production, more efficient editing, and more effective collaboration between camera operators and studio teams; and

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SatWare, a high-performance embedded computing and routing system designed to provide enhanced capability and simplified use of broadcast equipment in the field.

xMax
xMax is the flagship implementation of xG’s innovative cognitive radio intellectual property. Operating initially within the 902 – 928 MHz license-free band, xMax is a mobile voice over internet protocol (“VoIP”) and broadband data system that utilizes an end-to-end IP system architecture. xMax technology is spectrum agnostic. In any spectrum band that xMax operates in, we break the band into channels and sub channels. We then use spatial processing and adaptive modulation to mitigate interference in that band. If the band becomes unusable because of overwhelming interference, we then use dynamic spectrum access to change to another channel or band. The xMax product suite we currently sell is band-specific due to the current limitations in RF technology that can be produced for a given size, cost and complexity. Multiband, small, portable devices today require custom developed integrated circuits, which are on our technology roadmap, but not currently available.
The xMax system design represents a turnkey network solution that includes rapid-deploy self-organizing access points (base stations), fixed and mobile personal Wi-Fi hotspots, mobile switching centers, as well as network management and deployment tools. A key feature of the xMax system is the ability to leverage off-the-shelf commercial mobile devices (such as smartphones, laptops and tablets), resulting in reduced network infrastructure, maintenance and operational costs. The xMax system allows operation in the free, unlicensed 902 – 928 MHz ISM band spectrum (available in most of the Americas) instead of having to purchase scarce licensed spectrum which can be prohibitively expensive.
Below is a diagram that provides a high-level overview of the xMax network architecture:
xMax network architecture includes the following elements:
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A proprietary xMax over the air-interface designed for cognitive radio operation in unlicensed as well as licensed bands.

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xMod fixed and xVM mobile hotspots that bridge WiFi-enabled commercial smartphones, laptops, tablets and other Internet ready devices to the xMax cognitive network.

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xAPs, which provides wide area connectivity to end-user devices via xMods. The xAP is a compact, single channel access point optimized for cognitive radio operation. Up to 18 xAPs can be co-located to provide up to 108 Mbps of total data in the 900 MHz ISM band. xMax channelizes the 902-928 MHz band into 18 discrete channels, which are only used when there is traffic to mobile devices that are registered with a particular channel.

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Access Network Gateway (ANG), called the xMCC in an xMax network that provides call process, IP packet delivery services and several other IP, mobility and network signaling related functions.

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Technology-agnostic backhaul links from xAP sites and the ANG (Fiber, Metro Ethernet, PTP Wireless, etc.).

CN5100 Mobile Hotspot
The xMax CN5100 Mobile Hotspot is a device that allows users of Wi-Fi-enabled smartphones, tablets, notebooks and other devices to access the Internet through the xMax cognitive radio network. The CN5100 Mobile Hotspot acts as a transparent protocol bridge that connects end user devices to the wide-area xMax network using secure Wi-Fi links, USB or Ethernet cables. It supports not only fixed users but will also supports mobile users and has been designed to provide exceptional QoS (Quality of Service) and MoS (Mean Opinion Score) while supporting calls, texting (SMS) and broadband data streams over the xMax network.
The CN5100 Mobile Hotspot includes a Wi-Fi router chip that allows it to simultaneously support multiple external devices wirelessly. It will enable operators to deploy long-range xMax networks that can integrate with the large installed base of Wi-Fi and Ethernet-capable devices. Subscribers will easily be able to install and set up a CN5100 Mobile Hotspot to support any device having a Wi-Fi, USB or Ethernet connection. By incorporating xMax radios and 2x4 MIMO technology, CN5100 Mobile Hotspots can provide range and reliability that management believes is superior to Wi-Fi-based wide-area systems.
CN3100 Vehicle Modem
The xMax CN3100 Vehicle Modem is an IP67-rated ruggedized subscriber device that is designed to be installed inside or outside vehicles. The CN3100 Vehicle Modem acts as a transparent protocol bridge, allowing users of WiFi-enabled smartphones, tablets, notebooks and other devices to seamlessly access the Internet through the xMax cognitive radio network.
The CN3100 Vehicle Modem is waterproof and made to withstand wide temperature ranges and challenging environmental conditions. It has been designed to meet the extreme demands characteristic of expeditionary environments, making it ideally suited for employment in the public safety, homeland security, and military market places.
While primarily developed for vehicle usage, the CN3100 Vehicle Modem may also be externally mounted in fixed locations like parks or other outdoor areas to provide WiFi access for use in monitoring, surveillance, machine-to-machine and other applications using the xMax backhaul link.
CN3200 Dual-Band Routing Modem
The xMax CN3200 Dual-Band Routing Modem is a single compact unit that operates in both the 900 MHz and 2.4 GHz frequency bands. The CN3200 Dual-Band Routing Modem utilizes interprotocol smart-routing algorithms to automatically determine which frequency to use based on the user’s application. Voice calls are prioritized to the 900 MHz band while video and data are prioritized to the 2.4 GHz band. The experience to the user is seamless, providing simultaneous high speed data communications and calling without latency or echo.
CN3200 Dual-Band Routing Modem is designed for use in both fixed and mobile applications. In logistics, military, or public service applications, the 2.4 GHz link can assist in loading and unloading high volumes of data from the application server to a stationary vehicle and then transparently switch over to 900 MHz once it goes mobile. The CN3200 Dual-Band Routing Modem automatically switches all data and voice traffic to the 900 MHz radio to keep the connection alive. When the vehicle becomes stationary again, the CN3200 Dual-Band Routing Modem resumes dual band operation.
The CN3200 Dual-Band Routing Modem has been designed with built-in redundancy with automatic failover. If the 2.4 GHz band becomes congested, slow, or filled with interference, the CN3200 Dual-Band Routing Modem automatically routes all voice and data communications over the 900 MHz band to preserve communications.
CN1100 Access Point

The xMax CN1100 Access Point is an all-IP wireless access point that delivers wide area coverage, broadband throughput and reliability for fixed, nomadic and mobile applications, even when there is significant interference. The CN1100 Access Point brings together innovative technologies including Software Defined Radio (SDR), cognitive networking and a 2x4 MIMO in a compact and affordable broadband access point. These capabilities enable the CN1100 Access Point to deliver wide area coverage and broadband throughput for fixed, nomadic and mobile applications.
xMax radios and 2x4 MIMO technologies give the CN1100 Access Point range and reliability surpassing Wi-Fi-based systems. The CN1100 Access Point (as well as all xMax components) supports nomadic and fully mobile connectivity, including high-speed handoff that will allow xMax operators to offer on-the-go services that differ from those of fixed services, such as cable and DSL. When implemented, Self-Organizing Networking (SON) technology will simplify and speed deployment for commercial, private and tactical networks.
The CN1100 Access Point is a small, single channel device that provides voice, data and video over ranges of 1 to 5 miles (non-line-of-sight) and up to 15 miles (line-of-sight), depending on environmental and installation conditions. The xMax system is designed so that it is possible to collocate multiple CN1100 Access Points in order to increase system capacity. CN1100 Access Points are GPS time-synchronized to avoid self-interference, which increases overall system capacity and load leveling. These features, along with deterministic Media Access Control (MAC) for high-quality voice calls, give the xMax system improved scalability in real-world conditions.
Having numerous accessible channels allows neighboring network nodes (made up of one or more CN1100 Access Points) to utilize non-interfering channels automatically when employing the network self-planning features that are in our technology roadmap. This will allow the network to grow and scale more easily without the operator having to redesign the network RF plan each time a device moves, or when CN1100 Access Points or users are added or removed from the network.
CN7000 Mobile Control Center
The xMax CN7000 Mobile Control Center is the backbone network element in the xMax regional network. The CN7000 Mobile Control Center controls the delivery of voice and data services, and manages all elements in the regional network, including access points and end-user devices.
The CN7000 Mobile Control Center acts as an aggregation point for the connected CN1100 Access Points and it performs routing and security functions. The CN7000 Mobile Control Center is typically connected to the Internet/Global Information Grid (GIG) and one or more VoIP soft switches.

xMonitor/xDrive

XMonitor
Map
Reports
Users
Config
Network Devices
Floor Plan
Primary Plan
Logged In
Base Stations:
paulbxAP - 0.10.217.43
brunoXap - Unknown SW
BTS Info:
Network Info:
IP Address:
MAC Address:
Active Channels:
Location Info:
Address:
GPS:
No GPS data is available for this device. Currently using the address above
Edit the address
Tamarac
Sunrise
Lauderdale Lakes
Lauderhill
Plantation
Leaflet | XG Technology

xMonitor
xDrive
These software tools provide integrated and comprehensive network and element management for the xMax network, as well as mobile network throughput and coverage optimization.
xMonitor is a component of the CN7000 Mobile Control Center that monitors the status and health of all CN1100 Access Points, CN7000 Mobile Control Center elements, and VoIP core elements. It provides end-to-end IP network management and monitoring services. xMonitor is a web-based application that will be installed at an operator’s Network Operation Center, enabling remote management of network status. The program runs as a live application that continuously collects data from the network, updating the aggregated information without user intervention. It can be programmed to display specific views around the clock — providing an at-a-glance heads-up display from which to survey the network.
xDrive is a drive mapping utility designed to gather, display and log performance statistics from the CN5100 Mobile Hotspot, CN3200 Dual-Band Routing Modem and CN3100 Vehicle Modem. It will allow field technicians to map the coverage of a deployment of CN1100 Access Points, as well as providing CN5100 Mobile Hotspot/CN3200 Dual-Band Routing Modem/CN3100 Vehicle Modem to CN1100 Access Points to link statistics.
Competition and Competitive Positioning
The primary competitors of IMT and Vislink are Domo Tactical Communications (Formerly a division of Cobham), Silvus Technologies, Persistent Systems, Troll Systems and a number of smaller market-specific businesses.

The union of the IMT and Vislink entities created the market share leader in the professional broadcast and media video transmission sector. We believe that their products solve a growing market need for stable, high-definition, wireless video communications. Separately, IMT and Vislink have been able to successfully leverage their long broadcast industry leadership, reputations for advanced technology, and ability to provide end-to-end-solutions in order to maintain and increase their customer bases and to continue providing highly competitive offerings. Both companies have mature product offerings that address applications in growing market segments, including in-game sports video mobile feeds, real-time capture and display of footage from drones and other aerial platforms, and rapid-response electronic news gathering operations.
As the businesses are integrated, it is expected that these advantages will be further strengthened. Because there is currently minimal overlap in product offerings between IMT and Vislink, we believe there will now be the opportunity to offer an expanded range of product offerings, additional services and enhanced capabilities. This positions us well for continued growth in broadcast and sports and entertainment markets, and we expect near term growth in the government/surveillance market. As we realize full control of the production processes of the two firms, we expect to be able to realize improving margins, control over product quality and competitive agility.
With respect to xMax, the wireless technology sector is intensely competitive and is rapidly evolving. Several vendors have researched and experimented with cognitive radios. This research predominately falls under the traditional industry defined use of a cognitive radio where cognitive capabilities are restricted to dynamic spectrum access (“DSA”) within the radio device. However, we believe that only a few vendors are undertaking development across all the key elements of cognitive technology: spectrum sensing, spectrum management, spectrum mobility, spectrum sharing, and spatial processing.
We not only face competition from other companies developing cognitive radio solutions but we are also competing for sales to end-user customers with companies offering solutions utilizing other technologies for access to licensed and unlicensed spectrum, such as LTE and Wi-Fi. In the cognitive radio market, our competitors include, Neul Ltd., Shared Spectrum Corporation and Adaptrum.
The main vendor in the public safety market is Motorola Solutions, which is a global player that holds a highly dominant market share in the U.S. of over 80% in public safety and government wireless networks. Meanwhile, in the defense market, there are several large and significant companies that provide wireless communications systems to U.S. and international military agencies, including Harris Corporation, ITT Industries, Raytheon, Boeing, Thales Communications and Lockheed Martin. It is common for one competitor to be a subcontractor to another competitor who is the prime contractor and vice versa as programs of record ramp up and ramp down over time.
A number of our current or potential competitors have long operating histories, significant brand recognition, large customer bases and significantly greater financial, technical, sales, marketing and other resources than we do. We believe that xMax possesses the following key features that together constitute a competitive advantage to alternatives in the market:
xMax competitive positioning:
Mobility and Rapid Deployability — we have developed our product line to support mobility and rapid deployability. xMax has been designed with the ability to automatically perform its own RF planning by utilizing an extended range of non-interfering channels without manual intervention. This allows for the rapid deployment of communications assets which is often essential in the establishment of critical communications infrastructures. It also provides the ability to make the entire network infrastructure mobile, with CN1100 Access Point base stations able to move in relation to each other as well as to CN5100 Mobile Hotspots, CN3200 Dual-Band Routing Modems, xMax CN3100 Vehicle Modems and users. We believe this feature will be unique to xMax and will address a major capability gap for defense, homeland security, and public safety agencies which all require “on the move” communications networks. These agencies currently have no equipment or capacity for this identified and urgently needed capability.
Unique Product Architecture — The all-IP architecture on which xMax is based allows end-users to access the network with any IP-enabled device such as smartphones, tablets, and laptops while using their preferred software including VPNs and other security applications. We believe this can reduce costs by eliminating the need for expensive proprietary end-user devices and applications, while freeing users from the constraints of public cellular networks.

Exceptional Flexibility — xMax can serve as either a fixed, mobile, portable, or aerial wireless infrastructure, making it ideal for a number of deployment scenarios. These include emergency response, public safety and defense where communications must often be established quickly in remote areas, as well as for utilities and other critical infrastructure operations.
High level of interoperability — Although xMax operates as a self-contained communications infrastructure, it is interoperable with both public and private systems including P25, PSTN, cellular networks, and the forthcoming FirstNet nationwide public safety communications network.
Interference mitigation — Whereas most competitors’ efforts to date focus on interference avoidance, we have extended our core competency into the realm of interference mitigation. In a world where wireless demand is certain to result in more, not less, congested airwaves, we believe that our intellectual property that can help to ameliorate interference is a unique competitive advantage in the marketplace.
We believe we compete favorably on these factors. However, our industry is evolving rapidly and is becoming increasingly competitive. Other developers could develop alternative wireless cognitive networks and other technologies that may adversely affect our ability to attract and retain customers. These competitors may include companies of which we may not be currently aware.
With respect to our xG Federal Group, we believe that the growing need for wireless spectrum among public and private users will continue to drive interest in technology-based spectrum sharing approaches, such as cognitive radio and opportunistic (i.e. shared) spectrum use. In fact, a number of federal agencies, including the Department of Defense, the National Science Foundation, and the Department of Energy, have ongoing research and development activities in the area of spectrum sharing. For example, the Defense Advanced Research Projects Agency (DARPA) supported early research into cognitive radio and dynamic spectrum access, and it continues to address key problem areas in spectrum sharing for military systems. Leveraging elements of our intellectual property portfolio and technological foundation in areas including interference mitigation, cognitive radios and interference mitigation and multiple in, multiple out (“MIMO”) antenna technology, we believe we are well-placed to identify, respond to, and secure funded spectrum sharing research opportunities.
Sales and Marketing
Our sales team currently is comprised of sales managers responsible for defined regional areas, inside sales personnel, and business development representatives focused on targeted sectors and/or regions. They are supported by solution engineers trained in technical sales with given market focus. This sales team is focused on supporting our current customers, as well as nurturing relationships with prospective customers in key domestic and international markets. For our IMT, Vislink and xMax brands, we employ a combination of sales channels, including direct-to-end customer sales, network group sales, reseller/integrators and OEM sales channels in order to use the most efficient means of reaching customers depending on the market segment. Sales efforts are supported by marketing and public relations activities, digital and print marketing initiatives, the creation of support materials, and trade show and other event appearances.
Our sales and support personnel are actively involved in the development of sales presentation materials and training of our channel partner sales personnel to assist them in marketing our services, either directly or indirectly to their customers. We also directly train and support selected key customers and technology providers in order to grow an active client base and solidify relationships.
As of October 17, 2017, our business development, sales and marketing team consisted of 25 full-time employees or contractors.
Customers
Our IMT and Vislink entities have developed significant followings based on their reputation for product performance, reliability and use of advanced technology. Both have developed diverse and stable customer bases for repeat product purchases from blue chip, tier-1 clients in the Broadcasting and Sports and Entertainment markets, as well as among high-profile agencies and organizations in Surveillance (Military and Government) markets.

Manufacturing and Suppliers
We have historically retained contract manufacturers to manufacture, test, assure the quality of, and ship our products. With the acquisitions of IMT and Vislink, we have additional options for both internal and external manufacturing of products. This provides us the opportunity to develop optimal supply chains that are tailored to our needs on a per-product and per-solution basis. Going forward, we anticipate that we will focus on our core strengths, which are innovation and technology design and the development, creation and exploitation of our intellectual property. Accordingly, we ultimately plan to become a designer, developer and fabless supplier of xMax integrated circuits and system software solutions for xMax products where we would supply integrated circuits produced either through the IMT and Vislink assets, if we are able to successfully integrate them into our business, or by third party manufacturing partners under license, software, reference designs, features, tools and technical support.
While we intend to integrate IMT and Vislink into our plan to build our products, but may continue to rely, particularly in the short term, on third party components and technology to build our products, as we procure components, subassemblies and products necessary for the manufacture of our products based upon our design, development and production needs. While components and supplies are generally available from a variety of sources, we currently depend on a single or limited number of suppliers for several components for our products. We are using a single source digital signal processor that may be difficult to replace with an equivalent performance device. We rely on purchase orders rather than long-term contracts with our suppliers. We do not currently stockpile enough components to mitigate any potential supply disruption if we are required to re-engineer our products to use alternative components.
Intellectual Property
Our business is significantly based on the creation, acquisition, use and protection of intellectual property. Some of this intellectual property is in the form of software code, patented technology and trade secrets that we use to develop our technologies, solutions and products. We have developed a broad portfolio of intellectual property that covers wired and wireless communications systems. As of October 17, 2017, in the U.S., we have 58 patents granted, 1 patent application pending, and no provisional applications pending. Internationally, we have 33 patents granted, 6 patent applications pending, and no Patent Cooperation Treaty (PCT) applications.
Areas of our development activities that have culminated in filings and/or awarded patents include:
•
Spatial Processing (MIMO);

•
Self-Organizing Networks;

•
RF Modulation;

•
Compression (protocols, payload, signaling, etc.);

•
Modulators/Demodulators;

•
Antennas/Shielding;

•
Wired and Wireless Networks;

•
Media Access Control Protocols;

•
Interference Mitigation;

•
Cognition enabling over the air protocols (MAC layer);

•
Wireless data compression;

•
Dynamic Spectrum Access (DSA);

•
Quality of Service; and Quality of Service; and

•
Digital Broadcasting over Microwave Links.

We protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties. We also actively engage in monitoring activities with respect to infringing uses of our intellectual property by third parties.
In addition to these contractual arrangements, we also rely on a combination of trade secret, copyright, trademark, trade dress, domain name and patents to protect our products and other intellectual property. We typically own the copyright to our software code, as well as the brand or title name trademark under which our products are marketed. We pursue the registration of our domain names, trademarks, and service marks in the United States and in locations outside the United States. Our registered trademarks in the United States include “xG”, and “xMax”, “IMT”, “Vislink”, the names of our products, among others.
Circumstances outside our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in the United States or other countries in which our products are sold or distributed. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. In addition, protecting our intellectual property rights is costly and time-consuming. Any unauthorized disclosure or use of our intellectual property could make it more expensive to do business, thereby harming our operating results.
Companies in the mobile wireless communications technology and other industries may own large numbers of patents, copyrights and trademarks and may frequently request license agreements, threaten litigation or file suit against us based on allegations of infringement or other violations of intellectual property rights. We may face allegations by third parties, including our competitors and non-practicing entities, that we have infringed their trademarks, copyrights, patents and other intellectual property rights. As our business grows, we will likely face more claims of infringement.
Government Regulations
Regulators’ Role in Spectrum.   In the past, all radios were designed with the assumption that they were operating in a spectrum band that was free of interference. There was no requirement to design radios with the ability to dynamically change channels or change spectrum bands in response to interference. These radios required pristine, dedicated licensed spectrum to operate. This led to the FCC and other regulators worldwide licensing spectrum to a particular network operator, for example, cellular paging or wireless service provider so that interference would be carefully controlled. Because of this past legacy, significant blocks of spectrum were underutilized. Even in spectrum bands that might be considered to be highly utilized, valuable spectrum can sit idle in sparsely populated areas or at certain hours of the day when network use dramatically drops.
There are also applications such as paging that have fallen out of favor and contribute to this underutilization. Despite the dramatic drop in the use of pagers, a large amount of spectrum is still dedicated to this application. This regulatory policy has led to inefficient use of spectrum and consequently the declaration of a spectrum crisis. While regulators are continuing to allocate spectrum based upon this assumption that radios do not have the ability to share spectrum, they are now starting to embrace the concept of shared spectrum and the opportunistic use of spectrum enabled by cognitive radio networks.
Regulators are starting to ease the rules relating to the allocation and access of spectrum. A good example of this is the shared use of TV broadcast spectrum via the creation of TV White Spaces for wireless broadband. The FCC and other spectrum regulatory agencies like the UK’s Ofcom have begun the process to allow cognitive radios to use freed-up spectrum resulting from the transition from analog to digital TV broadcasts. For example, TV white space continues to gain momentum in the US and Europe with multiple deployments and trials being supported by some of the world’s largest technology companies. Furthermore, a new group has been formed called AIR.U that is being funded by Microsoft, Google and others to utilize TV White Spaces to bring high-speed Internet services to rural campuses, schools and other institutions in the US. Similar initiatives are being undertaken in the UK with extensive trials being done in both urban and rural settings using TV White Spaces. In addition to two of the largest technology companies mentioned above, Nokia is also taking a leading role in the UK’s TV White Space trials. While there have been rumors circulating that the FCC was somehow taking back TV White Spaces, there appears to be no actual indication of this taking place. In fact, the FCC appears to be approving more TV White Space database administrators as well as certifying additional radio platforms for operation in TV White Spaces. It is possible, nonetheless, that over time, TV White Spaces could be reclaimed by Congress or the FCC and re-auctioned for licensed use. However, that is a risk any unlicensed spectrum faces and has never actually occurred in the US. Other countries globally are also seriously considering creating their own TV white space allocations. These countries include Canada, Brazil and the EU.
Operators and consumers are able to use available unlicensed spectrum bands for the delivery of new applications and inexpensive broadband capacity. An example of this is the data offload efforts of some carriers that use 802.11 Wi-Fi (in the 2.4 and 5.8 GHz unlicensed bands) in densely populated areas where their 3G network is congested. This allows carriers to continue supporting mobile voice and data services over their licensed spectrum, while data that can be consumed at a fixed location (airport, coffee shop, office, etc.) is forced over an unlicensed Wi-Fi link. However, the popularity of Wi-Fi and other devices that use these frequencies has resulted in crowded and noisy spectrum that not only has to support the carriers’ smartphone data, but all other applications from other devices in that band as well. The interference in these bands affects the capacity and efficiency of this spectrum for conventional radios. However, where conventional radios see “walls of interference”, cognitive radios can uncover “windows of opportunity” and recover up to 85% of the total unused bandwidth in these frequencies.
The FCC’s Part 15 rules that govern use of the 902 – 928 MHz ISM band and other unlicensed spectrum bands are well established and are considered responsible for creating an environment where technology and innovation has flourished. They are recognized as having helped create an industry that has generated tens of thousands of high technology jobs, added billions of dollars to the United States economy, and brought the benefits of a wide variety of convenient, economical communications devices to business, industry, education, health care providers and consumers alike. While there have been some attempts to challenge them, they have always been reaffirmed and we have every reason to believe they will remain so.
Even during the recent debates over spectrum policy, there have been no suggestions put forth by the FCC, the Congress or industry to repurpose the ISM unlicensed band to a licensed one that could be auctioned off. The reallocation of a band that is in active use by so many devices would be prohibitively disruptive. Given the long history and widespread use of the ISM band for such a wide array of communications, we feel very confident that it will remain open to use by technologies such as xMax® for the foreseeable future.
While devices operating upon unlicensed bands do not require FCC licensing, they are not unregulated and must meet the Federal Code of Regulation (CFR) FCC Part 15, which is a common testing standard for most electronic equipment. FCC Part 15 covers the regulations under which an intentional, unintentional, or incidental radiator that can be operated without an individual license. FCC Part 15 covers as well the technical specifications, administrative requirements and other conditions relating to the marketing of FCC Part 15 devices.
Limitation of existing solutions.   Existing wireless networking technologies such as standard 802.11 based Wi-Fi, WiMAX and LTE have been designed to satisfy the increasing demand for broadband access and support mobility. According to a Gartner forecast in May 2011, aggregate end-user spending on wireless networking equipment for Enterprise WLAN, wireless broadband access, and LTE solutions, are expected to grow from $5.2 billion in 2010 to $22.5 billion in 2015, representing a CAGR of 34%. However, these existing alternative networking solutions often fail to meet the price-performance requirements of wireless networking in emerging markets, which in turn has led to low penetration and large populations of unaddressed users in these areas. As a result, there is a strong need for cost-effective solutions to deliver wireless networking solutions to consumers and enterprises in underserved and underpenetrated markets. These solutions must be robust and provide service equivalent to that of alternative wired and wireless solutions while simultaneously meeting the economic objectives of network operators and service providers in these markets.
Increasing use of the unlicensed spectrum.   Private industry in underserved and underpenetrated markets worldwide has responded to the lack of wired infrastructure by deploying wireless networks utilizing unlicensed RF spectrum. These network operators and service providers often cannot afford the capital outlay to acquire licenses for the licensed RF spectrum and have consequently designed their wireless networks for the unlicensed RF spectrum. In the absence of affordable broadband access in the licensed spectrum, the number of users of the unlicensed RF spectrum has increased for communications equipment, as well as consumer devices such as cordless phones, baby monitors and microwave ovens. As a result of high demand for the unlicensed RF spectrum, use of this spectrum to provide high quality wireless networking has become more challenging and congestion is limiting the growth of wireless networks.
Government incentives for broadband access.   Governments around the world are increasingly taking both regulatory and financial steps to expand access to broadband networks and increase availability of advanced broadband services to consumers and businesses. For example, in many countries, including the United States, the responsible regulatory agencies have released the spectrum previously used for broadcast TV, known as the TV White Space, to relieve some of the congestion. The United States and other countries have adopted stimulus plans to increase the delivery of robust broadband access in underserved areas. The World Bank has reported that 12 countries and the EU have committed an aggregate of  $122.4 billion in broadband stimulus funds to date.
Our History
The Company was originally organized as a limited liability company under the laws of the State of Delaware on August 26, 2002 under the name JTS Acquisitions, LLC. On March 21, 2003, we changed our name to xG Technology, LLC. Pursuant to a certificate of conversion and a certificate of incorporation filed with the State of Delaware on November 8, 2006, xG Technology, LLC converted to a Delaware corporation under the name xG Technology, Inc. Our executive offices are located at 240 S. Pineapple Avenue, Suite 701, Sarasota, FL 34236, and our telephone number is (941) 953-9035. Our website address is www.xgtechnology.com. Information contained in our website does not form part of the report and is intended for informational purposes only.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act since we went public in July 2013. We will remain an emerging growth company for up to five years, or until the earliest of  (i) the last day of the first fiscal year in which our annual gross revenue exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. Pursuant to Section 102 of the JOBS Act, we have provided reduced executive compensation disclosure and have omitted a compensation discussion and analysis from this Report. Pursuant to Section 107 of the JOBS Act, we have elected to utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.
Employees
As of October 17, 2017, we employed 229 full-time equivalent employees, contractors or consultants, which included 105 in development, 5 officers, 25 in general and administrative, 3 in business development, 66 in operations and 25 in sales and marketing. We also engage a number of temporary employees and consultants. None of our employees are represented by a labor union or are party to collective bargaining agreements. We believe that we have good relations with our employees.
Properties
Our corporate headquarters and marketing and business development office are located in Sarasota, Florida, in an office consisting of a total of 3,403 square feet pursuant to a lease that expires October 31, 2019. For our research and development, engineering, sales and support personnel we also have an office in Sunrise, Fort Lauderdale, Florida consisting of 11,029 square feet pursuant to a lease that expires on May 13, 2018. IMT has 14,416 square feet in Hackettstown, New Jersey pursuant to a lease that expires April 29, 2020. Vislink has 39,327 square feet in Billerica, MA through May 31, 2021 and 14,000 square feet in Colchester, United Kingdom pursuant to a lease that expires March 24, 2025. We believe our current facilities are sufficient for our current needs and will be adequate, or that suitable additional or substitute space will be available on commercially reasonable terms, for the foreseeable future.

Legal Proceedings
From time to time, we are a party to litigation and subject to claims incident to the ordinary course of business. Future litigation may be necessary to defend ourselves and our customers by determining the scope, enforceability and validity of third party proprietary rights or to establish our proprietary rights.
As of October 17, 2017, we do not have any material litigation matters pending.

MANAGEMENT
Executive Officers and Directors
The following table sets forth the names, ages and positions of all of the directors and executive officers of the Company and the positions they hold as of the date hereof.
Name of Executive Officer or Director	Age	Position	Date First Elected or Appointed
George F. Schmitt	73	Executive Chairman of the Board, Director and Chief Executive Officer	February 4, 2011
Roger G. Branton	50	Chief Financial Officer	August 26, 2002
Belinda Marino	57	Secretary	August 20, 2013
John C. Coleman	63	Director and President of Federal and Expeditionary Business Division	January 19, 2011
John Payne IV	47	President of the IMT Division	January 29, 2016
James Walton	37	President of IMT Ltd.	February 16, 2017
Gary Cuccio	71	Director	July 18, 2013
Kenneth Hoffman	61	Director	July 18, 2013
Richard L. Mooers	53	Director	February 4, 2004
Raymond M. Sidney	46	Director	July 18, 2013
General James T. Conway	69	Director	January 6, 2015
George F. Schmitt, Executive Chairman of the Board, Director and Chief Executive Officer
Mr. Schmitt has over 40 years of broad telecom experience in wireless and wireline companies and has built wireless networks in a dozen countries. He is a major investor in the Company through his personal holdings and through his holdings in MBTH and became Executive Chairman of the Board on July 19, 2013 while previously serving as a director of the Company since February 4, 2011. Mr. Schmitt has been the Chief Executive Officer of the Company since February 12, 2015. He also previously served as the Chief Executive Officer of MBTH from December 2010 through December 2013. Mr. Schmitt currently sits on the board of directors of SecureAlert, Calient, and the California Thoroughbred Breeders Association. Mr. Schmitt previously served as a director of TeleAtlas, Objective Systems Integrators, Omnipoint and LHS Group. Mr. Schmitt is a principal of Sierra Sunset II, LLC and served as a former Trustee of St. Mary’s College. In addition, Mr. Schmitt has served as a director of many privately held companies including Voice Objects, Knowledge Adventure, Jungo and Cybergate, among others. Mr. Schmitt has also served as Financial Vice President of Pacific Telesis and chaired the Audit Committees of Objective Systems Integrations and TeleATLAS. Mr. Schmitt received an M.S. in Management from Stanford University, where he was a Sloan Fellow, and a B.A. in Political Science from Saint Mary’s College.
Mr. Schmitt was selected to serve on our Board based on his extensive experience with technology and networking companies and broad experience in the telecommunications industry and his status as a significant investor in our company
Roger G. Branton, Chief Financial Officer
Mr. Branton serves as Chief Financial Officer of the Company, and together with Richard Mooers co-founded the Company in August 2002. He also serves in similar capacities at MBTH, a company he co-founded with Richard Mooers and George Schmitt in 2010. Mr. Branton graduated from West Chester University in Pennsylvania with a Bachelor of Science degree in accounting in 1989. He trained as a certified public accountant until 1992 and then worked at an investment/merchant bank which specialized in the technology, agriculture, and environmental industries, where his duties included acting as interim chief financial officer for several companies within its investment portfolio. In 1997, Mr. Branton co-founded Mooers Branton & Company, an international merchant bank which provides early-stage financing to emerging businesses in the technology, hospitality, and real estate sectors.

Belinda Marino, Secretary
Mrs. Marino has served as Secretary since August 2013. Mrs. Marino is also an employee of the Company serving as the Director of Human Resources since 2006. In addition to the above, Mrs. Marino has ongoing responsibilities for functions that include corporate banking activities and corporate governance. Mrs. Marino earned a PHR (Professional in Human Resources) Certificate from the HR Certification Institute in 2009.
John C. Coleman, President of Federal and Expeditionary Business Division and Director
Mr. Coleman brings to us 35 years of combined experience in expeditionary operations from both government service and the private sector. Since February 2015, Mr. Coleman has served as the President for our Federal and Expeditionary Business Division. From June 2010 to February 2015, he served as the Chief Executive Officer and Chief Operating Officer of the Company. From January 2009 to June 2012, he was the Chief Executive Officer of Joint Command and Control Consulting (JC3), a consulting services firm he founded that is focused on the development, integration, and delivery of mature and emerging technologies in support of expeditionary operations, particularly as related to command, control, and communications. In conjunction with its strategic partners, JC3 provides C4ISR-related systems, service, training, and support to expeditionary responders, both civil and military. He also served as a Vice-President of Hunter Defense Technology, a position he held from July 2006 to December 2008. In the 30 years preceding private sector employment, Mr. Coleman served the United States as a U.S. Marine Officer. Defining the character of his service upon retirement, Mr. Coleman was awarded the nation’s Distinguished Service Medal, an honor very rarely and only under exceptional circumstance bestowed to Marines below the rank of General Officer. He retired from the U.S. Marine Corp as a Colonel. He possesses top secret clearance which gives him access to several of our major markets.
Mr. Coleman was selected to serve on our Board based on his significant experience with the military and military operations
John Payne IV, President of the IMT Division
Mr. Payne has served as President of the IMT Division since January 29, 2016. Mr. Payne was previously the Chief Technology Officer and VP of Engineering from February 2012 to January 2015, and in January 2015 became Chief Operating Officer of IMT through January 2016 while continuing as Chief Technology Officer. From August 2010 through March 2012, Mr. Payne was the Vice President of Technology for IMT, a Vitec Group company. From 1996 through August 2010, Mr. Payne worked for Nucomm, Inc. in various positions, including as Vice President of Engineering. Mr. Payne holds several patents in the area of wireless communications and is considered an industry expert in the wireless video communication industry related to broadcast television and military and civil manned and unmanned systems. Mr. Payne has a Master of Science in communication systems from the University of Southern California and a Bachelor of Science in engineering from the Rochester Institute of Technology.
James Walton, President of IMT Ltd.
On February 16, 2017, Mr. Walton was appointed to serve as our President of IMT Ltd., a new entity created by our acquisition of the Vislink Communications Systems division (“VCS”). From 2012 to February 2017, Mr. Walton was employed at Vislink International Limited, originally serving as Chief Financial Officer, becoming Chief Operating Officer in January 2015 and then Chief Executive Officer in July 2016. Prior to Vislink International Limited, Mr. Walton was employed at Atex Group Limited, a private equity-backed software company, serving as Assistant Group Financial Controller from May 2007 to November 2008, Group Financial Controller from November 2008 to August 2011, and Vice President and Global Finance Director from August 2011 to October 2012. From February 2006 to May 2007, Mr. Walton was employed at Hutchinson 3G UK Limited, a cellular network provider in Europe. From February 2005 to February 2006, Mr. Walton served as Assistant Manager at KPMG, a large accounting and auditing firm. Mr. Walton earned a bachelor’s degree in biochemistry from Newcastle University in 2001, and has been a member of the Institute of Chartered Accountants in England and Wales (ICAEW) since 2004.

Gary Cuccio, Director
Gary Cuccio has over 35 years of broad operating experience in wireless, software, engineering, operations, sales and marketing. Mr. Cuccio currently serves as Chairman of Openet Telecom Ltd. Based in Dublin, Ireland, Openet Telecom is a venture-backed software company providing IP mediation to leading Telco companies on a global basis. Mr. Cuccio also serves on the board of mBlox as the chairman of its audit committee. mBlox is a venture-backed startup providing a service bureau for SMS messages in the wireless space. Headquartered in London, England, and Sunnyvale, California, mBlox operates in Europe, the U.S. and Asia. Previously, Mr. Cuccio was Chief Executive Officer of ATG, a CLEC based in California, Oregon, and Washington. Prior to ATG, Mr. Cuccio was Chief Executive Officer of LHS group (Nasdaq: LHSG), a Telco billing software supplier. LHS was acquired by Sema, a French software company, in the third quarter of 2000 for $6.8 billion. Mr. Cuccio was also Chief Operating Officer of Omnipoint, a PCS mobile wireless carrier. Mr. Cuccio’s experience also includes several positions held at Airtouch, most notably Vice President of Operations for Europe, Vice President, Asia and President of Airtouch Paging. The company was merged with Vodafone in 1999. He has also served as chairman of the board and audit committee chairman of privately held companies and has helped sell and merge several public and privately held companies. Mr. Cuccio started his career with over 27 years at Pacific Tel in Operations, Engineering, Customer Service and Sales & Marketing, ending his tenure there as VP/General Manager.
Mr. Cuccio received his AMP from Harvard University, his MBA from St. Mary’s College and his BA in Political Science from California State University Los Angeles.
Mr. Cuccio was selected to serve on our Board based on his 45 years of experience with technology and communications companies as well as his financial and audit committee background. Mr. Cuccio qualifies as an “audit committee financial expert” within the meaning of the SEC regulations.
Kenneth Hoffman, Director
Mr. Hoffman joined the Company in August 2010 as an advisor. Ken Hoffman is Vice President of Regulatory Affairs for Florida Power & Light Company (“FPL”), the rate-regulated subsidiary of NextEra Energy, Inc. (NYSE: NEE), one of the nation’s leading electricity-related services companies. He is responsible for providing assistance in the management and oversight of FPL’s regulatory activities before state regulators and the state legislature on energy matters. Mr. Hoffman joined FPL in 2008 after a successful career in private law practice specializing in the representation of public utilities and telecommunications companies before the Florida Public Service Commission, the Florida Legislature and the Florida courts. He has over 25 years of experience representing various types of telecommunications carriers including wireless before regulatory and legislative bodies. His expertise in regulatory proceedings in Florida will be helpful as we grow and face potential regulatory actions. Prior to joining FPL, he was a shareholder at Rutledge Ecenia Purnell & Hoffman, PA, in Tallahassee, Florida for 14 years. Mr. Hoffman was selected to serve on our Board based on his extensive experience in the utility industry, a key industry segment to utilize our products and services.
Richard L. Mooers, Director
Richard Mooers has been involved in telecommunications activities for over 20 years and has significant expertise in accounting, risk management, and controls. For the past 11 years, he has served in a variety of positions with our company since its founding in August 2002. Mr. Mooers served as our Executive Chairman of the Board from inception until July 19, 2013 and continues to serve as a director of the Company, a position he has held from inception. He also serves as Chairman, Chief Executive Officer and Director of MBTH, a company he co-founded with Roger Branton and George Schmitt in 2010. Mr. Mooers graduated summa cum laude from the University of Maine, with a Bachelor of Science degree in business administration in 1985. He remains one of the major investors in the Company.
Mr. Mooers was selected to serve on our Board based on his extensive experience with technology and telecommunications companies, including as a founder, executive and investor.
Raymond M. Sidney, Director
Dr. Sidney has established several real estate investment ventures and been involved with a number of companies, including Covia Labs, Hemedex, Edison2 and Commuter Cars as an investor, board member or advisor. He also serves on the Vision Circle of the X PRIZE Foundation. Prior to this, Dr. Sidney was the second software engineer hired at Google, Inc. Dr. Sidney previously worked as a security expert and software engineer at RSA Labs and D.E. Shaw & Co., among other companies. He provided the implementation expertise for RC6, RSA’s candidate cipher for NIST’s quest for AES, a successor to the Data Encryption Standard. Dr. Sidney attended Caltech and Harvard, and he received a bachelor’s degree in mathematics from Harvard in 1991. He then entered the graduate program in mathematics at MIT, where he specialized in cryptography and received a PhD in 1995. His higher mathematics knowledge will be helpful to our development team. Dr. Sidney’s business experience includes running and investing in startups through his venture capital company, Big George Ventures. In addition, he is active in many educational and environmental undertakings in the Lake Tahoe area.
Dr. Sidney was selected to serve on our Board based on his extensive experience with technology companies and broad experience in the venture capital industry.
General James T. Conway, Director
General Conway retired from active military duty in 2010. Since retiring, General Conway has consulted for several corporate and non-profit boards, including Textron Inc., Colt Defense and General Dynamics. General Conway also co-chairs the Energy Security Leadership Council, a non-partisan energy policy think tank. Prior to his retirement, General Conway served as the 34th Commandant of the U.S. Marine Corps for four years. Prior to becoming Commandant, General Conway served for four years on the Joint Chiefs of Staff as Senior Operations Officer in the U.S. military, where he oversaw the war efforts in Iraq and Afghanistan. As a member of the Joint Chiefs of Staff, General Conway functioned as a military advisor to the Secretary of Defense, the National Security Council, and the President.
General Conway was selected to serve on our Board based on his significant experience assessing and implementing military technology operations.
Board Composition and Committees and Director Independence
The Board oversees our business affairs and monitors the performance of our management. In accordance with our corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives and by reading the reports and other materials sent to them and by participating in Board and committee meetings. Our directors hold office until the next Annual Meeting of Stockholders and until their successors are elected and qualified or until their earlier resignation or removal, or if for some other reason they are unable to serve in the capacity of director.
Our Board currently consists of seven (7) members: Richard L. Mooers, John C. Coleman, Gary Cuccio, Kenneth Hoffman, George F. Schmitt, Raymond M. Sidney and General James T. Conway. All of our directors will serve until our next Annual Meeting of Stockholders and until their successors are duly elected and qualified.
Director Independence
As we are listed on the Nasdaq Capital Market, our determination of independence of directors is made using the definition of  “independent director” contained in Rule 5605(a)(2) of the Marketplace Rules of the Nasdaq Stock Market. Our Board affirmatively determined that Gary Cuccio, Kenneth Hoffman, General James T. Conway, and Raymond Sidney are “independent” directors, as that term is defined in the Marketplace Rules of the Nasdaq Stock Market.
Board Committees
Our Board has an Audit Committee, a Compensation Committee and a Governance and Nomination Committee. Each committee has a charter, which is available on our website at www.xgtechnology.com. Information contained on our website is not incorporated herein by reference. Each of the board committees has the composition and responsibilities described below. As of October 17, 2017, the members of these committees are:

Audit Committee	Compensation Committee	Governance and Nomination Committee
Gary Cuccio*	Gary Cuccio	Gary Cuccio
Kenneth Hoffman	Kenneth Hoffman	Kenneth Hoffman*
General James T. Conway	Raymond Sidney	Raymond Sidney
	General James T. Conway*	General James T. Conway

*
Denotes Chairman of Committee.

Audit Committee
We have an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The members of our Audit Committee are Gary Cuccio, Kenneth Hoffman and General James T. Conway. Each of these committee members is “independent” within the meaning of Rule 10A-3 under the Exchange Act and the Marketplace Rules of the Nasdaq Stock Market. Our Board has determined that Gary Cuccio shall serve as the “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K. Gary Cuccio currently serves as Chairman of the Audit Committee of mBlox, Inc. and Openet Telecom Ltd. In the past he also served on the Audit Committee of Objective Systems Integration, Inc. and Affinity Internet, Inc. Gary Cuccio serves as Chairman of our Audit Committee.
The Audit Committee oversees our accounting and financial reporting processes and oversees the audit of our financial statements and the effectiveness of our internal control over financial reporting. The specific functions of the Audit Committee include:
•
Selecting and recommending to our Board the appointment of an independent registered public accounting firm and overseeing the engagement of such firm;

•
Approving the fees to be paid to the independent registered public accounting firm;

•
Helping to ensure the independence of our independent registered public accounting firm;

•
Overseeing the integrity of our financial statements;

•
Preparing an audit committee report as required by the SEC to be included in our annual proxy statement;

•
Reviewing major changes to our auditing and accounting principles and practices as suggested by our Company’s independent registered public accounting firm, internal auditors (if any) or management;

•
Reviewing and approving all related party transactions; and

•
Overseeing our compliance with legal and regulatory requirements.

Compensation Committee
The members of our Compensation Committee are Gary Cuccio, Kenneth Hoffman, Raymond Sidney and General James T. Conway. Each such member is “independent” within the meaning of the Marketplace Rules of the Nasdaq Stock Market. In addition, each member of our Compensation Committee qualifies as a “non-employee director” under Rule 16b-3 of the Exchange Act. Our Compensation Committee assists the Board in the discharge of its responsibilities relating to the compensation of the members of the Board and our executive officers. General James T. Conway serves as Chairman of our Compensation Committee.
The Compensation Committee’s compensation-related responsibilities include:
•
Assisting our Board in developing and evaluating potential candidates for executive positions and overseeing the development of executive succession plans;

•
Reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer;

•
Reviewing, approving and recommending to our Board on an annual basis the evaluation process and compensation structure for our other executive officers;

•
Providing oversight of management’s decisions concerning the performance and compensation of other company officers, employees, consultants and advisors;

•
Reviewing our incentive compensation and other stock-based plans and recommending changes in such plans to our Board as needed, and exercising all the authority of our Board with respect to the administration of such plans;

•
Reviewing and recommending to our Board the compensation of independent directors, including incentive and equity-based compensation; and

•
Selecting, retaining and terminating such compensation consultants, outside counsel and other advisors as it deems necessary or appropriate.

Governance and Nomination Committee
The members of our Governance and Nomination Committee are Gary Cuccio, Kenneth Hoffman, Raymond Sidney and General James T. Conway. Each such member is “independent” within the meaning of the Marketplace Rules of the Nasdaq Stock Market. The purpose of the Governance and Nomination Committee is to recommend to the Board nominees for election as directors and persons to be elected to fill any vacancies on the Board, develop and recommend a set of corporate governance principles and oversee the performance of the Board. Kenneth Hoffman serves as chairman of our Governance and Nomination Committee.
The Governance and Nomination Committee’s responsibilities include:
•
Selecting director nominees.   The Governance and Nomination Committee recommends to the Board nominees for election as directors at any meeting of stockholders and nominees to fill vacancies on the Board. The Governance and Nomination Committee will consider candidates proposed by stockholders and will apply the same criteria and follow substantially the same process in considering such candidates as it does when considering other candidates. The Governance and Nomination Committee may adopt, in its discretion, separate procedures regarding director candidates proposed by our stockholders. Director recommendations by stockholders must be in writing, include a resume of the candidate’s business and personal background and include a signed consent that the candidate would be willing to be considered as a nominee to the Board and, if elected, would serve. Such recommendation must be sent to the Company’s Secretary at the Company’s executive offices. When it seeks nominees for directors, our Governance and Nomination Committee takes into account a variety of factors including (a) ensuring that the Board, as a whole, is diverse and consists of individuals with varied and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as a “financial expert”, as that term is defined by the rules of the SEC), local or community ties and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially. The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to the ability of the Board to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process of the Governance and Nomination Committee for identifying nominees reflects the Company’s practice of re-nominating incumbent directors who continue to satisfy the committee’s criteria for membership on the Board whom the committee believes continue to make important contributions to the Board and who consent to continue their service on the Board. The Board has not adopted a formal policy with respect to its consideration of diversity and does not follow any ratio or formula to determine the appropriate mix; rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of board service. The Governance and Nomination Committee may adopt, and periodically review and revise as it deems appropriate, procedures regarding director candidates proposed by stockholders;

•
Reviewing requisite skills and criteria for new Board members and Board composition.   The Governance and Nomination Committee reviews with the entire Board, on an annual basis, the requisite skills and criteria for Board candidates and the composition of the Board as a whole;

•
Hiring of search firms to identify director nominees.   The Governance and Nomination Committee has the authority to retain search firms to assist in identifying Board candidates, approve the terms of the search firm’s engagement, and cause the Company to pay the engaged search firm’s engagement fee;

•
Selection of committee members.   The Governance and Nomination Committee recommends to the Board on an annual basis the directors to be appointed to each committee of the Board;

•
Evaluation of the Board.   The Governance and Nomination Committee will oversee an annual self-evaluation of the Board and its committees to determine whether it and its committees are functioning effectively;

•
Development of corporate governance guidelines.   The Governance and Nomination Committee will develop and recommend to the Board a set of corporate governance guidelines applicable to the Company.

The Governance and Nomination Committee may delegate any of its responsibilities to subcommittees as it deems appropriate. The Governance and Nomination Committee is authorized to retain independent legal and other advisors and conduct or authorize investigations into any matter within the scope of its duties.
Family Relationships
There are no relationships between any of the officers or directors of the Company.
Involvement in Certain Legal Proceedings
To the best of our knowledge, none of our directors or executive officers has, during the past ten (10) years:
•
Been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two (2) years prior to that time;

•
Been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•
Been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
Been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
Been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.
Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.
Leadership Structure of the Board
The Board does not currently have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman of the Board should be selected from the non-employee directors or should be an employee. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for the Company at that time. Our current Chairman of the Board, Mr. George F. Schmitt, also serves as our Chief Executive Officer.
Risk Oversight
The Board oversees risk management directly and through its committees associated with their respective subject matter areas. Generally, the Board oversees risks that may affect the business of the Company as a whole, including operational matters. The Audit Committee is responsible for oversight of the Company’s accounting and financial reporting processes and also discusses with management the Company’s financial statements, internal controls and other accounting and related matters. The Compensation Committee oversees certain risks related to compensation programs and the Governance and Nomination Committee oversees certain corporate governance risks. As part of their roles in overseeing risk management, these committees periodically report to the Board regarding briefings provided by management and advisors as well as the committees’ own analysis and conclusions regarding certain risks faced by the Company. Management is responsible for implementing the risk management strategy and developing policies, controls, processes and procedures to identify and manage risks.
Code of Ethics
The Board has adopted a Code of Business Ethics and Conduct (the “Code of Conduct”) which constitutes a “code of ethics” as defined by applicable SEC rules and a “code of conduct” as defined by applicable rules of the Nasdaq Stock Market. We require all employees, directors and officers, including our principal executive officer and principal financial officer, to adhere to the Code of Conduct in addressing legal and ethical issues encountered in conducting their work. The Code of Conduct requires that these individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity. The Code of Conduct contains additional provisions that apply specifically to our Chief Executive Officer, Chief Financial Officer and other finance department personnel with respect to accurate reporting. The Code of Conduct is available on our website at www.xgtechnology.com. The Company will post any amendments to the Code of Conduct, as well as any waivers that are required to be disclosed by the rules of the SEC on such website. Information contained on our website is not a part of, and is not incorporated into, this registrations statement, and the inclusion of our website address in this registration statement is an inactive textual reference only.

EXECUTIVE COMPENSATION
Summary Compensation Table for Fiscal Years 2016 and 2015
The following table summarizes information regarding the compensation awarded to, earned by or paid to, our Executive Chairman of the Board, Chief Executive Officer, Chief Financial Officer and our two other most highly compensated executive officers during fiscal year 2016 and 2015. We refer to these individuals, namely, George F. Schmitt, Roger G. Branton, John C. Coleman and James Woodyatt, as our named executive officers (“Named Executive Officers”) in this registration statement.
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
George F. Schmitt, Executive Chairman(3)	2016	300,000	0	0	12,924	—	—	0	312,924
	2015	187,500	0	0	26,636	—	—	694	214,830
John C. Coleman, President, Federal	2016	250,000	0	0	12,924	—	—	36,675	299,599
	2015	250,000	0	0	26,636	—	—	36,672	313,308
Roger G. Branton, Chief Financial Officer	2016	240,000	0	0	12,924	—	—	12,270	265,194
	2015	240,000	0	0	26,636	—	—	11,154	277,790
John Payne IV, President, IMT Americas(4)	2016	210,787	0	0	0	—	—	7,272	218,059
	2015	NA	0	0	NA	—	—	NA	NA

(1)
Amounts relate to grants of stock options made under the 2013 Stock Incentive Plan. With respect to each stock option grant, the amounts disclosed generally reflect the grant date fair value computed in accordance with FASB ASC Topic 718 “Stock Compensation”.

(2)
Includes employer-paid insurance and, for Mr. Coleman, a housing allowance.

(3)
Mr. Schmitt became Executive Chairman of the Board on July 19, 2013. On February 17, 2015, the Board appointed Mr. Schmitt to the role of Chief Executive Officer.

(4)
Mr. Payne began his employment with the Company upon the acquisition of IMT by the Company on January 29, 2016.

Employment Agreements
Following our acquisition of VCS on February 2, 2017, the Company assumed all of the rights and obligations of James Walton’s Service Agreement with Vislink International Limited, dated October 19, 2015 (the “Walton Employment Agreement”). The Walton Employment Agreement provides for an indefinite term unless terminated by Mr. Walton or the Company. Pursuant to the terms of the Walton Employment Agreement, the Company will pay Mr. Walton an annual base salary, which currently is £160,000, subject to annual review. Mr. Walton is eligible for a targeted cash bonus based upon various performance standards. Mr. Walton is also entitled to reimbursement for certain work-related expenses incurred by him, as well as certain insurance benefits.
The Walton Employment Agreement may be terminated either by him or by the Company upon the delivery of six months’ prior written notice. The Company may terminate Mr. Walton’s employment for cause or without cause with prior written notice, or upon the payment of certain compensation by the Company to Mr. Walton in lieu of prior written notice.
Executive Compensation Program Components
Base Salary
We provide base salary as a fixed source of compensation for our executive officers, allowing them a degree of certainty when having a meaningful portion of their compensation “at risk” in the form of equity awards covering the shares of a company for whose shares there has been limited liquidity to date. The Board recognizes the importance of base salaries as an element of compensation that helps to attract highly qualified executive talent.
Base salaries for our executive officers were established primarily based on individual negotiations with the executive officers when they joined us and reflect the scope of their anticipated responsibilities, the individual experience they bring, the Board’s experience and knowledge in compensating similarly situated individuals at other companies, our then-current cash constraints, and a general sense of internal pay equity among our executive officers.
The Board does not apply specific formulas in determining base salary increases. In determining base salaries for 2015 and 2016 for our continuing Named Executive Officers, no adjustments were made to the base salaries of any of our Named Executive Officers, except for James Woodyatt, as the Board or Compensation Committee determined, in their independent judgment and without reliance on any survey data, that existing base salaries, taken together with other elements of compensation, provided sufficient fixed compensation for retention purposes.
Cash Bonuses or Bonuses Paid in Shares
Prior to our initial public offering, our employees, including our executive officers, were eligible to earn discretionary performance bonuses based on individual performance. The amount of individual bonus earned was determined in a subjective manner, without specific weightings or a formula. In 2012 and 2013, we set targets for the award of corporate performance-related bonuses.
We did not set any targets for the award of corporate performance-related bonuses for 2015 and 2016.
Equity Compensation
As a majority-held company, we have historically used options as the principal component of our executive compensation program. Consistent with our compensation objectives, we believe this approach has allowed us to attract and retain key talent and aligned our executive team’s contributions with the long-term interests of the Company and our stockholders. We grant stock options with an exercise price not less than the fair market value of our Common Stock on the date of grant, so these options will have value to our executive officers only if the fair market value of our Common Stock increases after the date of grant and the date of vesting. Typically, stock options granted to our executive officers vest over three (3) years.
In addition, our Board has approved certain executive grants of options containing accelerated vesting provisions upon an involuntary termination (both termination without cause and resignation for good reason) as well as upon certain material change in control transactions. Our Board believes these accelerated vesting provisions reflect current market practices, based on the collective knowledge and experiences of our Board members (and without reference to specific peer group data), and allow us to attract and retain highly qualified executive officers. In addition, we believe these accelerated vesting provisions will allow our executive officers to focus on closing a transaction that may be in the best interest of our stockholders even though the transaction may otherwise result in a termination of their employment and, absent such accelerated vesting, a forfeiture of their unvested equity awards. Additional information regarding accelerated vesting prior to, upon or following a change in control is discussed below under “— Potential Payments Upon Termination or Change in Control.”
In determining the form, size and material terms of executive equity awards, our Board customarily considered, among other things, individual negotiations with the executive officers at their time of hire, the executive officer’s total compensation opportunity, the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value, internal pay equity as among our executive officers, notable performance accomplishments, adjustments to duties and the retention implications of existing grants.
Our Board made the equity grants to our executive officers in 2016 and 2015 as set forth below. In determining the size of the equity grants, our Board generally considered the Chief Executive Officer’s recommendations, the executive officer’s existing equity award holdings (including the unvested portion of such awards), internal pay equity, our retention and incentive goals, and, as applicable, negotiations with the executive at the time of his hiring.

Outstanding Equity Awards at 2016 Fiscal Year End
As of December 31, 2016, there were no outstanding stock options held by our Named Executive Officers. In addition, on February 16, 2017, the Board approved the cancellation of all outstanding stock options of the Company as the stock options were all out of the money.
Equity Compensation Plan Information as of December 31, 2016
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))(5)
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	—	$—	1,140,978(5)
Equity compensation plans approved by security holders(2)	—	—	1,739,710(5)
Equity compensation plans approved by security holders(3)	—	—	921,475(5)
Equity compensation plans approved by security holders(4)	—	—	2,643,695
	—	$—	6,445,858(5)

(1)
Represents the shares authorized for issuance under the 2013 Option Plan, which was approved by the Company’s stockholders. The maximum aggregate number of shares of Common Stock that may be issued under the 2013 Option Plan, including stock options, stock awards, and stock appreciation rights is limited to 15% of the shares of Common Stock outstanding on the first trading day of any fiscal year, or 1,140,978 shares of Common Stock for fiscal year 2017.

(2)
Represents the shares authorized for issuance under the 2016 Employee Stock Purchase Plan, which was approved by the Company’s stockholders. The maximum aggregate number of shares of Common Stock that may be issued under the 2016 Employee Stock Purchase Plan is limited to $2,244,226 shares of Common Stock, which based on the closing price of our Common Stock on December 31, 2016, as listed on the Nasdaq Capital Market, was equal to 1,739,710 shares of Common Stock.

(3)
Represents the shares authorized for issuance under the 2015 Incentive Compensation Plan, which was approved by the Company’s stockholders. The maximum aggregate number of shares of Common Stock that may be issued under the 2015 Incentive Compensation Plan, including stock options and stock awards is limited to $1,188,703 of shares of Common Stock, which based on the closing price of our Common Stock on December 31, 2016, as listed on the Nasdaq Capital Market, was equal to 921,475 shares of Common Stock.

(4)
Represents the shares authorized for issuance under the 2016 Incentive Compensation Plan, which was approved by the Company’s stockholders. The maximum aggregate number of shares of Common Stock that may be issued under the 2016 Incentive Compensation Plan, including stock options and stock awards is limited to $3,410,366 of shares of Common Stock, which based on the closing price of our Common Stock on December 31, 2016, as listed on the Nasdaq Capital Market, was equal to 2,643,695 shares of Common Stock.

(5)
As of December 31, 2016. On February 16, 2017, the Board approved the cancellation of all outstanding stock options of the Company as the stock options were all out of the money.

Pension Benefits
We do not have any defined pension plans.

Potential Payments upon Termination or Change in Control
Our executive employment agreements do not call for any potential payments upon termination or change in control.
Other Compensation
Post-Employment Compensation
In hiring our executive officers, we recognized that many of our desired candidates were leaving the security of employment with more mature companies where they had existing severance and change of control compensation rights. Accordingly, we sought to develop compensation packages that could attract qualified candidates to fill our most critical positions. At the same time, we were sensitive to the need to integrate new executive officers into our existing executive compensation structure. We believe these equity acceleration provisions will help our executive officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of the Company and a potential for the termination of their employment.
All of our executive officers are employees-at-will except James Walton, our President of IMT Ltd., who has an employment agreement with an indefinite term. For a summary of the material terms and conditions of these employment agreements, see “Employment Agreements.”
Employment Agreements
Following our acquisition of VCS on February 2, 2017, the Company assumed all of the rights and obligations of James Walton’s Service Agreement with Vislink International Limited, dated October 19, 2015 (the “Walton Employment Agreement”). The Walton Employment Agreement provides for an indefinite term unless terminated by Mr. Walton or the Company. Pursuant to the terms of the Walton Employment Agreement, the Company will pay Mr. Walton an annual base salary, which currently is £160,000, subject to annual review. Mr. Walton is eligible for a targeted cash bonus based upon various performance standards. Mr. Walton is also entitled to reimbursement for certain work-related expenses incurred by him, as well as certain insurance benefits. The Walton Employment Agreement may be terminated either by him or by the Company upon the delivery of six months’ prior written notice. The Company may terminate Mr. Walton’s employment for cause or without cause with prior written notice, or upon the payment of certain compensation by the Company to Mr. Walton in lieu of prior written notice.
Employee Benefits
We provide standard health, dental, vision, life and disability insurance benefits to our executive officers, on the same terms and conditions as provided to all other eligible employees. Our executive officers may also participate in our broad-based 401(k) plan, which currently does not include a company match or discretionary contribution. We believe these benefits are consistent with the broad-based employee benefits provided at the companies with whom we compete for talent and therefore are important to attracting and retaining qualified employees.
Equity Granting Policies
•
We encourage our Named Executive Officers to hold a significant equity interest in the Company, but have not set specific ownership guidelines.

•
While our Board has delegated authority to our Compensation Committee to grant equity awards to executive officers, all equity awards previously granted to our executive officers have been granted by our full Board.

Other than as described above, there were no post-employment compensation, pension or nonqualified deferred compensation benefits earned by the executive officers during the year ended December 31, 2016. We do not have any retirement, pension, or profit-sharing programs for the benefit of our directors, officers or other employees. The Board may recommend adoption of one or more such programs in the future.

DIRECTOR COMPENSATION
The Company compensates our non-employee directors on a negotiated basis including expenses for their service. Each of these directors received compensation in the amount of  $15,000 annually payable quarterly or the same value in shares of the Company, based on the director’s determination. In addition, they received awards of 12 options in September 2012 with a strike price of  $18,900 and 9 options in November 2013 with a strike price of  $1,956. Each award has a vesting schedule of one-third vesting each year on the anniversary date over three (3) years. On June 1, 2015, the directors each received awards of 13 options with a strike price of  $300. This award has a vesting schedule of 50% vesting each year on the anniversary date over two (2) years. No options were issued in 2016. The table below summarizes the compensation earned by our independent directors for the fiscal year ended December 31, 2016.
Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All Other Compensation ($)	Total ($)
Gary Cuccio	0	15,000	1,707	0	0	0	16,707
Kenneth Hoffman	0	15,000	1,707	0	0	0	16,707
Raymond Sidney	0	15,000	1,707	0	0	0	16,707
General James T. Conway	15,000	0	1,707	0	0	0	16,707

(1)
Amounts relate to grants of stock options made under the 2013 Stock Incentive Plan. With respect to each stock option grant, the amounts disclosed generally reflect the grant date fair value computed in accordance with FASB ASC Topic 718 “Stock Compensation.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of October 17, 2017, information regarding beneficial ownership of our capital stock by:
•
Each person, or group of affiliated persons, known by us to beneficially own more than 5% of our Common Stock;

•
Each of our Named Executive Officers;

•
Each of our directors; and

•
All of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission (the “SEC’) and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within sixty (60) days of October 17, 2017. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown that they beneficially own, subject to community property laws where applicable.
Common Stock subject to stock options currently exercisable or exercisable within sixty (60) days of October 17, 2017 are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o xG Technology, Inc., 240 S. Pineapple Avenue, Suite 701, Sarasota, Florida 34236.
Name and Address of Beneficial Owner:	Amount and Nature of Beneficial Ownership	Percent of Class of Common Stock(1)
5% Stockholders:
None
Named Executive Officers and Directors:
George F. Schmitt(2)	482,483	3.32%
Roger G. Branton(3)	179,927	1.24%
John C. Coleman(4)	38,978	*
John Payne IV	—	—
Belinda Marino(5)	7,507	*
Gary Cuccio(6)	12,505	*
Richard L. Mooers(7)	247,269	1.70%
Ken Hoffman(8)	12,484	*
Raymond M. Sidney(9)	11,714	*
General James T. Conway	4,616	*
James Walton	—	—
All Executive Officers and Directors as a Group (11 Persons):	668,049	4.59%

*
Less than 1%

(1)
Based on 14,551,182 shares of Common Stock issued and outstanding as of October 17, 2017. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within sixty (60) days of October 17, 2017 are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(2)
Includes 315,478 shares of Common Stock and 2,288 shares of Common Stock underlying options and warrants that are presently exercisable and held directly by Mr. Schmitt, and 162,949 shares of Common Stock and 1,768 shares of Common Stock underlying options and warrants that are presently exercisable and beneficially owned through MB Technology Holdings, LLC (“MBTH”). Mr. Schmitt has a direct 36.84% ownership interest in MBTH. In addition, Mr. Schmitt, through his employment agreement as Chief Executive Officer of MBTH, has been granted an option to purchase MBTH shares sufficient to give him five percent (5%) of the equity ownership of MBTH shares, based on MBTH’s total capitalization as of the date of execution of his employment agreement with MBTH and fully diluted to incorporate all shares issued and amounts paid in the exercise of such options.

(3)
Includes 15,087 shares of Common Stock and 123 shares of Common Stock underlying options and warrants that are presently exercisable, beneficially owned through Branton Partners, LLC, of which various family entities, including Mr. Branton’s spouse, children and trusts for the benefit of Mr. Branton’s children, beneficially own 100%, 12 shares of Common Stock beneficially owned through Mooers Branton and Company (“MBC”), of which Mr. Branton is a 20% owner, and 162,949 shares of Common Stock and 1,768 shares of Common Stock underlying options and warrants that are presently exercisable, beneficially owned through MBTH. Mr. Branton beneficially holds 20% of the issued share capital of MB Merchant Group, LLC (“MBMG”), which has a 45.85% ownership interest in MBTH.

(4)
Includes 38,973 shares of Common Stock and 5 shares of Common Stock underlying options and warrants that are presently exercisable. Includes 10 shares of Common Stock owned by Mr. Coleman’s wife.

(5)
Includes 7,507 shares of Common Stock.

(6)
Includes 12,505 shares of Common Stock.

(7)
Includes 80,557 shares of Common Stock. Mr. Mooers’ family entities and trusts for the benefit of his and his wife’s children hold 80% of the share capital of MBMG and MBC. MBTH owns 162,949 shares of Common Stock and 1,768 shares of Common Stock underlying options that are presently exercisable. MBMG owns 45.85% of MBTH. MBC directly owns 12 shares of Common Stock.

(8)
Includes 12,484 shares of Common Stock.

(9)
Includes 11,714 shares of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Other than compensation arrangements, the following is a description of transactions to which we were a participant or will be a participant to, in which:
•
the amounts involved exceeded or will exceed the lesser of 1% of our total assets or $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Our Audit Committee considers and approves or disapproves any related person transaction as required by Nasdaq Stock Market regulations.
MB Technology Holdings, LLC
Roger Branton, the Company’s Chief Financial Officer, and George Schmitt, the Company’s Chief Executive Officer and Executive Chairman of the Board, are directors of MBTH, and Richard Mooers, a director of the Company, is the Chief Executive Officer and a director of MBTH.
On April 29, 2014, the Company entered into a management agreement (the “Management Agreement”) with MB Technology Holdings, LLC (“MBTH”), pursuant to which MBTH agreed to provide certain management and financial services to the Company for a monthly fee of  $25,000. The Management Agreement was effective January 1, 2014. The Company incurred fees related to the Management Agreement of  $300,000 and $300,000, respectively, for the years ended December 31, 2016 and 2015. In addition, during the quarter ended March 31, 2017, the Company’s Board of Directors approved an additional $27,000 fee to be paid to MBTH as consideration for additional efforts provided by MBTH in connection with the Company’s financing and acquisition efforts.
The Company has agreed to award MBTH a 3% cash success fee if MBTH arranges financing for the Company, arranges a merger, consolidation or sale by the Company of substantially all of the assets. On February 24, 2015, MBTH invoiced the Company for $700,000 in fees associated with equity financings that had occurred through April 16, 2014 at a rate of 3% per financing less certain discounts. The Company incurred approximately $436,000 and $90,000 for fees associated with financings during the years ended December 31, 2016 and 2015, respectively. In addition, during the year ended December 31, 2016, the Board approved an additional $115,000 fee to be paid to MBTH as consideration for additional efforts provided by MBTH in connection with the Company’s financing and acquisition efforts.
On November 29, 2016, the Company and MBTH entered into an acquisition services agreement (the “M&A Services Agreement”) pursuant to which the Company engaged MBTH to provide services in connection with merger and acquisition searches, negotiating and structuring deal terms and other related services. The M&A Services Agreement incorporates by reference the terms of the Management Agreement, as well as the Company’s agreement with MBTH on January 12, 2013 to pay MBTH a 3% success fee (the “3% Success Fee”) on any financing arranged for the Company, merger or consolidation of the Company or sale by the Company of substantially all of its assets. The M&A Services Agreement has the following additional terms:
(1)
The Company will pay MBTH an acquisition fee equal to the greater of  $250,000 or 8% of the total acquisition price (the “Acquisition Fee”). Where possible, the Company will pay MBTH 50% of the Acquisition Fee at closing of a transaction, and in any case, not later than thirty (30) days following such closing, 25% of the Acquisition Fee three (3) months following such closing and 25% of the Acquisition Fee six (6) months following such closing.

(2)
In addition to any other fees, the Company will pay MBTH a due diligence fee of  $250,000 only on successfully closed transactions. This due diligence fee shall be paid to MBTH as warrants to purchase shares of common stock of the Company in an amount equal to $250,000 divided by the lower of the market price of the common stock on the day of closing of the transaction or the price of equity offered to finance such acquisition. The exercise price of such warrants will be $0.01.

(3)
The Company and MBTH agreed to waive, on a case by case basis, the 3% Success Fee whenever any future Acquisition Fee is more than $1 million.

(4)
In the event the Company engages an independent, external advisor to value an acquisition and the valuation is higher than the price negotiated by MBTH on behalf of the Company, then MBTH will receive an additional fee of 5% of such gain (the “Bargain Purchase Gain”).

(5)
MBTH has the option to convert up to 50% of its fees into shares of Common Stock, so long as the receivable remains outstanding. The conversion price will be the lower of 110% of the price of the Common Stock on the day of closing of a transaction or the price of equity securities offered in connection with any acquisition financing. If MBTH converts at least 25% of its fees, then the Company agrees to register all shares of Common Stock held by MBTH.

(6)
If MBTH’s services assist the Company in achieving forward sales of at least $50 million via acquisitions, then the Company agrees to offer MBTH a three (3) year option to acquire up to 25% of the shares of Common Stock outstanding after such issuance (the “Bargain Purchase Option”). The price per share of Common Stock will be 125% of the price of the Common Stock on the day the option is exercised.

On February 16, 2017, the Board amended the terms of the Block Purchase Option in the M&A Services Agreement to allow MBTH the option to acquire 25% of the fully diluted outstanding shares of Common Stock and warrants of the Company at a price of  $2.10 per share and for a five-year term. There has been no impact on the results from operations since the certainty of the performance condition is not known.
The M&A Services Agreement is effective as of November 1, 2016 and will automatically renew annually, unless earlier terminated by the Company or MBTH upon thirty (30) days’ written notice.
The Company accrued an additional $1,480,000 in acquisition fees during the quarter ending March 31, 2017, in connection with the acquisition of Vislink as per the M&A Services Agreement. The $1,480,000 represents 8% of the acquisition price.
The Company accrued an additional $777,000 in fees as 5% of the Bargain Purchase Gain during the quarter ending June 30, 2017, in connection with the acquisition of Vislink as per the M&A Services Agreement. The $777,000 represents 5% of the Bargain Purchase Gain of  $15,530,000 after an independent, external advisor valued the acquisition.
On March 3, 2016, our Board approved the issuance of up to $300,000 in shares of Common Stock to MBTH as compensation for financial services in connection with our acquisition of Integrated Microwave Technologies LLC (“IMT”). Such shares of Common Stock were to be issued to MBTH in an initial tranche in the amount of  $150,000 on March 15, 2016 and a second tranche to MBTH of up to $150,000 in shares of Common Stock if IMT achieved certain performance goals by December 31, 2016. On August 10, 2016, the disinterested members of our Board, believing it to be in the best interest of the Company, resolved to pay the award in cash instead of shares of Common Stock. The Company accrued $150,000 in the due to related party balance owed to MBTH and paid these cash fees during 2016.
During the year ended December 31, 2016, the Company accrued an additional $90,000 for rent expense and $115,000 for additional management fees in the due to related party balance owed to MBTH.
During the year ended December 31, 2016, the Company issued 49,712 shares of Common Stock to MBTH in settlement of amounts due of  $364,000. In addition, during the year ended December 31, 2016, the Company repaid $655,000 in amounts due to MBTH in cash. The balance outstanding to MBTH as of December 31, 2016 is $96,000 and has been included in due to related parties on our consolidated balance sheet for the year ended December 31, 2016. On February 24, 2015, the Company issued 3,326 shares of Common Stock to MBTH in consideration of settling $1,756,098 in amounts due to related parties at a price of  $528 per share.

George Schmitt — Due to Related Party
George Schmitt, our Chairman of the Board and Chief Executive Officer currently makes an annual salary of  $300,000 and receives all of his compensation in shares of Common Stock. In 2016, Mr. Schmitt received 46,637 shares of Common Stock with a fair market value of  $296,000. In 2015, Mr. Schmitt received 1,346 shares of Common Stock with a fair market value of  $135,000.
On February 23, 2015, the Company issued 845,000 shares of Series B Preferred Stock, 45 shares of Common Stock, and warrants to purchase 353 shares of Common Stock exercisable for five (5) years at a price of  $2,400 per share in full settlement and extinguishment of  $845,000 due to family members of Mr. Schmitt.
From January 1, 2015 through December 31, 2015, the Company received a total of  $1,900,000 in loans from Mr. Schmitt. On August 19, 2015, the Company repaid $500,000 of the outstanding due to related party balance owed to Mr. Schmitt.
In October 2015, Mr. Schmitt agreed to convert $500,000 of existing loans due from the Company into 7,441 shares of Common Stock with a grant date fair value of approximately $500,000.
On July 25, 2016, the Company repaid the outstanding principal totaling $300,000 and $70,484 in interest to Mr. Schmitt. As of December 31, 2016, the Company has repaid in full the advances Mr. Schmitt made to the Company in 2015. For the year ended December 31, 2016, the Company accrued interest expense of  $14,000.
In October 2016, the Board agreed to give Mr. Schmitt 27,977 shares of Common Stock for being the guarantor of the $2.5 million debt related to the IMT acquisition and the Company recorded the fair market value of the shares at $103,000 in general and administrative expenses in the consolidated statement of operations for the year ended December 31, 2016. These shares of Common Stock were issued in January 2017. At the same meeting, the Board also agreed to give Mr. Schmitt the Schmitt Warrant, at an exercise price of  $8.40 and the Company recorded the grant date fair value of the warrants at $77,000.
Deferred Revenue
On March 31, 2015, we shipped additional equipment purchased by Larry Townes, a former director of xG Technology at the time of purchase order, and we received a partial payment for the equipment that had been previously delivered in those transactions as the purchasers indicated that the equipment met certain technical specifications associated with their networks. Despite the technical specifications being met, the customer opted to return a portion of the equipment to the Company during the year ended December 31, 2015 resulting in the Company reversing accounts receivable of  $336,000, with a corresponding reversal to deferred revenue. Any transactions subsequent to Larry Townes resigning will not be considered related party transactions.
Itellum, LLC
In May 2015, the Company received an order for approximately $100,000 in xMax mobile broadband wireless equipment and services which will be deployed in a network to be initially installed in Escazu, Costa Rica, with plans to expand in other Latin American locations. The xMax equipment order was received from Itellum, LLC (“Itellum”), an entity owned by MBTH, a related party, one of four companies who have entered into a formal agreement to participate in the initial xMax deployment as well as expansion into other Latin American markets thereafter. The other partners include Level 3 Communications (“Level 3”), Osmin Vargas Corporacion (“OV”), and MBTH. In June 2015, the Company announced the successful installation and initial deployment of an xMax broadband network in Escazu, Costa Rica by Itellum. This represents the first stage of xMax network deployments that are expected to cover additional areas of Costa Rica, with plans for expansion into other Latin American locations. In June 2015, the Company received an additional order for approximately $58,000 in xMax mobile broadband wireless equipment and services from Itellum. Related party revenue was $0 for the year ended December 31, 2016 compared to $156,000 for the year ended December 31, 2015. During the year ended December 31, 2016, the Company wrote-off accounts receivable — related party of  $156,000 to bad debt.

DESCRIPTION OF SECURITIES
General
The following description of our capital stock and certain provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are summaries and are qualified by reference to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Copies of these documents will be filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.
Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share, and 10,000,000 shares of  “blank check” preferred stock, of which 5,000,000 shares were designated as our Series D Convertible Preferred Stock, par value $0.00001 per share (the “Series D Preferred Stock”) and 5,000 shares were designated as our Series E Convertible Preferred Stock, par value $0.00001 per share (the “Series E Preferred Stock”). On February 5, 2016, we terminated our Series A Convertible Preferred Stock, par value $0.00001 per share, and our Series C Convertible Preferred Stock, par value $0.00001 per share. On December 6, 2016, we terminated our Series B Convertible Preferred Stock, par value $0.00001 per share. As of the date of this prospectus, we had 12,235,865 shares of common stock outstanding, no shares of Series D Preferred Stock outstanding and no shares of Series E Preferred Stock outstanding.
On July 17, 2015, we effected a 1-for-10 reverse stock split and every ten (10) shares of outstanding common stock decreased to one (1) share of our common stock. Similarly, the number of shares of our common stock into which each outstanding option, convertible note and warrant to purchase common stock is to be exercisable or convert into decreased on a 1-for-10 basis and the exercise price or conversion price of each outstanding option, convertible note and warrant to purchase common stock increased proportionately.
On June 20, 2016, we effected a 1-for-12 reverse stock split and every twelve (12) shares of outstanding common stock decreased to one (1) share of our common stock. Similarly, the number of shares of our common stock into which each outstanding option, convertible note and warrant to purchase common stock is to be exercisable or convert into decreased on a 1-for-12 basis and the exercise price or conversion price of each outstanding option, convertible note and warrant to purchase common stock increased proportionately.
On December 15, 2016, we effected a 1-for-10 reverse stock split and every ten (10) shares of outstanding common stock decreased to one (1) share of our common stock. Similarly, the number of shares of our common stock into which each outstanding option, convertible note and warrant to purchase common stock is to be exercisable or convert into decreased on a 1-for-10 basis and the exercise price or conversion price of each outstanding option, convertible note and warrant to purchase common stock increased proportionately.
Common Stock
Voting Rights
Each stockholder has one vote for each share of common stock held on all matters submitted to a vote of stockholders. A stockholder may vote in person or by proxy. Elections of directors are determined by a plurality of the votes cast and all other matters are decided by a majority of the votes cast by those stockholders entitled to vote and present in person or by proxy.
Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of our shares of common stock will be able to elect all of our directors. Our amended and restated certificate of incorporation and amended and restated bylaws provides that stockholder actions may be effected at a duly called meeting of stockholders or pursuant to written consent of the majority of stockholders. A special meeting of stockholders may be called by the majority of our Board of Directors or by a committee determined by the Board of Directors with power to call such meetings.
Dividend Rights
The holders of outstanding shares of common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our Board of Directors may determine, provided that required dividends, if any, on preferred stock have been paid or provided for. However, to date we have not paid or declared cash distributions or dividends on our common stock and do not currently intend to pay cash dividends on our common stock in the foreseeable future. We intend to retain all earnings, if and when generated, to finance our operations. The declaration of cash dividends in the future will be determined by the Board of Directors based upon our earnings, financial condition, capital requirements and other relevant factors.
No Preemptive or Similar Rights
Holders of our common stock do not have preemptive rights, and our common stock is not convertible or redeemable.
Right to Receive Liquidation Distributions
Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders and remaining after payment to holders of preferred stock of the amounts, if any, to which they are entitled, are distributable ratably among the holders of our common stock subject to any senior class of securities.
Options and Warrants
As of October 17, 2017, we had outstanding options and warrants to purchase 14,966,223 shares of common stock.
As of December 31, 2016 and December 31, 2015, we had outstanding options and warrants to purchase shares of common stock as set forth in the table below:
	December 31, 2016 Number of Options and Warrants	December 31, 2015 Number of Options and Warrants
At January 1	77,690	4,651
Granted	7,602,945	195,142
Forfeited or Expired	(2,422)	(5,186)
Exercised	(64,466)	(116,917)
Unexercised as at December 31, 2016 and December 31, 2015	7,613,747	77,690

The weighted average exercise prices as of December 31, 2016 and December 31, 2015 were $6.35 and $800.76, respectively.
See “MBTH Transactions” and “August 2017 Private Placement” for additional information with respect to the MBTH Warrants and the Investor Warrants.
Anti-Takeover Provisions
Since our Board of Directors has the power to retain and discharge our officers, these provisions could make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.
These provisions are intended to enhance the likelihood of continued stability in the composition of our Board of Directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us.
These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law
We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any “business combination” with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•
before such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:
•
any merger or consolidation involving the corporation and the interested stockholder;

•
any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•
subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•
guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
Transfer Agent, Warrant Agent and Registrars
Our transfer agent and registrar for our common stock in the United States is Continental Stock Transfer & Trust Company. Our common stock is listed on NASDAQ under the symbol “XGTI.” Our warrant agent and registrar for the warrants offered hereby will be Continental Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION
The Selling Securityholders of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Securityholders may use any one or more of the following methods when selling securities:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
settlement of short sales;

•
in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
a combination of any such methods of sale; or

•
any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.
In connection with the sale of the securities covered hereby, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.
We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Securityholders may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholder.
We agreed to keep this prospectus effective until the earlier of  (i) the date on which the securities may be resold by the Selling Securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Securityholders or any other person. We will make copies of this prospectus available to the Selling Securityholders and have informed the Selling Securityholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS
Robinson Brog Leinwand Greene Genovese & Gluck P.C. will render a legal opinion as to the validity of the securities to be registered hereby.
EXPERTS
Our financial statements as of and for the years ended December 31, 2016 and 2015 included in this prospectus have been audited by Marcum, LLP, independent registered public accountants, to the extent and for the periods set forth in their report, which included an explanatory paragraph as to the Company’s ability to continue as a going concern, appearing elsewhere herein, and are included in reliance on such report given upon the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC under the Securities Act a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The web site can be accessed at www.sec.gov. The internet address of xG is www.xgtechnology.com. Information contained on our website is not a part of, and is not incorporated into, this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION BY REFERENCE
We incorporate by reference in this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this prospectus are terminated.
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing, telephoning or e-mailing us at the following address, telephone number or e-mail address:
xG Technology, Inc.
240 S. Pineapple Avenue, Suite 701
Sarasota, FL 34236
(941) 953-9035
investorrelations@xgtechnology.com
Copies of these filings are also available through the “Investor” section of our website at www.xgtechnology.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

FINANCIAL STATEMENTS
xG Technology, Inc. and Subsidiaries
Index to Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2017 (unaudited) and December 31, 2016	F-2
Unaudited Condensed Consolidated Statements of Operations and Other Comprehensive Income (Loss) for the three and six months ended June 30, 2017 and 2016	F-3
Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2017 and 2016	F-4
Notes to Unaudited Condensed Consolidated Financial Statements	F-6

xG TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS EXCEPT PER SHARE DATA)
	June 30, 2017 (unaudited)	December 31, 2016
ASSETS
Current assets
Cash	$4,656	$9,054
Accounts receivable, net	10,393	1,369
Inventories, net	18,669	2,722
Prepaid expenses and other current assets	1,879	111
Total current assets	35,597	13,256
Property and equipment, net	4,172	771
Intangible assets, net	8,236	5,872
Total assets	$48,005	$19,899
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$10,366	$1,606
Accrued expenses	4,183	1,813
Accrued interest	132	269
Due to related parties	1,633	96
Deferred revenue and customer deposits	189	186
Obligation under capital leases	43	58
Derivative liabilities	1,373	1,183
Total current liabilities	17,919	5,211
Long-term obligation under capital leases, net of current portion	36	49
Convertible note payable	2,000	2,000
Total liabilities	19,955	7,260
Commitments and contingencies
Stockholders’ equity
Preferred stock – $0.00001 par value per share: 10,000,000 shares authorized as of June 30, 2017 and December 31, 2016; 0 shares issued and outstanding as of June 30, 2017 and December 31, 2016	—	—
Common stock – $0.00001 par value, 100,000,000 shares authorized, 11,621,229 and 7,606,518 shares issued and 11,621,227 and 7,606,516 shares outstanding as of June 30, 2017 and December 31, 2016, respectively	—	—
Additional paid in capital	229,772	221,960
Accumulated other comprehensive gain	348	—
Treasury stock, at cost – 2 shares at June 30, 2017 and December 31, 2016, respectively	(22)	(22)
Accumulated deficit	(202,048)	(209,299)
Total stockholders’ equity	28,050	12,639
Total liabilities and stockholders’ equity	$48,005	$19,899

xG TECHNOLOGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(IN THOUSANDS EXCEPT NET LOSS PER SHARE DATA)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	$14,218	$1,655	$23,553	$2,584
Cost of revenue and operating expenses
Cost of components and personnel	9,695	814	15,266	1,240
Inventory valuation adjustments	(23)	42	76	110
General and administrative expenses	6,441	2,377	12,989	4,413
Research and development expenses	2,511	1,542	4,385	3,202
Amortization and depreciation	1,143	1,512	2,132	2,867
Total cost of revenue and operating expenses	19,767	6,287	34,848	11,832
Loss from operations	(5,549)	(4,632)	(11,295)	(9,248)
Other income (expense)
Changes in fair value of derivative liabilities	27	(1,773)	(190)	(1,260)
Offering expenses	—	(158)	—	(158)
Gain on bargain purchase	3,691	2,237	15,530	2,749
Gain on debt and payables extinguishments	1,090	—	3,990	—
Other expense	(253)	(58)	(253)	(57)
Interest expense, net	(47)	(198)	(531)	(671)
Total other income	4,508	50	18,546	603
Net income (loss)	$(1,041)	$(4,582)	$7,251	$(8,645)
Dividends and deemed dividends	—	(1,438)	—	(1,808)
Net income (loss) attributable to common shareholders	$(1,041)	$(6,020)	$7,251	$(10,453)
Basic earnings (loss) per share	$(0.09)	$(9.80)	$0.69	$(25.43)
Diluted earnings (loss) per share	$(0.09)	$(9.80)	$0.69	$(25.43)
Weighted average number of shares outstanding:
Basic	11,405	614	10,500	411
Diluted	11,405	614	10,500	411
Comprehensive loss:
Net income (loss)	$(1,041)	$(4,582)	$7,251	$(8,645)
Unrealized gain on currency translation adjustment	365	—	348	—
Comprehensive income (loss)	$(676)	$(4,582)	$7,599	$(8,645)

xG TECHNOLOGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
	Six Months Ended June 30,
	2017	2016
Cash flows provided by (used in) operating activities
Net income (loss)	$7,251	$(8,645)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Gain on bargain purchase	(15,530)	(2,749)
Gain on debt and payables extinguishment	(3,990)	—
Stock-based compensation	603	180
Payment made in stock (payroll and consultants)	1,426	1,020
Provision for bad debt	—	97
Inventory valuation adjustments	76	110
Depreciation and amortization	2,132	2,867
Change in fair value of derivative liabilities	190	1,260
Guaranteed interest and debt issuance costs	434	—
Amortization of debt discount	—	50
Offering expenses	—	158
Changes in assets and liabilities
Accounts receivable	(1,895)	72
Inventory	2,181	480
Prepaid expenses and other current assets	(559)	(67)
Accounts payable	3,187	329
Deferred rent	—	(64)
Accrued expenses and interest expense	3,205	196
Deferred revenue and customer deposits	3	33
Due to related parties	1,657	312
Net cash provided by (used in) operating activities	371	(4,361)
Cash flows used in investing activities
Cash acquired with the acquisition of IMT	—	(23)
Cash disbursed for property and equipment	(395)	(12)
Cash used in Vislink acquisition	(6,500)	—
Net cash used in investing activities	(6,895)	(35)
Cash flows provided by financing activities
Principal repayments made on of capital lease obligations	(28)	(25)
Proceeds from multiple issuances of convertible preferred stock, common stock and warrants	3,500	4,537
Costs incurred in connection with multiple financings	(459)	(791)
Proceeds received from issuance of convertible notes payable	—	1,000
Principal repayments of Vislink notes	(2,000)	—
Principal repayments of convertible notes payable	—	(1,031)
Principal repayments of notes payable	(824)	—
Proceeds from the exercise of warrants	1,589	492
Net cash provided by financing activities	1,778	4,182
Effect of exchange rate changes on cash	348	—
Net decrease in cash	(4,398)	(214)
Cash, beginning of period	9,054	368
Cash, end of period	$4,656	$154

xG TECHNOLOGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — (continued)
(IN THOUSANDS)
	Six Months Ended June 30,
	2017	2016
Cash paid for interest	$242	$472
Cash paid for taxes	$—	$—
Supplemental cash flow disclosures of non-cash investing and financing activities
Common stock issued in connection with:
Conversion of convertible notes payable	$—	$465
Conversion of Series B Convertible Preferred Stock	—	2,722
Conversion of Series D Convertible Preferred Stock	648	250
Settlement of services previously accrued	295	—
Settlement of amounts due to related parties	120	244
Settlement of notes payable to sellers of Vislink with assumption of liabilities and debt extinguishment	7,500	—
Issuance of Series D Convertible Preferred Stock	—	500
Stock issued as payment of interest on convertible note	90	—
Reclassification of derivative liabilities to stockholders’ equity upon the exercise of warrants	—	376
Dividends and deemed dividend on Series B Convertible Preferred Stock conversion	—	1,808
Purchase Consideration
	Vislink	IMT
Amount of consideration:	$16,000	$3,000
Assets acquired and liabilities assumed at preliminary fair value
Cash	—	477
Accounts receivable	7,129	676
Inventories	18,234	3,329
Property and equipment	3,868	1,470
Prepaid expenses	1,209	55
Accounts payable	(2,079)	(423)
Deferred rent	—	(167)
Accrued expenses	(451)	(378)
Net tangible assets acquired	$27,910	$5,039
Identifiable intangible assets
Trade names and technology	$1,100	$350
Customer relationships	2,520	360
Total Identifiable Intangible Assets	$3,620	$710
Total net assets acquired	$31,530	$5,749
Consideration paid	16,000	3,000
Preliminary gain on bargain purchase	$15,530	$2,749

xG TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 1 —
ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business
The overarching strategy of xG Technology, Inc. (“xG”, or the “Company”) is to design, develop and deliver advanced wireless communications solutions that provide customers in our target markets with enhanced levels of reliability, mobility, performance and efficiency in their business operations and missions. xG’s business lines include the brands of Integrated Microwave Technologies LLC (“IMT”), Vislink Communication Systems (“Vislink”, or “VCS”), and xMax. There is considerable brand interaction, owing to complementary market focus, compatible product and technology development roadmaps, and solution integration opportunities. In addition to these brands, xG has a dedicated Federal Sector Group focused on providing next-generation spectrum sharing solutions to national defense, scientific research and other federal organizations.
IMT:
On January 29, 2016, xG completed the acquisition of the net assets that constituted the business of IMT, pursuant to an Asset Purchase Agreement by and between xG and Skyview Capital, LLC. The IMT business develops, manufactures and sells microwave communications equipment utilizing COFDM (Coded Orthogonal Frequency Division Multiplexing) technology. COFDM is a transmission technique that combines encoding technology with OFDM (Orthogonal Frequency Division Multiplexing) modulation to provide the low latency and high image clarity required for real-time live broadcasting video transmissions. IMT has extensive experience in ultra-compact COFDM wireless technology, and this has allowed IMT to develop integrated solutions over the past 20 years that deliver reliable video footage captured from both aerial and ground-based sources to fixed and mobile receiver locations.
Vislink:
On February 2, 2017, the Company completed the acquisition of certain assets and liabilities related to the hardware segment of Vislink International Limited, an England and Wales registered limited company (the ‘‘UK Seller’’), and Vislink Inc., a Delaware corporation (the ‘‘US Seller’’, and together with the UK Seller, the ‘‘Sellers’’), pursuant to a Business Purchase Agreement, dated December 16, 2016, as amended on January 16, 2017, by and among the Company, the Sellers and Vislink PLC, an England and Wales registered limited company, as guarantor. The Company refers to the hardware segment acquired as Vislink Communications Systems (‘‘VCS’’). VCS specializes in the wireless capture, delivery and management of secure, high-quality, live video from the field to the point of usage. VCS designs and manufactures products encompassing microwave radio components, satellite communication, cellular and wireless camera systems, and associated amplifier items. VCS serves two core markets: broadcast and media and public safety and surveillance. In the broadcast and media market, VCS provides broadcast communication links for the collection of live news, sports and entertainment events. VCS’ customers in the broadcast and media market include national broadcasters, multi-channel broadcasters, network owners and station groups, sports and live broadcasters and hosted service providers. In the public safety and surveillance market, VCS provides secure video communications and mission-critical solutions for law enforcement, defense and homeland security applications. VCS’ customers in the public safety and surveillance market include metropolitan, regional and national law enforcement agencies as well as domestic and international defense agencies and organizations.
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements were prepared using generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Regulation S-X. Accordingly, these financial statements do not include all information or notes required by generally accepted accounting principles for annual financial statements and should be read in

xG TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 —
ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

conjunction with the consolidated financial statements as filed on the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended. In the opinion of management, the unaudited condensed consolidated financial statements included herein contain all adjustments necessary to present fairly the Company’s financial position as of June 30, 2017, the results of its operations for the three and six months ended June 30, 2017 and 2016, the results of its cash flows for the six months ended June 30, 2017 and 2016. Such adjustments are of a normal recurring nature. The results of operations for the three and six months ended June 30, 2017 may not be indicative of results for the year ended December 31, 2017.
Principles of Consolidation
The condensed consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) include the accounts of xG and its wholly-owned subsidiaries, IMT and Vislink, since the date the acquisition of IMT and Vislink were completed. All intercompany transactions and balances have been eliminated in the consolidation.
Segment Reporting
Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the operating decision makers, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company’s decision-making group is the senior executive management team. The Company and the decision-making group view the Company’s operations and manage its business as one operating segment. All long-lived assets of the Company reside in the U.S. and U.K.
Stock Options
The Company accounts for stock-based compensation in accordance with Accounting Standards Codification (“ASC”) 718, Compensation — Stock Compensation, which requires the measurement and recognition of compensation expense for all stock-based payment awards made to employees and non-employee directors, including employee stock options. Compensation expense based on the grant date fair value is generally amortized over the requisite service period of the award on a straight-line basis. The fair value of options is calculated using the Black-Scholes option pricing model to determine the fair value of stock options on the date of grant based on key assumptions such as stock price, expected volatility and expected term. The Company’s estimates of these assumptions are primarily based on historical data, judgment regarding future trends and factors.
Use of Estimates
Management makes estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions include reserves and write-downs related to receivables and inventories, the recoverability of long-lived assets, the valuation allowance relating to the Company’s deferred tax assets, valuation of equity and derivative instruments, and debt discounts and the valuation of the assets and liabilities acquired in the acquisitions of IMT and Vislink.
Revenue Recognition
The Company recognizes revenues when persuasive evidence of an arrangement exists, services have been rendered, the price is fixed and determinable, and collectability is reasonably assured. Revenues from management and consulting, time-and-materials service contracts, maintenance agreements and other services are recognized as the services are provided or at the time the goods are shipped and title has passed.

xG TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 —
ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

Earnings (Loss) Per Share
The Company reports earnings per share in accordance with ASC Topic 260, “Earnings Per Share,” which establishes standards for computing and presenting earnings per share. Basic earnings per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares and dilutive common share equivalents then outstanding. For the three and six-month period ended June 30, 2017, potential common share equivalents consist of 8,182,497 common stock warrants issuable upon their exercise and 3,555,500 common stock options. Under the treasury stock method, unexercised “in-the-money” stock options and warrants are assumed to be exercised at the beginning of the period or at issuance, if later. The assumed proceeds are then used to purchase common shares at the average market price during the period and the excess number of options over the number of shares assumed to be repurchased is included in the total dilutive shares outstanding. There were 3,555,500 “in-the-money” stock options outstanding during the three and six-month period ended June 30, 2017 but were not exercisable and such shares were excluded for the three and six months ended June 30, 2017 since they had an anti-dilutive effect. The common stock warrants were excluded as they were out of the money and had an anti-dilutive effect. There were no such participating securities outstanding during the six-month period ended June 30, 2016.
Fair Value of Financial Instruments
GAAP requires disclosing the fair value of financial instruments to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.
In assessing the fair value of financial instruments, the Company uses a variety of methods and assumptions, which are based on estimates of market conditions and risks existing at the time. For certain instruments, including accounts receivable, accounts payable, and accrued expenses, the Company estimated that the carrying amount approximated fair value because of the short maturities of these instruments. All debt is based on current rates at which the Company could borrow funds with similar remaining maturities and approximates fair value.
GAAP establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use on unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is described below:
Level 1 —
Quoted prices in active markets for identical assets or liabilities.

Level 2 —
Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3 —
Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

Foreign Currency and Other Comprehensive Income (Loss)
The functional currency of our foreign subsidiaries is typically the applicable local currency. The translation from the respective foreign currencies to United States Dollars (U.S. Dollars) is performed for

xG TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 —
ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

balance sheet accounts using current exchange rates in effect at the balance sheet date and for income statement accounts using a weighted average exchange rate during the period. Gains or losses resulting from such translation are included as a separate component of accumulated other comprehensive income. Gains or losses resulting from foreign currency transactions are included in foreign currency income or loss except for the effect of exchange rates on long-term inter-company transactions considered to be a long-term investment, which are accumulated and credited or charged to other comprehensive income.
Transaction gains and losses are recognized in the Company’s results of operations based on the difference between the foreign exchange rates on the transaction date and on the reporting date. The Company recognized a net foreign exchange loss of approximately $158,000 and $238,000, respectively, for the three and six months ended June 30, 2017. The foreign currency exchange gains and losses are included as a component of general and administrative expenses, in the accompanying Unaudited Condensed Consolidated Statements of Operations. For the three and six months ended June 30, 2017 the increase in accumulated comprehensive gain was approximately $365,000 and $348,000, respectfully.
The exchange rate adopted for the foreign exchange transactions are the rates of exchange as quoted on OANDA, a Canadian-based foreign exchange company providing currency conversion, online retail foreign exchange trading, online foreign currency transfers, forex information and website. Translation of amounts from British Pounds into U.S. Dollars was made at the following exchange rates for the respective periods:
•
As of June 30, 2017 — British Pounds $1.30017 to US $1.00, and

•
For the six months ended June 30, 2017 — British Pounds $1.24675 to US $1.00

Subsequent Events
Management has evaluated subsequent events or transactions occurring through the date the condensed consolidated financial statements were issued and determined that no events or transactions are required to be disclosed herein, except as disclosed.
Recently Issued Accounting Principles
The Company has considered additional new relevant accounting pronouncements that are in effect through the date of these financial statements. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.
In July 2017, FASB issued ASU No. 2017-11, Earnings per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815). ASU 2017-11 consists of two parts. The amendments in Part I of this Update change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share (EPS) in accordance with Topic 260 to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down

xG TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 —
ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

round features are now subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt—Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). The amendments in Part II of this Update re-characterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. Those amendments do not have an accounting effect. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in Part II of this Update do not require any transition guidance because those amendments do not have an accounting effect. Management is currently assessing the applicability of ASU 2017-11 and has not determined the impact of the adoption, if any, as of June 30, 2017.
On May 10, 2017, the FASB issued ASU 2017-09, Scope of Modification Accounting, which amends the scope of modification accounting for share-based payment arrangements, provides guidance on the types of changes to the terms or conditions of share-based payment awards to which an entity would be required to apply modification accounting under ASC 718. For all entities, the ASU is effective for annual reporting periods, including interim periods within those annual reporting periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period. We do not expect this standard to have a material impact on the Company’s reported results of operations or financial position.
Both ASU 2014-09 and ASU 2017-05 will be effective for public entities for annual and interim reporting periods beginning after December 15, 2017 and early adoption is permitted in periods ending after December 15, 2016. ASU 2014-09 and ASU 2017-05 allow for either full or modified retrospective (“cumulative effect”) adoption. Both standards must be adopted concurrently. We are currently evaluating the potential impact of adopting both ASU 2014-09 and ASU 2017-05 and the impact this guidance will have on our consolidated financial statements.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 is a comprehensive revenue recognition standard that will supersede nearly all existing GAAP revenue recognition guidance as well as impact the existing GAAP guidance governing the sale of non-financial assets. The standard’s core principle is that a company will recognize revenue when it satisfies performance obligations, by transferring promised goods or services to customers, in an amount that reflects the consideration to which the company expects to be entitled in exchange for fulfilling those performance obligations. In doing so, companies will need to exercise more judgment and make more estimates than under existing GAAP guidance.
ASU 2014-09 also created guidance governing the sale of non-financial assets with customers and non-customers with the only difference in the treatment of these transactions being presentation in the statement of operations (revenue and expense is reported when the sale is to a customer and net gain or loss is reported when the sale is to a non-customer). Based on the nature of our business, we believe that our property sales represent transactions with non-customers.
NOTE 2 — LIQUIDITY AND FINANCIAL CONDITION
The Company’s condensed consolidated financial statements were previously prepared as a going concern, which contemplated continuity of operations through realization of assets, and the settling of liabilities in the normal course of business. With the acquisition of Vislink, substantial doubt has been remediated by increased revenues and a reduction of expenses which contributed to positive cash flow from operations for the period ended June 30, 2017.

xG TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 2 — LIQUIDITY AND FINANCIAL CONDITION — (continued)

As reflected in the condensed consolidated financial statements, the Company had an accumulated deficit at June 30, 2017 of  $202 million and a loss from operations of approximately $11.3 million for the six months ended June 30, 2017. The Company historically had been funding its business principally through debt and equity financings and advances from related parties. Cash flows from operating activities for the six months ended June 30, 2017 were positively affected as a result of the acquisition of Vislink in February 2017 (See Note 3), along with management’s continual cost containment.
The ability to recognize revenue and ultimately cash receipts is contingent upon, but not limited to, acceptable performance of the delivered equipment and services. If the Company is unable to close on some of its revenue producing opportunities in the near term, the carrying value its assets may be materially impacted. The condensed consolidated financial statements do not include any adjustments related to the recovery and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.
NOTE 3 — ACQUISITION OF VISLINK
Acquisition of Vislink International Limited
On February 2, 2017, the Company completed the acquisition of certain assets and liabilities related to the hardware segment of Vislink International Limited, an England and Wales registered limited company (the ‘‘UK Seller’’), and Vislink Inc., a Delaware corporation (the ‘‘US Seller’’, and together with the UK Seller, the ‘‘Sellers’’), pursuant to a Business Purchase Agreement, dated December 16, 2016, as amended on January 16, 2017, by and among the Company, the Sellers and Vislink PLC, an England and Wales registered limited company, as guarantor. The purchase price paid for the transaction was an aggregate of $16 million consisting of  (i) $6.5 million in cash consideration and (ii) promissory notes in the aggregate principal amount of  $9.5 million (the ‘‘Notes’’). In connection with the Notes, the Company entered into a Security Agreement, dated February 2, 2017, with each of the Sellers (the ‘‘Security Agreements’’). The Notes were originally due to mature on March 20, 2017 (the ‘‘Maturity Date’’). Interest on the Notes was payable in cash on the Maturity Date at a rate per annum equal to LIBOR plus 1.9%. Pursuant to the Security Agreements, as collateral security for the Company’s obligations under the Notes, the Company granted the Sellers a security interest in certain assets purchased from the Sellers in connection with the transaction.
The fair value of the purchase consideration issued to the sellers of Vislink was allocated to the net tangible assets acquired. The Company accounted for the Vislink acquisition as the purchase of a business under GAAP under the acquisition method of accounting, and the assets and liabilities acquired were recorded as of the acquisition date, at their respective fair values and consolidated with those of the Company. The fair value of the net assets acquired was approximately $31.5 million. The excess of the aggregate fair value of the net tangible assets has been treated as a gain on bargain purchase in accordance with ASC 805. The purchase price allocation was based, in part, on management’s knowledge of Vislink’s business and the results of a third party appraisal commissioned by management. The third party appraisal commissioned by management was finalized during the second quarter which resulted in the modification of the fair values estimated of certain assets acquired as compared to the preliminary amounts previously reported.
The Company utilized the services of an independent appraisal company to assist it in assessing the fair value of the assets and liabilities acquired. This assessment included an evaluation of the fair value of inventory, fixed assets and the fair value of the intangible assets acquired based upon the expected cash flows from the assets acquired. Additionally, the Company incorporated the carrying value of the remaining working capital as Vislink’s management represented that the carrying value of these assets and liabilities

xG TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 3 — ACQUISITION OF VISLINK — (continued)

served as a reasonable proxy for fair value. The valuation process included discussion with management regarding the history and business operations of Vislink, a study of the economic and industry conditions in which Vislink competes and an analysis of the historical and projected financial statements and other records and documents.
When it became apparent there was a potential for a bargain purchase gain, management reviewed the assets and liabilities acquired and the assumptions utilized in estimating their fair values. Further revisions to the estimates were not deemed necessary and after identifying and valuing all assets and liabilities of the business, the Company concluded that recording a bargain purchase gain was appropriate and required under GAAP.
The Company then undertook a review to determine what factors might contribute to a bargain purchase and if it were reasonable for a bargain purchase to occur. Factors that contributed to the bargain purchase price were:
•
The transaction was completed with a motivated seller who had a public strategy to concentrate on growing their software business as opposed to their technology and hardware businesses. As a strategic decision, the seller intended to sell off the assets of the hardware business.

•
The announcement of Brexit led to a decline in the pound, which led to pressure by Vislink’s creditors to raise funds. The owners of Vislink were motivated to complete a transaction in order to use the proceeds to reduce the line of credit they owed to the bank.

•
The industry in 2015 and 2016 experienced a downturn as decreased spending combined with economic uncertainty caused corporations to delay wireless and broadcast infrastructure upgrades. The seller believed these trends would continue. According to IBISWorld, industry revenue is expected to fall at an annualized rate of 0.6% over the next five years reflecting further deterioration in the industry. As a result, the seller decided to sell the business.

•
Prior to Brexit, Vislink was under contract to be sold for a much higher price. The Company took advantage of the economic and industry downturn to negotiate a favorable price which was less than the value of the assets acquired for a total purchase consideration of  $16 million.

Based upon these factors, the Company concluded that the occurrence of a bargain purchase was reasonable.

xG TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 3 — ACQUISITION OF VISLINK — (continued)

Purchase Consideration
Amount of consideration:	$16,000,000
Tangible assets acquired and liabilities assumed at fair value
Accounts receivable	$7,129,000
Inventories	18,234,000
Property and equipment	3,868,000
Prepaid expenses	1,209,000
Accounts payable	(2,079,000)
Accrued expenses	(451,000)
Net tangible assets acquired	$27,910,000
Identifiable intangible assets
Trade names and technology	$1,100,000
Customer relationships	2,520,000
Total Identifiable Intangible Assets	$3,620,000
Total net assets acquired	$31,530,000
Consideration paid	16,000,000
Gain on bargain purchase	$15,530,000

The following presents the unaudited pro-forma combined results of operations of xG with Vislink and IMT as if the entities were combined on January 1, 2016.
	Three Months Ended June 30,	Six Months Ended June 30,
	2016	2017	2016
Revenues, net	$14,520	$24,806	$28,426
Net (loss) allocable to common shareholders	$(6,572)	$(12,584)	$(12,344)
Net (loss) per share	$(10.70)	$(1.20)	$(30.03)
Weighted average number of shares outstanding	614	10,500	$411
The unaudited pro-forma results of operations are presented for information purposes only. The unaudited pro-forma results of operations are not intended to present actual results that would have been attained had the acquisitions been completed as of January 1, 2016 or to project potential operating results as of any future date or for any future periods.
Since the closing of the transaction, the Company assumed $4.6 million of additional Vislink liabilities, thus reducing the principal amount due to the sellers by $4.9 million. On March 17, 2017, the Company came to an agreement with the Seller as the Company paid $2 million in cash and the Seller extinguished the remaining $2.9 million principal owed. In the three months ended June 30, 2017, the Company recorded $1.1 million as a gain on payable extinguishment. This was the result of receiving a $1.1 million credit for inventory that a customer consumed prior to the acquisition of Vislink, which the Company is now receiving as a credit against outstanding invoices owed to that customer.
The estimated useful life remaining on the property and equipment acquired is 1 to 10 years and on the intangible assets is 3 to 10 years.

xG TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 4 — INTANGIBLE ASSETS
Intangible assets consist of the following:
	Software Development Costs		Patents & Licenses		Trade Names & Technology		Customer Relationships
	Costs	Accumulated Amortization	Costs	Accumulated Amortization	Costs	Accumulated Amortization	Costs	Accumulated Amortization	Net
Balance as of December 31, 2016	$18,647,000	$(17,288,000)	$12,378,000	$(8,507,000)	$350,000	$(35,000)	$360,000	$(33,000)	$5,872,000
Additions	—	—	—	—	1,100,000	—	2,520,000	—	3,620,000
Impairments	—	—	—	—	—	—	—	—	—
Amortization	—	(460,000)	—	(332,000)	—	(96,000)	—	(368,000)	(1,256,000)
Balance as of June 30, 2017	$18,647,000	$(17,748,000)	$12,378,000	$(8,839,000)	$1,450,000	$(131,000)	$2,880,000	$(401,000)	$8,236,000

Software Development Costs
At June 30, 2017 and December 31, 2016, the Company has net software capitalized costs of  $0.9 million and $1.4 million, respectively. During the six months ended June 30, 2017 and 2016, the Company recognized amortization of software development costs of  $0.5 million and $1.8 million, respectively. During the three months ended June 30, 2017 and 2016, the Company recognized amortization of software development costs of  $0.2 million and $0.6 million, respectively.
Patents & Licenses
At June 30, 2017 and December 31, 2016, the Company has net capitalized patents and licenses of  $3.5 million and $3.9 million, respectively. The Company amortizes patents and licenses that have been filed over their useful lives which range between 18.5 to 20 years. The Company recognized $0.3 million of amortization expense related to patents and licenses for the six months ended June 30, 2017 and 2016 and $0.2 million for the three months ended June 30, 2017 and 2016.
Other Intangible Assets
The Company’s remaining intangible assets include the trade names, technology and customer lists acquired in its acquisition of Vislink and IMT. The Company amortizes Trade Names, Technology and Customer Relationships over their useful lives which range between 3 to 15 years.
Estimated amortization expense for total intangible assets for the succeeding five years is as follows:
Balance 2017	$1,344,000
2018	2,298,000
2019	1,763,000
2020	993,000
2021	817,000
Thereafter	1,021,000
$8,236,000

NOTE 5 — CONVERTIBLE NOTES PAYABLE
Treco
On October 6, 2011, the Company entered into a convertible promissory note (the “$2 Million Convertible Note”) in favor of Treco International, S.A. (“Treco”), as part of the settlement compensation

xG TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 5 — CONVERTIBLE NOTES PAYABLE — (continued)

to Treco for terminating an infrastructure agreement. The $2 Million Convertible Note is payable on its maturity date, October 6, 2018 and is convertible, at Treco’s option, into shares of the Company’s common stock at a price of  $35.00 per share. Interest at the rate of 9% per year is payable semi-annually in cash or shares of the Company’s common stock, at the Company’s option. The accrued interest at June 30, 2017 was $132,000. On January 10, 2017, the Company issued 24,397 shares of common stock as the semi-annual payment of interest of  $90,000, which is also the fair value of the common stock on the issuance date. Interest expense was $45,000 and $90,000, respectively, for the three and six months ended June 30, 2017 and 2016.
NOTE 6 — DEBT ASSIGNMENT
On January 13, 2017, the Asset Purchase Modification Agreement dated April 16, 2016 (the “Modification Agreement”), with a total obligation $1,038,000 was assigned to new holders of the debt and in full settlement of that agreement the previous note holder was paid in full. Simultaneously, the New Holders executed a new agreement on the same terms and conditions available to the previous note holder plus $312,000 in issuance costs and $122,000 in guaranteed interest at 9% for a total obligation of $1,472,000. The Company recorded the $1,472,000 as a current liability on the condensed consolidated balance sheet, recognized the guaranteed interest of  $122,000 in the condensed consolidated statement of operations, recorded the $312,000 as a contra liability account and amortized $312,000 as interest expense for the six months ended June 30, 2017.
In determining the appropriate accounting for the foregoing debt exchange, the Company considered many elements of the transaction, including whether or not the exchange resulted in a debt modification or extinguishment; the resulting accounting for transaction costs; the derecognition of the extinguished debt and finally, the appropriate recording of the newly issued debt instrument. The Company referred to the guidance in ASC 470-50-40-10 which indicates that from the debtor’s perspective, an exchange of debt instruments between or a modification of a debt instrument by a debtor and a creditor in a non-troubled debt situation is deemed to have been accomplished with debt instruments that are substantially different if the present value of the cash flows under the terms of the new debt instrument is at least ten percent different from the present value of the remaining cash flows under the terms of the original instrument. It is also noted in the literature that transactions between or among creditors do not result in a modification or exchange of the original debt instrument between the debtor and creditor. Accordingly, those transactions do not affect the accounting by the debtor, the carrying amount of the new note is not adjusted and the effects of the changes are to be reflected in future periods.
Series D Convertible Preferred Stock Leak-Out Agreement
On February 2, 2017, the New Holders agreed that any sales of common stock underlying the Series D Convertible Preferred Stock (the “Series D Preferred Stock”) would not, in the aggregate, exceed 2.75% of that day’s dollar volume of our common stock traded, provided that the New Holders shall be entitled to sell no less than an aggregate of  $27,500 each trading day.
During the six months ended June 30, 2017, the Company issued 5,000,000 shares of Series D Preferred stock to the New Holders, which were simultaneously converted into 416,667 shares of common stock valued at approximately $648,000. The value of the common stock issued was based on the fair value of the stock upon execution of the new holders selling their respective shares. During the three months ending June 30, 2017, the Company made cash payments of  $824,000 as full satisfaction of the remaining amount due. Interest expense for the six months ended June 30, 2017 and 2016 was $434,000 and $0, respectively.

xG TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 7 — COMMITMENTS AND CONTINGENCIES
Leases
The Company’s office rental, deployment sites and warehouse facility expenses equaled in aggregate approximately $350,000 and $171,000 for the three months ended June 30, 2017 and 2016, respectively, and $553,000 and $330,000 for the six months ended June 30, 2017 and 2016. The leases in connection with these facilities will expire on different dates from 2017 through 2023.
In connection with the acquisition of IMT, the Company assumed the lease obligations relating to IMT’s warehouse and office space in Mt. Olive, NJ. Payments under the Mt. Olive, NJ lease are $35,000 for the year ending December 31, 2017 as the lease expired in February of 2017. In January 2017, IMT signed a new lease for warehouse and office space in Hackettstown, NJ which runs through April 29, 2020. Future payments under such lease will amount to $253,000 of which $43,000 is the balance for the year ending December 31, 2017.
In connection with the acquisition of Vislink, the Company assumed the lease obligations relating to Vislink office space in Colchester, U.K. which runs through March 2020. Future payments under such lease will amount to approximately $2,020,000 of which $337,000 is the balance for the year ending December 31, 2017.
The Company signed a new lease for office space in Hemel, U.K. in May 2017 which runs through April 2023. Future payments under such lease will amount to approximately $794,000 of which $43,000 is the balance for the year ending December 31, 2017.
Total obligation under minimum future annual rentals, exclusive of real estate taxes and related costs, are approximately as follows:
Amount
Balance 2017	$608,000
2018	1,091,000
2019	971,000
2020	509,000
2021	141,000
Thereafter	188,000
$3,508,000

Legal
The Company is subject, from time to time, to claims by third parties under various legal theories. The defense of such claims, or any adverse outcome relating to any such claims, could have a material adverse effect on the Company’s liquidity, financial condition and cash flows. For the six months ended June 30, 2017 the Company did not have any material legal actions pending.
NOTE 8 — STOCKHOLDERS’ EQUITY
Lincoln Park Purchase Agreement
On May 19, 2017, the Company entered into a purchase agreement (the “Lincoln Park Purchase Agreement”) and a registration rights agreement (the “Registration Rights Agreement”) with Lincoln Park Capital Fund, LLC, an Illinois limited liability company (“Lincoln Park”). Under the terms and subject to the conditions of the Lincoln Park Purchase Agreement, the Company has the right to sell to Lincoln Park, and Lincoln Park is obligated to purchase, up to $15,000,000 in shares of Common Stock, subject to certain

xG TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 8 — STOCKHOLDERS’ EQUITY — (continued)

limitations, from time to time over the 30-month period commencing on the date that a registration statement covering the resale of shares of Common Stock issuable under the Lincoln Park Purchase Agreement is declared effective by the Securities and Exchange Commission (the “SEC”) and a final prospectus in connection therewith is filed. Pursuant to the Registration Rights Agreement, the Company agreed to file such registration statement with the SEC within sixty (60) business days of the execution of the Lincoln Park Purchase Agreement.
Pursuant to the Lincoln Park Purchase Agreement, the Company may, at its sole discretion and subject to certain conditions, direct Lincoln Park to purchase up to 125,000 shares of Common Stock on any business day (such purchases, “Regular Purchases”), provided that at least one (1) business day has passed since the most recent Regular Purchase was completed, and in no event shall the amount of a single Regular Purchase exceed $1,000,000. The purchase price of Regular Purchases will be based on the prevailing market prices of the Common Stock, which shall be equal to the lesser of the lowest sale price of the Common Stock during the purchase date and the average of the three (3) lowest closing sale prices of the Common Stock during the ten (10) business days prior to the purchase date. The Company may also direct Lincoln Park to purchase other amounts as accelerated purchases or additional purchases if the closing sale price of the Common Stock is not below the threshold prices as set forth in the Lincoln Park Purchase Agreement. There is no upper limit on the price per share that Lincoln Park must pay for Common Stock under a Regular Purchase or an accelerated purchase.
In connection with its 2017 Annual Meeting of Stockholders held on June 15, 2017, the Company did not receive stockholder approval, as required pursuant to Nasdaq Marketplace Rule 5635(d), to issue shares of Common Stock under the Lincoln Park Purchase Agreement in an amount equal to 20% or more of the Company’s outstanding shares of Common Stock. As such, the Company will not be permitted to draw down the full $15,000,000 in shares of Common Stock under the Lincoln Park Purchase Agreement unless and until the Company receives such stockholder approval.
As of June 30, 2017, the Company has not sold any shares of Common Stock under the Lincoln Park Purchase Agreement.
February 2017 Financing
On February 14, 2017, the Company completed a public underwritten offering of 1,750,000 shares of its common stock and five year warrants to purchase up to an aggregate of 1,312,500 shares of its common stock at an exercise price of  $2.00 per share. The Company received $3,500,000 in gross proceeds from the offering, before deducting the associated underwriting discount and estimated offering expenses payable by the Company. Aegis Capital Corp. acted as sole book-running manager for the offering.
Conversions of Warrants
From January 1, 2017 to June 30, 2017, 794,400 of the December warrants issued in connection with the December 2016 Financing, have been exercised into 794,400 shares of common stock. The Company received $1,589,000 in gross proceeds from the exercise.
Other Common Stock Issuances
During the six months ended June 30, 2017, the Company issued:
•
853,503 shares of its common stock to employees, directors, consultants and other professionals for a total value of  $1,426,000. The value of the common stock issued was based on the fair value of the stock at the time of issuance.

xG TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 8 — STOCKHOLDERS’ EQUITY — (continued)

•
416,667 shares of its common stock valued at $648,000 upon conversion of 5,000,000 shares of Series D Preferred Stock. The value of the common stock issued was based on the fair value of the stock at the time of issuance.

•
104,218 shares of its common stock for amounts previously deferred at a total value of  $295,000.

•
24,397 shares of its common stock in satisfaction of interest accrued on the $2 Million Convertible Note. The number of shares of common stock issued was based upon the stated interest rate of the convertible promissory note and was determined by using the fair value of the common stock on the issuance date.

•
71,526 shares of its common stock in satisfaction of related party obligations. The value of the common stock issued was based on the fair value of the stock at the time of issuance.

Warrants and Options
During the three and six months ended June 30, 2017, the Company recorded approximately $438,000 and $603,000, respectively, as stock compensation expense from the amortization of stock options issued in prior periods. During the three and six months ended June 30, 2016, the Company recorded $82,000 and $182,000, respectively, as stock compensation expense from the amortization of stock options issued in prior periods.
On February 16, 2017, the Board of Directors approved a motion to cancel all outstanding stock options as the options were all out of the money in all previous stock option plans, thereby cancelling the 1,844 options that were outstanding on December 31, 2016.
On March 16, 2017, the Board of Directors passed a motion to grant options to certain directors, employees and advisors of the Company and the Company issued 3,555,500 ten (10) year options with an exercise price of  $1.55 per share on March 24, 2017. The fair value of the options granted on March 24, 2017 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 1.90%, dividend yield of  -0-%, volatility factor of 286.51% and the expected life of options of 6.00 years. As of June 30, 2017, the weighted average remaining contractual life was 9.74 years for options outstanding and -0- years for options exercisable. The intrinsic value of options exercisable at June 30, 2017 and June 30, 2016 was $0.08 per share and $0, respectively. As of June 30, 2017, the remaining expense is approximately $4.7 million over the remaining amortization period which is 2.74 years. The Company estimates forfeiture and volatility using historical information. The risk-free interest rate is based on the implied yield available on U.S. Treasury zero-coupon issues over the equivalent lives of the options. The expected life of the options represents the estimated period of time using the simplified method. The Company has not paid dividends on common shares and no assumption of dividend payment is made in the model. The options vest at one third on March 24, 2018, one third on March 24, 2019 and one third on March 24, 2020.

xG TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 8 — STOCKHOLDERS’ EQUITY — (continued)

A summary of the Company’s warrant and option activity is as follows:
Warrants
	Number of Warrants (in Shares)	Weighted Average Exercise Price
Outstanding January 1, 2017	7,611,904	$5.98
Granted	1,365,000	2.02
Exercised	(794,400)	2.00
Forfeited or Expired	(7)	42,000.00
Outstanding, June 30, 2017	8,182,497	$5.67
Exercisable, June 30, 2017	8,032,497	$5.73

Options
	Number of Options (in Shares)	Weighted Average Exercise Price
Outstanding January 1, 2017	1,844	$1,544.37
Granted	3,555,500	1.55
Exercised	—	—
Cancelled	(1,844)	1,544.37
Outstanding, June 30, 2017	3,555,500	$1.55
Exercisable, June 30, 2017	—	$—

NOTE 9 — DERIVATIVE LIABILITIES
Each of the warrants issued in connection with our August 2015, May 2016 and July 2016 underwritten offerings and the February 2016 Series B Preferred Stock Offering have been accounted for as derivative liabilities, as each of the warrants contain a net cash settlement provision whereby, upon certain fundamental events, the holders could put the warrants back to the Company for cash.
The following are the key assumptions used in connection with the valuation of the warrants exercisable into common stock on June 30, 2017:
Number of shares underlying the warrants on June 30, 2017	977,751
Fair market value of stock	$1.63
Exercise price	$2.00 to 2,400.00
Volatility	169% to 184%
Risk-free interest rate	1.24% to 1.89%
Expected dividend yield	—
Warrant life (years)	1.3 to 4.1
Level 3 liabilities are valued using unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the liabilities. For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company’s accounting and finance department, who report to

xG TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 9 — DERIVATIVE LIABILITIES — (continued)

the Chief Financial Officer, determine its valuation policies and procedures. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s accounting and finance department and are approved by the Chief Financial Officer.
Level 3 Valuation Techniques:
Level 3 financial liabilities consist of the derivative liabilities for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate. The Company deems financial instruments which do not have fixed settlement provisions to be derivative instruments. In accordance with ASC Topic 480, Distinguishing Liabilities from Equity, the fair value of these warrants is classified as a liability on the Company’s Condensed Consolidated Balance Sheets because, according to the terms of the warrants, a fundamental transaction could give rise to an obligation of the Company to pay cash to its warrant holders. Such instruments do not have fixed settlement provisions and have also been recorded as derivative liabilities. Corresponding changes in the fair value of the derivative liabilities are recognized in earnings on the Company’s Condensed Consolidated Statements of Operations in each subsequent period.
The Company’s derivative liabilities are carried at fair value and are classified as Level 3 in the fair value hierarchy due to the use of significant unobservable inputs. In order to calculate fair value, the Company uses a binomial model style simulation, as the value of certain features of the warrant derivative liabilities would not be captured by the standard Black-Scholes model.
The following table sets forth a summary of the changes in the fair value of our Level 3 financial liabilities that are measured at fair value on a recurring basis:
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Beginning balance	$1,400,000	$938,000	$1,183,000	$1,284,000
Recognition of warrant liabilities on issuance dates	—	826,000	—	1,057,000
Reclassification to stockholders’ equity upon exercise	—	(2,315,000)	—	(2,379,000)
Change in fair value of derivative liabilities	(27,000)	1,773,000	190,000	1,260,000
Ending balance	$1,373,000	$1,222,000	$1,373,000	$1,222,000

NOTE 10 — RELATED PARTY TRANSACTIONS
MB Technology Holdings, LLC
On April 29, 2014, the Company entered into a management agreement (the “Management Agreement”) with MB Technology Holdings, LLC (“MBTH”), pursuant to which MBTH agreed to provide certain management and financial services to the Company for a monthly fee of  $25,000. The Management Agreement was effective January 1, 2014. For the three and six months ended June 30, 2017 and 2016, the Company incurred fees related to the Management Agreement of  $75,000 and $150,000, respectively. In addition, during the quarter ended March 31, 2017, the Company’s Board of Directors approved an additional $27,000 fee to be paid to MBTH as consideration for additional efforts provided by

xG TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 10 — RELATED PARTY TRANSACTIONS — (continued)

MBTH in connection with the Company’s financing and acquisition efforts. The Company recorded these fees in general and administrative expenses on the accompanying Condensed Consolidated Statement of Operations. Roger Branton, the Company’s Chief Financial Officer, and George Schmitt, the Company’s Chief Executive Officer and Executive Chairman, are directors of MBTH, and Richard Mooers, a director of the Company, is the Chief Executive Officer and a director of MBTH.
The Company has agreed to award MBTH a 3% cash success fee if MBTH arranges financing for the Company, arranges a merger, consolidation or sale by the Company of substantially all of the assets. The Company accrued approximately $436,000 for equity financings between August 1, 2015 and July 31, 2016. No additional fees pursuant to the 3% cash success fee have been accrued since.
The balance outstanding to MBTH at June 30, 2017 and December 31, 2016 was $1,633,000 and $96,000, respectively, and has been included in due to related parties on the Condensed Consolidated Balance Sheet.
On March 3, 2016, our Board of Directors approved the issuance of up to $300,000 in shares of common stock to MBTH as compensation for financial services in connection with the IMT acquisition. Such shares of common stock were to be issued to MBTH in an initial tranche in the amount of  $150,000 on March 15, 2016, and a second tranche to MBTH of up to $150,000 in shares of common stock if IMT achieves certain performance goals by December 31, 2016. On August 10, 2016, the disinterested members of the Board of Directors believing it to be in the best interest of the Company, resolved to pay the award in cash instead of common stock. The Company accrued $150,000 in the due to related party balance owed to MBTH for the initial tranche and paid this cash fee during 2016. During the quarter ended June 30, 2017, the Company accrued the second tranche of  $150,000 in the due to related party owed to MBTH.
On November 29, 2016, the Company and MBTH entered into an acquisition services agreement (the ‘‘M&A Services Agreement’’) pursuant to which the Company engaged MBTH to provide services in connection with merger and acquisition searches, negotiating and structuring deal terms and other related services. The M&A Services Agreement incorporates by reference the terms of the Management Agreement, as well as the Company’s agreement with MBTH on January 12, 2013 to pay MBTH a 3% success fee (the ‘‘3% Success Fee’’) on any financing arranged for the Company, merger or consolidation of the Company or sale by the Company of substantially all of its assets. The M&A Services Agreement has the following additional terms:
(1)
The Company will pay MBTH an acquisition fee equal to the greater of  $250,000 or 8% of the total acquisition price (the ‘‘Acquisition Fee’’). Where possible, the Company will pay MBTH 50% of the Acquisition Fee at closing of a transaction, and in any case, not later than thirty (30) days following such closing, 25% of the Acquisition Fee three (3) months following such closing and 25% of the Acquisition Fee six (6) months following such closing.

(2)
In addition to any other fees, the Company will pay MBTH a due diligence fee of  $250,000 only on successfully closed transactions. This due diligence fee shall be paid to MBTH as warrants to purchase shares of common stock of the Company in an amount equal to $250,000 divided by the lower of the market price of the common stock on the day of closing of the transaction or the price of equity offered to finance such acquisition. The exercise price of such warrants will be $0.01.

(3)
The Company and MBTH agreed to waive the 3% Success Fee in connection with the Company’s proposed acquisition of Vislink. The Company and MBTH also agreed to waive, on a case by case basis, the 3% Success Fee whenever any future Acquisition Fee is more than $1 million.

(4)
In the event the Company engages an independent, external advisor to value an acquisition and the valuation is higher than the price negotiated by MBTH on behalf of the Company, then MBTH will receive an additional fee of 5% of such gain (the “Bargain Purchase Gain”).

xG TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 10 — RELATED PARTY TRANSACTIONS — (continued)

(5)
MBTH has the option to convert up to 50% of its fees into shares of common stock of the Company, so long as the receivable remains outstanding. The conversion price will be the lower of 110% of the price of the common stock on the day of closing of a transaction or the price of equity securities offered in connection with any acquisition financing. If MBTH converts at least 25% of its fees, then the Company agrees to register all shares of common stock of the Company held by MBTH.

(6)
If MBTH’s services assist the Company in achieving forward sales of at least $50 million via acquisitions, then the Company agrees to offer MBTH a three (3) year option to acquire up to 25% of the Company’s shares of common stock outstanding after such issuance (the “Block Purchase Option”). The price per share of common stock will be 125% of the price of the Company’s common stock on the day the option is exercised.

On February 16, 2017, the Board of Directors amended the terms of the Block Purchase Option in the M&A Services Agreement to allow MBTH the option to acquire 25% of the fully diluted outstanding shares of common stock and warrants of the Company at a price of  $2.10 per share and for a five-year term. There has been no impact on the results from operations since the certainty of the performance condition is not known.
The M&A Services Agreement is effective as of November 1, 2016, and will automatically renew annually, unless earlier terminated by the Company or MBTH upon thirty (30) days’ written notice.
The Company accrued an additional $1,480,000 in acquisition fees during the quarter ending March 31, 2017, in connection with the acquisition of Vislink as per the M&A Services Agreement. The $1,480,000 represents 8% of the acquisition price. The Company recorded these fees in general and administrative expenses on the accompanying Condensed Consolidated Statement of Operations and included such fees in due to related parties on the Condensed Consolidated Balance Sheet.
The Company accrued an additional $777,000 in fees as 5% of the Bargain Purchase Gain during the quarter ending June 30, 2017, in connection with the acquisition of Vislink as per the M&A Services Agreement. The $777,000 represents 5% of the Bargain Purchase Gain of  $15,530,000 after an independent, external advisor valued the acquisition. The Company recorded these fees in general and administrative expenses on the accompanying Condensed Consolidated Statement of Operations and included such fees in due to related parties on the Condensed Consolidated Balance Sheet.
The Company recorded $265,000 as the fair market value of the warrant paid to MBTH in connection with the closing of the Vislink acquisition as per the M&A Services Agreement. The Company recorded these fees in general and administrative expenses on the accompanying Condensed Consolidated Statement of Operations and accrued expenses on the accompanying Condensed Consolidated Balance Sheet as the warrant has not yet been issued.
From January 1, 2017 to June 30, 2017, the Company issued 71,526 shares of common stock to MBTH in settlement of amounts due of  $120,000.
NOTE 11 — CONCENTRATIONS
During the three and six months ended June 30, 2017, the Company recorded revenue from individual sales or services rendered of  $2,428,000 (17%) and $2,944,000 (13%), respectively, in excess of 10% from one customer of the Company’s total consolidated sales.
During the six months ended June 30, 2016, the Company recorded revenue from individual sales or services rendered of  $325,000 (13%), which is in excess of 10% from one customer of the Company’s total consolidated sales. During the three months ended June 30, 2016, the Company recorded revenue from individual sales or services rendered of  $200,000 (12%) and $189,000 (11%), in excess of 10% from one customer of the Company’s total consolidated sales.

xG TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 11 — CONCENTRATIONS — (continued)

At June 30, 2017, approximately 19% of net accounts receivable was due from one customer totaling $2,023,000.
At June 30, 2016, approximately 56% of net accounts receivable was due from four customers, respectively, as follows: $232,000 (20%), $189,000 (16%) due from unrelated parties and $117,000 (10%), and $115,000 (10%) due from a related party.
During the three and six months ended June 30, 2017, approximately 11% and 11%, respectively, of the Company’s inventory purchases were derived from two vendors.
During the three and six months ended June 30, 2016, approximately 33% and 32%, respectively, of the Company’s inventory purchases were derived from two vendors.
NOTE 12 — GEOGRAPHICAL INFORMATION
The Company has one operating segment and the decision-making group is the senior executive management team.
	Six Months Ended June 30, 2017	Three Months Ended June 30, 2017
Revenue:
North America	$7,674,000	$5,808,000
South America	3,111,000	2,452,000
Europe	7,032,000	3,130,000
Asia/ROW	5,736,000	2,828,000
	$23,553,000	$14,218,000

Six Months Ended June 30, 2017
Long-Lived Assets:
United States	$6,911,000
United Kingdom	5,497,000
$12,408,000

NOTE 13 — SUBSEQUENT EVENTS
Lincoln Park Purchase Agreement
On May 19, 2017, the Company entered into a purchase agreement (the “Purchase Agreement”) and a registration rights agreement (the “Registration Rights Agreement”), with Lincoln Park Capital Fund, LLC (“Lincoln Park”), an Illinois limited liability company. Under the Purchase Agreement, the Company is required to issue to Lincoln Park 192,431 shares of common stock as commitment shares in consideration for entering into the Purchase Agreement. The 192,431 shares of common stock were issued in September 2017.
August 2017 Private Placement
On August 15, 2017, the Company entered into a placement agency agreement with Aegis Capital Corp. under which the Placement Agent agreed to serve as the sole placement agent, on a “reasonable best efforts” basis, in connection with the registered direct public offering of an aggregate of 1,560,978 shares of

xG TECHNOLOGY, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 13 — SUBSEQUENT EVENTS — (continued)

the Company’s common stock, par value $0.00001 per share. Also on August 15, 2017, to effect the Registered Direct Offering, the Company entered into a securities purchase agreement with the Investors under which we agreed to issue and sell the Shares directly to the Investors. The Shares were offered at a price of  $2.05 per share. The Company received gross proceeds of  $3,200,000.
In a concurrent private placement (the “Private Placement”; together with the Registered Direct Offering, the “Offering”), the Company also sold to the Investors, for no additional consideration, an Investor Warrant to purchase 0.50 of a share of common stock for each Share purchased for cash in the Offering. The Warrants will be exercisable immediately on the date of issuance (the “Initial Exercise Date”), at an exercise price of  $2.50 per share and will expire on the fifth (5th) anniversary of the Initial Exercise Date.
Conversions of Warrants
From July 1, 2017 to October 17, 2017, 267,713 of the December warrants issued in connection with the December 2016 Financing, have been exercised into 267,713 shares of common stock. The Company received $535,000 in gross proceeds from the exercise.
Treco Issuance
From July 1, 2017 to October 17, 2017, the Company issued a total of 113,345 shares of common stock in repayment of  $18,000 in interest relating to its $2 million long-term convertible note payable.
Other Common Stock Issuances
From July 1, 2017 to October 17, 2017, the Company issued a total of 609,467 shares of common stock having a fair value to employees, directors, consultants and general counsel in lieu of paying approximately $1,119,000 worth of services.
From July 1, 2017 to October 17, 2017, the Company issued a total of 186,019 shares of common stock to MBTH in settlement of amounts due of  $310,000.

FINANCIAL STATEMENTS
xG TECHNOLOGY, INC. AND SUBSIDIARY

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
xG TECHNOLOGY, INC.
To the Audit Committee of the
Board of Directors and Shareholders
of xG Technology, Inc.
We have audited the accompanying consolidated balance sheets of xG Technology, Inc. and Subsidiary (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of xG Technology, Inc. and Subsidiary as of December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully discussed in Note 2, the Company has incurred significant net losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ Marcum LLP
Marcum LLP
New York, NY
March 31, 2017

xG TECHNOLOGY, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS EXCEPT PER SHARE DATA)
	December 31,
	2016	2015
ASSETS
Current assets
Cash	$9,054	$368
Accounts receivable, net	1,369	641
Inventories, net	2,722	777
Prepaid expenses and other current assets	111	15
Total current assets	13,256	1,801
Inventories, net	—	2,078
Property and equipment, net	771	792
Intangible assets, net	5,872	11,903
Total assets	$19,899	$16,574
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,606	$1,196
Accrued expenses	1,813	252
Accrued interest	269	137
Due to related parties	96	324
Customer deposits and deferred revenue	186	149
Convertible notes payable	—	781
Obligation under capital lease	58	54
Derivative liabilities	1,183	1,284
Total current liabilities	5,211	4,177
Obligation under capital lease, net of current portion	49	106
Convertible notes payable	2,000	2,000
Total liabilities	7,260	6,283
Commitments and contingencies
Stockholders’ equity
Preferred stock – $0.00001 par value per share: 10,000,000 shares authorized at December 31, 2016 and 2015; 0 shares issued and outstanding as of December 31, 2016 and 2015	—	—
Common stock – $0.00001 par value, 100,000,000 shares authorized, 7,606,518 and 168,565 shares issued and 7,606,516 and 168,563 outstanding as of December 31, 2016 and 2015, respectively	—	—
Additional paid in capital	221,960	198,710
Treasury stock, at cost – 2 shares as of December 31, 2016 and 2015, respectively	(22)	(22)
Accumulated deficit	(209,299)	(188,397)
Total stockholder’s equity	12,639	10,291
Total liabilities and stockholders’ equity	$19,899	$16,574

The accompanying notes are an integral part of these consolidated financial statements.

xG TECHNOLOGY, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS EXCEPT NET LOSS PER SHARE DATA)
	For the Years Ended December 31,
	2016	2015
Revenue	$6,574	$932
Cost of Revenue and operating expenses
Cost of components and personnel	3,133	510
Inventory valuation adjustments	2,417	861
General and administrative expenses	9,534	7,573
Research and development	6,106	4,928
Impairment charge	2,683	2,092
Amortization and depreciation	5,561	4,829
Total cost of revenue and operating expenses	(29,434)	(20,793)
Loss from operations	(22,860)	(19,861)
Other income (expenses)
Changes in fair value of derivative liabilities	2,545	2,559
Offering expenses	(684)	—
Gain on bargain purchase	2,749	—
Other expense	(1,727)	(26)
Interest expense	(925)	(529)
Total other income	1,958	2,004
Net loss	$(20,902)	$(17,857)
Dividends and deemed dividends	(1,808)	(3,079)
Net loss attributable to common shareholders	$(22,710)	$(20,936)
Basic and diluted net loss per common share	$(36.87)	$(332.32)
Weighted average number of shares outstanding basic and diluted	616	63

The accompanying notes are an integral part of these consolidated financial statements.

xG TECHNOLOGY, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2015
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
	Common Stock		Additional Paid In Capital	Treasury Stock	Accumulated Deficit	Total
	Shares	Amount
Balance, January 1, 2015	21,814	$—	$186,919	$(22)	$(170,540)	$16,357
Net loss	—	—	—	—	(17,857)	(17,857)
Issuance of common stock in connection with underwritten offering, net of offering costs	21,250	—	1,302	—	—	1,302
Issuance of common stock in connection with reclassification of derivative liability and warrant exercise	78,042	—	3,147	—	—	3,147
Compensation granted in common stock	15,274	—	1,834	—	—	1,834
Issuance of common stock in connection with conversion of convertible notes payable	6,320	—	150	—	—	150
Issuance of common stock in connection with conversion of advances from related parties	7,441	—	500	—	—	500
Issuance of common stock in settlement of due to related party (MBTH)	3,326	—	1,756	—	—	1,756
Issuance of common stock in connection with Series A Preferred Stock conversion See Note 13.	1,994	—	1,011	—	—	1,011
Issuance of common stock in connection with Series B Preferred Stock conversion (related parties) See Note 13.	1,857	—	1,003	—	—	1,003
Issuance of common stock in connection with settlement of amounts due to related parties	45	—	24	—	—	24
Issuance of common stock in connection with Series B Preferred Stock conversion	1,523	—	474	—	—	474
Issuance of common stock in connection with Series C Preferred Stock conversion	7,888	—	3,189	—	—	3,189
Issuance of common stock in connection with Series B Financing See Note 13.	21	—	10	—	—	10
Issuance of common stock in connection with Series C Financing See Note 13.	99	—	53	—	—	53
Issuance of common stock in connection with repayment of accrued interest	1,671	—	180	—	—	180
Stock-based compensation	—	—	531	—	—	531
Amortization of commitment fees	—	—	(294)	—	—	(294)
Dividends and deemed dividends	—	—	(3,079)		—	(3,079)
Balance, December 31, 2015	168,565	$—	$198,710	$(22)	$(188,397)	$10,291

The accompanying notes are an integral part of these consolidated financial statements.

xG TECHNOLOGY, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2016
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
	Series D Preferred Stock		Common Stock		Additional Paid In Capital	Treasury Stock	Series D Preferred Stock Issuable	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance, January 1, 2016	—	$—	168,565	$—	$198,710	$(22)	$—	$(188,397)	$10,291
Net loss	—	—	—	—	—	—	—	(20,902)	(20,902)
Issuance of common stock in connection with:
Underwritten offerings, net of offering costs	—	—	5,846,667	—	13,926	—	—	—	13,926
Exercise of common stock warrants	—	—	64,466	—	492	—	—	—	492
Compensation awards granted	—	—	601,089	—	2,935	—	—	—	2,935
Conversion of convertible promissory notes	—	—	60,913	—	610	—	—	—	610
Conversion of amounts due to related parties	—	—	49,712	—	364	—	—	—	364
Conversion of Series B Preferred stock	—	—	326,294	—	4,530	—	—	—	4,530
Satisfaction of interest accrued due on convertible promissory notes	—	—	9,653	—	90	—	—	—	90
Stock-based compensation	—	—	—	—	369	—	—	—	369
Series D Preferred stock:
Creation of Series D Preferred stock issuable under the IMT modification agreement	—	—	—	—	—	—	2,500	—	2,500
Transfer of Series D Preferred stock from issuable to shares actually issued to IMT	2,500,000	—	—	—	2,500	—	(2,500)	—	—
Issuance of common stock in connection with the conversion of the original tranche of Series D Preferred stock	(2,500,000)	—	208,330	—	—	—	—	—	—
Issuance of second tranche of Series D Preferred stock	3,250,000	—	—	—	3,250	—	—	—	3,250
Issuance of common stock in connection with the conversion of the second tranche of Series D Preferred stock	(3,250,000)	—	270,829	—	(2,479)	—	—	—	(2,479)
Offering costs associated with derivative liabilities issued in the May and July offerings	—	—	—	—	684	—	—	—	684
Derivative liability associated with common stock warrants issued in connection with various underwriting offerings	—	—	—	—	(4,592)	—	—	—	(4,592)
Reclassification of derivative liabilities in connection with the exercise of common stock warrants	—	—	—	—	2,379	—	—	—	2,379
Preferred stock dividends and deemed dividends	—	—	—	—	(1,808)	—	—	—	(1,808)
Balance, December 31, 2016	—	$—	7,606,518	$—	$221,960	$(22)	$—	$(209,299)	$12,639

The accompanying notes are an integral part of these consolidated financial statements.

xG TECHNOLOGY, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
	Years Ended December 31,
	2016	2015
Cash flows used in operating activities
Net loss	$(20,902)	$(17,857)
Adjustments to reconcile net loss to net cash used in operating activities
Gain on bargain purchase	(2,749)	—
Stock-based compensation	369	530
Payments made in stock (payroll and consultants)	2,935	1,834
Provision for bad debt	631	78
Inventory valuation adjustments	2,417	861
Depreciation and amortization	5,561	4,830
Impairment charge	2,683	2,092
Offering expenses	684	640
Change in fair value of derivative liabilities	(2,545)	(2,559)
Amortization of debt discount	50	326
Accrual of potential shortfall (See Note 13)	1,669	—
Changes in assets and liabilities
Accounts receivable	(683)	(336)
Inventory	1,045	354
Prepaid expenses and other current assets	(41)	102
Accounts payable	139	328
Accrued expenses and interest expense	340	1,096
Deferred revenue and customer deposits	(115)	(12)
Due to related parties	436	(85)
Net cash used in operating activities	(8,076)	(7,778)
Cash flows used in investing activities
Cash acquired with the acquisition of IMT	(23)	—
Cash disbursed for property and equipment	(12)	(34)
Capitalization of intangible assets	—	(2,192)
Net cash used in investing activities	(35)	(2,226)
Cash flows provided by financing activities
Principal repayments made on capital lease obligations	(53)	(156)
Proceeds from multiple issuances of convertible preferred stock, common stock and warrants	19,539	1,977
Costs incurred in connection with multiple financings	(2,660)	(946)
Proceeds received from related party advances	—	1,900
Repayments of advances to related parties	(300)	(500)
Proceeds received from issuance of convertible notes payable	1,000	1,470
Principle repayments of convertible notes payable	(1,221)	(702)
Costs incurred in connection with convertible notes payable	—	(163)
Proceeds received from issuance of common stock and warrants	—	4,976
Proceeds received from the exercise of warrants	492	1,758
Net cash provided by financing activities	16,797	9,614
Net increase (decrease) in cash	8,686	(390)
Cash, beginning of year	368	758
Cash, end of year	$9,054	$368

The accompanying notes are an integral part of these consolidated financial statements.

xG TECHNOLOGY, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS — (continued)
(IN THOUSANDS)
	Year EndedDecember 31,
	2016	2015
Cash paid for interest	$626	$240
Cash paid for taxes	$—	$—
Supplemental cash flow disclosures of investing and financing activities
Common stock issued in connection with:
Conversion of amounts due to related party	$364	$1,756
Conversion of amounts due under convertible notes payable	610	150
Conversion of amounts due under convertible notes payable for related parties	—	500
Conversion of Series B Convertible Preferred Stock	4,530	5,677
Conversion of Series D Convertible Preferred Stock into common stock	3,271	—
Stock issued as payment of interest on convertible notes	90	180
Conversion of amounts due to related parties into Series B Preferred, common stock and warrants	—	845
Derivative liability in connection with conversion option & warrants	—	$270
Reclassification of derivative liabilities to stockholders’ equity upon the exercise of warrants	2,379	1,390
Amortization of commitment fees	—	294
Acquisition of equipment under capital lease obligations	—	193
Dividends and deemed dividend on Series B Preferred Stock conversion	1,808	3,079
Purchase Consideration
Amount of consideration	$3,000	—
Tangible assets acquired and liabilities assumed at fair value
Cash	$477	—
Accounts receivable	676	—
Inventories	3,329	—
Property and equipment	1,470	—
Other current assets	55	—
Accounts payable and deferred revenue	(423)	—
Deferred rent	(167)	—
Accrued expenses	(378)	—
Net tangible assets acquired	$5,039	—
Identifiable intangible assets
Trade names and technology	$350	—
Customer relationships	360	—
Total Identifiable Intangible Assets	$710	—
Total net assets acquired	$5,749
Consideration paid	3,000	—
Gain on bargain purchase	$2,749	—

The accompanying notes are an integral part of these consolidated financial statements.

xG TECHNOLOGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1 — NATURE OF OPERATIONS
Description of Business
The overarching strategy of xG Technology, Inc. (“xG”, the “Company”) is to design, develop and deliver advanced wireless communications solutions that provide customers in our target markets with enhanced levels of reliability, mobility, performance and efficiency in their business operations and missions. xG’s business lines include the brands of Integrated Microwave Technologies LLC (“IMT”), Vislink Communication Systems (“Vislink”, “VCS”), and xMax. There is considerable brand interaction, owing to complementary market focus, compatible product and technology development roadmaps, and solution integration opportunities. In addition to these brands, xG has a dedicated Federal Sector Group focused on providing next-generation spectrum sharing solutions to national defense, scientific research and other federal organizations.
IMT:
On January 29, 2016, xG completed the acquisition of the net assets that constituted the business of IMT, pursuant to an asset purchase agreement by and between xG and Skyview Capital, LLC. The IMT business develops, manufactures and sells microwave communications equipment utilizing COFDM (Coded Orthogonal Frequency Division Multiplexing) technology. COFDM is a transmission technique that combines encoding technology with OFDM (Orthogonal Frequency Division Multiplexing) modulation to provide the low latency and high image clarity required for real-time live broadcasting video transmissions. IMT has extensive experience in ultra-compact COFDM wireless technology, and this has allowed IMT to develop integrated solutions over the past 20 years that deliver reliable video footage captured from both aerial and ground-based sources to fixed and mobile receiver locations.
Vislink:
On February 2, 2017, the Company completed the acquisition of certain assets and liabilities related to the hardware segment of Vislink International Limited, an England and Wales registered limited company (the ‘‘UK Seller’’), and Vislink Inc., a Delaware corporation (the ‘‘US Seller’’, and together with the UK Seller, the ‘‘Sellers’’), pursuant to a Business Purchase Agreement, dated December 16, 2016, as amended on January 16, 2017, by and among the Company, the Sellers and Vislink PLC, an England and Wales registered limited company, as guarantor. The Company refers to the hardware segment acquired as Vislink Communications Systems (‘‘VCS’’). VCS specializes in the wireless capture, delivery and management of secure, high-quality, live video from the field to the point of usage. VCS designs and manufactures products encompassing microwave radio components, satellite communication, cellular and wireless camera systems, and associated amplifier items. VCS serves two core markets: broadcast and media and public safety and surveillance. In the broadcast and media market, VCS provides broadcast communication links for the collection of live news, sports and entertainment events. VCS’ customers in the broadcast and media market include national broadcasters, multi-channel broadcasters, network owners and station groups, sports and live broadcasters and hosted service providers. In the public safety and surveillance market, VCS provides secure video communications and mission-critical solutions for law enforcement, defense and homeland security applications. VCS’ customers in the public safety and surveillance market include metropolitan, regional and national law enforcement agencies as well as domestic and international defense agencies and organizations.
Reverse Stock Splits
On July 9, 2015, the Company’s Board of Directors (the “Board”) approved a resolution to amend the Company’s Certificate of Incorporation and to authorize the Company to effect a reverse split of the Company’s outstanding common stock at a ratio of 1-for-10. On July 17, 2015, the Company effected a one-for-ten reverse stock split. Upon effectiveness of the reverse stock split, every 10 shares of outstanding common stock decreased to one share of common stock. Throughout this report the reverse split was retroactively applied to all periods presented.

xG TECHNOLOGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 — NATURE OF OPERATIONS — (continued)

On June 10, 2016, the Company’s Board of Directors approved a resolution to amend the Company’s Certificate of Incorporation and to authorize the Company to effect a reverse split of the Company’s outstanding common stock at a ratio of 1-for-12. On June 20, 2016, the Company effected the 1-for-12 reverse stock split. Upon effectiveness of the reverse stock split, every 12 shares of outstanding common stock decreased to one share of common stock. Throughout this annual report the reverse split has been retroactively applied to all periods presented.
On December 7, 2016, the Company’s Board of Directors approved a resolution to amend the Company’s Certificate of Incorporation and to authorize the Company to effect a reverse split of the Company’s outstanding common stock at a ratio of 1-for-10. On December 15, 2016, the Company effected the 1-for-10 reverse stock split. Upon effectiveness of the reverse stock split, every 10 shares of outstanding common stock decreased to one share of common stock. Throughout this annual report the reverse split has been retroactively applied to all periods presented.
2 — GOING CONCERN
The Company’s consolidated financial statements have been prepared assuming it will continue as a going concern, which contemplates continuity of operations, realization of assets, and the settling of liabilities in the normal course of business. As reflected in the financial statements, the Company had an accumulated deficit at December 31, 2016 of  $209.3 million and a net loss of approximately $20.9 million for the year then ended. As of December 31, 2016, the Company has been funding its business principally through debt and equity financings and advances from related parties. The Company expects cash flows from operating activities to be positively affected as a result of the acquisition of Vislink in February 2017, although no assurance can be provided of this (See Note 18). The Company continues to experience significantly long sales cycles in certain legacy areas, most notably, in the first responder, public safety, military and rural telco markets. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a period of at least one year from the date of filing this Annual Report.
The ability to recognize revenue and ultimately cash receipts is contingent upon, but not limited to, acceptable performance of the delivered equipment of services. If the Company is unable to raise additional capital and/or close on some of its revenue producing opportunities in the near term, the carrying value its assets may be materially impacted. The consolidated financial statements do not include any adjustments related to the recovery and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.
3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
The consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) include the accounts of xG Technology, Inc. and its wholly-owned subsidiary, Integrated Microwave Technologies, LLC (“IMT”), since the date the acquisition of IMT was completed. All intercompany transactions and balances have been eliminated in the consolidation.
Reclassifications
Certain reclassifications have been made in the consolidated financial statements for comparative purposes. These reclassifications have no effect on the results of operations or financial position of the Company.
Segment Reporting
Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the operating decision makers, or decision-making group,

xG TECHNOLOGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

in making decisions on how to allocate resources and assess performance. The Company’s decision making group are the senior executive management team. The Company and the decision-making group view the Company’s operations and manage its business as one operating segment. All long-lived assets of the Company reside in the U.S.
Use of Estimates
Management makes estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions include reserves and write-downs related to receivables and inventories, the recoverability of long-lived assets, the valuation allowance relating to the Company’s deferred tax assets, valuation of equity and derivative instruments, and debt discounts and the valuation of the assets and liabilities acquired in the acquisition of IMT.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. The Company did not have any cash equivalents on hand as of December 31, 2016 and 2015.
Concentrations of Credit Risk
The Company does not have any off-balance-sheet concentrations of credit risk. Credit risk is the risk that counterparty will default on its contractual obligations resulting in financial loss to the Company. The Company’s credit risk is primarily attributable to its cash and account receivables. The Company’s policy is to maintain its cash with high credit quality financial institutions to limit its risk of loss exposure. During the year, the Company had cash balances in excess of the federally insured limits of  $250,000. The funds are on deposit with Wells Fargo Bank, N.A. Consequently, the Company does not believe that there is a significant risk having these balances in one financial institution. The Company has not experienced any losses in its bank accounts during the years ended December 31, 2016 and 2015. For customers, management assesses the credit quality of the customer, taking into account its financial position and past experience.
Accounts Receivable and Allowance for Doubtful Accounts
The Company extends credit to its customers in the normal course of business. Further, the Company regularly reviews outstanding receivables and provides for estimated losses through an allowance for doubtful accounts. In evaluating the level of established loss reserves, the Company makes judgements regarding its customer’s ability to make required payments, prevailing economic conditions, past experience and other factors. As the financial condition of these factors change, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may be required. The Company maintains reserves for credit losses and losses have been within its expectations.
Inventory
Inventories, consisting principally of raw materials and finished goods, are computed using standard cost, which approximates actual cost, using the first-in, first-out (FIFO) method. Raw materials consist of purchased parts, components and supplies. The Company evaluates inventory balances and either writes-down inventory that is obsolete or based on a lower of cost or market analysis or records a reserve for slow moving or excess inventory.

xG TECHNOLOGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

Property and Equipment
Property and equipment are presented at cost at the date of acquisition. Depreciation is computed using the straight-line method over estimated useful asset lives, which range from 3 to 7 years.
Intangible Assets
Software costs incurred in the research, design and development of software for sale to others as a separate product or embedded in a product and sold as part of the product as a whole are charged to expense until technological feasibility is established. Costs incurred in connection with the enhancement of software that has reached technological feasibility are capitalized and amortized on a straight-line basis over five years, beginning when the products are offered for sale or the enhancements are integrated into the products. Management is required to use its judgment in determining whether software costs meet the criteria for immediate expense or capitalization, in accordance with GAAP. The unamortized capitalized costs of a computer software product are compared to the net realizable value of that product and any excess is written off.
The Company’s proprietary software solutions operate in a fast changing industry that may generate unknown methods of detecting and monitoring disturbances that could render its technology inferior, resulting in the Company’s results of operations being materially adversely affected. The Company does, however, closely monitor trends and changes in technologies and customer demand that could adversely impact its competitiveness and overall success. It is reasonably possible that those estimates of anticipated future gross revenues, the remaining estimated economic life of the product, or both will be reduced significantly in the near term due to competitive pressures. As a result, the Company recorded an impairment charge of  $2.1 million during the year ended December 31, 2015, and an additional impairment charge of  $2.7 million during the year ended December 31, 2016.
Costs incurred for product enhancements are charged to expense as research and development until the technological feasibility of the enhancement has been established. These enhancements are amortized on a straight line basis over the useful life of the product enhancement which is currently estimated to be five years beginning when the enhancements are integrated into the products that are offered for sale.
Patents and licenses are measured initially at purchase cost and are amortized on a straight line basis over their useful lives which range between 18.5 to 20 years.
The Company’s remaining intangible assets include the trade names and customer lists acquired in its acquisition of IMT. The Company amortizes Trade Names and Customer Relationships over their useful lives which range between 6 to 15 years.
Warranty Reserve
Although the Company tests its product in accordance with its quality programs and processes, its warranty obligation is affected by product failure rates and service delivery costs incurred in correcting a product failure. Should actual product failure rates or service costs differ from the Company’s estimates, which are based on limited historical data, where applicable, revisions to the estimated warranty liability would be required. The warranty reserve for the fiscal year ending December 31, 2016 and 2015 was $182,000 and $9,000, respectively. The warranty reserve increased by $167,000 upon the acquisition of IMT and the Company increased the reserve another $52,000 during the year ended December 31, 2016. The claims made during the year ended December 31, 2016 were ordinary and customary. Warranty reserve is included in accrued expenses on the accompanying consolidated balance sheet.

xG TECHNOLOGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

Warranty Reserve
January 1, 2015	$9,000
Warranty reserve expense	6,000
Warranty claims settled and true-up of accrual	(6,000)
December 31, 2015	$9,000
Warranty reserve acquired in IMT acquisition	167,000
Warranty reserve expense	52,000
Warranty claims settled and true-up of accrual	(46,000)
December 31, 2016	$182,000

Shipping and Handling Costs
Shipping and handling charges are invoiced to the customer and the Company nets these revenues against the respective costs within general and administrative expenses.
Convertible Instruments
The Company evaluates and bifurcates conversion features from the instruments containing such features and accounts for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the underlying instrument, (b) the hybrid instrument that contains both the embedded derivative instrument and the underlying instrument is not re-measured at fair value under otherwise applicable GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.
Common Stock Purchase Warrants and Other Derivative Financial Instruments
The Company classifies common stock purchase warrants and other free standing financial instruments as equity if the contracts (i) require physical settlement or net-share settlement in common stock or (ii) give the Company a choice of net-cash settlement or settlement in common stock (physical settlement or net-share settlement). The Company classifies the following contracts as either an asset or a liability: contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company), (ii) give the counterparty a choice of net-cash settlement or settlement in common stock (physical settlement or net-share settlement) or (iii) contain reset provisions. The Company assesses classification of its freestanding derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required.
Treasury Stock
Shares of common stock repurchased are recorded at cost as treasury stock. When shares are reissued, the cost method is used for determining cost. In accordance with GAAP, the excess of the acquisition cost over the reissuance price of the treasury stock, if any, is recorded to additional paid-in capital, limited to the amount previously credited to additional paid-in capital, if any. Any excess is charged to accumulated deficit.
Revenue Recognition
The Company recognizes revenues when persuasive evidence of an arrangement exists, services have been rendered, the price is fixed and determinable, and collectability is reasonably assured. Revenues from

xG TECHNOLOGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

management and consulting, time-and-materials service contracts, maintenance agreements and other services are recognized as the services are provided or at the time the goods are shipped and title as passed.
Research and Development Expenses
Development expenses consist primarily of salaries and related costs for technical and programming personnel associated with the Company’s software and the products for which such software is embedded. These costs are expensed as incurred.
Stock-Based Compensation
The Company accounts for stock-based awards to employees in accordance with GAAP, which requires compensation expense related to share-based transactions, including employee stock options, to be measured and recognized in the consolidated financial statements based on a determination of the fair value of the stock options.
The grant date fair value is determined using the Black-Scholes-Merton (“Black-Scholes”) pricing model. For all employee stock options, the Company recognizes expense over the employee’s requisite service period (generally the vesting period of the equity grant). The Company’s option pricing model requires the input of highly subjective assumptions, including the expected stock price volatility, and expected term. Any changes in these highly subjective assumptions significantly impact stock-based compensation expense.
Equity instruments issued to non-employees are recorded on the basis of the fair value of the instruments, as required by Accounting Standards Codification (“ASC”) 718. ASC No. 505, Equity Based Payments to Non-Employees (“ASC 505”), defines the measurement date and recognition period for such instruments. In general, the measurement date is (a) when a performance commitment, as defined, is reached or (b) when the earlier of  (i) the non-employee performance is complete and (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in ASC 505. The unvested portions of non-employee awards are revalued each reporting period.
Impairment of Long-Lived Assets
Long lived assets, including certain intangible assets with finite lives, are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by that asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Impairment of intangible assets amounted to $2.7 million and $2.1 for the years ended December 31, 2016 and 2015, respectively.
Income Taxes
The Company accounts for income taxes using the assets and liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. The Company files income tax returns in the U.S. federal jurisdiction and will be filing in various state jurisdictions. The Company recognizes the impact of an uncertain tax position in its

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3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

financial statements if, in management’s judgment, the position is more-likely-than-not sustainable upon audit based upon the position’s technical merits. This involves the identification of potential uncertain tax positions, the evaluation of applicable tax laws and an assessment of whether a liability for uncertain tax positions is necessary. The Company’s policy is to classify assessments, if any, for tax-related interest expense and penalties as general and administrative expenses. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will not be realized.
Advertising Costs
Advertising costs are charged to operations as incurred. Advertising costs amounted to $188,000 and $48,000, for the years ended December 31, 2016 and 2015, respectively. Advertising costs are included in general and administrative expenses in the accompanying consolidated statement of operations.
Loss Per Share
Basic loss per common share amounts are based on weighted average number of common shares outstanding. Diluted loss per share amounts are based on the weighted average number of common shares outstanding, plus the incremental shares that would have been outstanding upon the assumed exercise of all potentially dilutive stock options, warrants, convertible preferred stock, and convertible debt. All such potentially dilutive instruments were anti-dilutive as of December 31, 2016 and 2015. At December 31, 2016 and 2015 approximately 7.6 million and 0.1 million shares underlying the convertible notes payable, convertible preferred stock, options and warrants were anti-dilutive.
Fair Value of Financial Instruments
GAAP requires disclosing the fair value of financial instruments to the extent practicable for financial instruments which are recognized or unrecognized in the consolidated balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.
In assessing the fair value of financial instruments, the Company uses a variety of methods and assumptions, which are based on estimates of market conditions and risks existing at the time. For certain instruments, including accrued expenses, the fair value was estimated that the carrying amount approximated fair value because of the short maturities of these instruments. All debt is based on current rates at which the Company could borrow funds with similar remaining maturities and approximates fair value.
GAAP establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use on unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is described below:
Level 1:
Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2:
Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3:
Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

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3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis and non-recurring December 31, 2016, consistent with the fair value hierarchy provisions:
	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets (non-recurring):
Capitalized software development costs	$—	$—	$1,359,000	$1,359,000
Total	$—	$—	$1,359,000	$1,359,000
Liabilities:
	$—	$—	$—	$—
Derivative liability	—	—	1,183,000	1,183,000
Total	$—	$—	$1,183,000	$1,183,000

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2015, consistent with the fair value hierarchy provisions:
	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets (non-recurring):
Capitalized software development costs	$—	$—	$7,147,000	$7,147,000
Total	$—	$—	$7,147,000	$7,147,000
Liabilities:
	$—	$—	$—	$—
Derivative liability	—	—	1,284,000	1,284,000
Total	$—	$—	$1,284,000	$1,284,000

See Note 12 for additional disclosure regarding the Company’s warrants liabilities accounted for at fair value.
The Company’s intangible assets are tested for impairment annually or if an event occurs or circumstances change that would indicate it is more likely than not that the carrying amount may be impaired. Additionally, the Company continually evaluates whether events or changes in circumstances might indicate that the remaining estimated useful life of long-lived assets may warrant revision, or that the remaining balance may not be recoverable. The factors used to determine fair value are subject to management’s judgment and expertise and include, but are not limited to, the present value of future cash flows, net of estimated operating costs, internal forecasts, anticipated capital expenditures and discount rates commensurate with the risk and current market conditions associated with realizing the expected cash flows projected. These assumptions represent Level 3 inputs.
Recently Issued and Adopted Accounting Standards
In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-04, Intangibles — Goodwill and Other Simplifying the Test for goodwill

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3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

Impairment (“ASU 2017-04”). ASU 2017-04 simplifies the subsequent measurement of goodwill by eliminating Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities (including unrecognized assets and liabilities) following the procedure that Instead, under ASU 2017-04, an entity should perform its goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. This guidance is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 31, 2019, with early adoption permitted for interim or annual goodwill impairment tests performed after January 1, 2017. The Company does not expect the adoption of ASU 2017-04 to have a material impact on its consolidated financial statements.
In December 2016, the FASB issued ASU No. 2016-20, Technical corrections and improvements to Topic 606, Revenue from Contracts with Customers. This update provides additional clarification and implementation guidance on the previously issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU No. 2014-09 supersedes nearly all existing revenue recognition guidance under GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing GAAP. The standard, as subsequently updated in July 2015, is effective for annual periods beginning after December 15, 2017, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). The Company is currently evaluating the effect that the adoption of ASU 2016-20 will have on its consolidated financial statements.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows: Clarification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which eliminates the diversity in practice related to classification of certain cash receipts and payments in the statement of cash flows, by adding or clarifying guidance on eight specific cash flow issues. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. The Company has not yet determined the effect of the adoption of this standard on the Company’s consolidated financial position and results of operations.
In May 2016, the FASB issued ASU 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients” (“ASU 2016-12”), which updated ASU 2014-09. ASU 2016-12clarifies certain core recognition principles including collectability, sales tax presentation, noncash consideration, contract modifications and completed contracts at transition and disclosures no longer required if the full retrospective transition method is adopted. ASU 2014-09 and ASU 2016-12 are effective for annual reporting periods after December 15, 2017 and interim periods within those reporting periods, and are to be applied using either the modified retrospective or full retrospective transition methods, with early adoption permitted. The Company is currently evaluating the effect that the adoption of ASU 2016-12 will have on its consolidated financial statements.
In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606), Identifying Performance Obligations and Licensing. This ASU clarifies guidance in ASU 2014-09, Revenue from Contracts with Customers related to identifying performance obligations and licensing implementation. This ASU is expected to: (i) reduce the cost and complexity of applying the guidance on identifying

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3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

promised goods or services; (ii) improve guidance on criteria in assessing whether promises to transfer goods and services are separately identifiable; and (iii) improve the operability and understandability of the licensing implementation guidance. The Company is currently evaluating the impact of the adoption of ASU 2016-10 on its consolidated financial statements.
In March 2016, FASB issued accounting standards update ASU-2016-09, “Compensation — Stock Compensation (Topic 718) — Improvements to Employee Share-Based Payment Accounting”. The amendments are intended to improve the accounting for employee share-based payments and affect all organizations that issue share-based payment awards to their employees. Several aspects of the accounting for share-based payments award transactions are simplified, including: (a) income tax consequences; (b) classification of awards as either equity or liabilities; and (c) classification on the statement of cash flows. For public companies, the amendments are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted for any organization in any interim or annual period. The adoption of this standard did not have a material impact on the consolidated financial statements.
In March 2016, the FASB issued ASU No. 2016-08 “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net).” This guidance amends the principal versus agent guidance in the new revenue standard. The amendments retain the guidance that the principal in an arrangement controls a good or service before it is transferred to a customer. The amendments clarify how an entity should identify the unit of accounting for principal versus agent evaluation and how it should apply the control principle to certain types of arrangements, such as service transactions. The amendments also reframe the indicators to focus on evidence that an entity is acting as a principal rather than an agent, revise examples in the new standard and add new examples. The Company has not yet determined the effect of the adoption of this standard on the Company’s consolidated financial position and results of operations.
In February 2016, the FASB issued ASU 2016-02, creating Topic 842, Leases which supersedes the guidance in former ASC 840, Leases, to increase transparency and comparability among organizations by requiring recognition of lease assets and lease liabilities on the balance sheet and disclosure of key information about leasing arrangements. The standard will become effective for interim and annual periods beginning after December 15, 2018, with early adoption permitted. The guidance is required to be adopted at the earliest period presented using a modified retrospective approach. The Company is currently in the process of evaluating the impact this new guidance will have on its consolidated financial statements.
In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU No. 2015-17”), to reduce complexity and simplify the reporting of deferred income tax liabilities and assets. Current GAAP requires an entity to separate deferred income tax liabilities into current and noncurrent amounts in a classified balance sheet. The amendments in this update require that deferred tax liabilities and assets be classified as noncurrent in a classified balance sheet. The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendment of this Update. This standard is effective for the Company’s annual periods beginning after December 15, 2017 and interim periods within annual periods beginning after December 15, 2018. The Company will adopt the new standard in fiscal year 2018. The Company maintains full valuation allowances on all deferred tax balances, and therefore, the adoption of this standard is not anticipated to have a material impact on its consolidated financial statements.
In July 2015, the FASB issued Accounting Standards Update No. 2015-11, “Simplifying the Measurement of Inventory “ (“ASU 2015-11”). ASU 2015-11 requires an entity to measure inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using last-in, first-out (“LIFO”) or the

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3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES — (continued)

retail inventory method. It is effective for annual reporting periods beginning after December 15, 2016. The amendments should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company has not yet determined the effect of the adoption of this standard and it is expected to have a material impact on the Company’s consolidated financial position and results of operations.
In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This ASU provides guidance on management’s responsibility in evaluating whether there is substantial doubt about a Company’s ability to continue as a going concern and about related footnote disclosures.
For each reporting period after this ASU is adopted, management will be required to evaluate whether there are conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern within one year from the date the financial statements are issued. This standard is effective for annual periods ending after December 15, 2016, and for interim periods within annual periods beginning after December 15, 2016 with early adoption permitted. The adoption of this standard did not have a material impact on the consolidated financial statements.
In April 2015, the FASB issued ASU No. 2015-3, “Simplifying the Presentation of Debt Issuance Costs” (“ASU 2015-3”) which changes the presentation of debt issuance costs in financial statements to present such costs as a direct deduction from the related debt liability rather than as an asset. ASU 2015-3 became effective for public companies during interim and annual reporting periods beginning after December 15, 2015. The adoption of this ASU did not have a material impact on the consolidated financial statements.
Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements
4 — ACQUISITION OF IMT
Acquisition of Integrated Microwave Technologies, LLC
On January 29, 2016, pursuant to an asset purchase agreement by and between the Company and IMT, the Company acquired substantially all of the assets and liabilities of IMT in connection with, necessary for or material to IMT’s business of designing, manufacturing and supplying Coded Orthogonal Frequency Division Multiplexing (COFDM) microwave transmitters and receivers serving the broadcast, sports and entertainment, military, aerospace and government markets (the ‘‘Transaction’’). The purchase price for the Transaction was $3,000,000.
On April 12, 2016, the Company and IMT entered into the Asset Purchase Modification Agreement, which terminated the Payment Notes, cancelling all principal and interest due, or to become due thereunder and instead obligated the Company to; (i) at the time of execution of the Asset Purchase Modification Agreement, pay to IMT $500,000 plus any interest accumulated on the Payment Notes prior to their being cancelled; and (ii) prior to December 31, 2016, deliver to IMT Series D Shares having an aggregate value of cash proceeds, upon conversion of such Series D Shares into the shares of common stock underlying such Series D Shares, of not less than $2,500,000, plus interest accrued thereon at 9% per annum, with such Series D Shares to be issued in tranches of  $250,000 (the ‘‘Tranches’’). If IMT does not realize cash proceeds of at least $2,500,000 by December 31, 2016, the Company will be required to either issue additional shares of the Company’s common stock to IMT, or otherwise raise additional funds to cover the shortfall. Cash proceeds is determined through the cash or cash equivalent, received by IMT upon sale of

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4 — ACQUISITION OF IMT — (continued)

shares of common stock issued to IMT upon IMT’s conversion of any Series D Shares delivered by the Company to IMT under the Asset Purchase Modification Agreement, net of any transaction costs or expenses, evidence of which shall be provided to the Company at the time of sale of such Series D Shares. Every time a new Tranche is issued, IMT shall be obligated to provide evidence of its currents cash proceeds and the remaining amount of the $2,500,000 (plus interest) remaining due. The first Tranche was due within ten days of the execution of the Asset Purchase Modification Agreement, and subsequent Tranches are due upon notice from IMT that IMT had disposed of the Series D Shares of the prior Tranche. The Company paid IMT $500,000 plus accrued interest on April 15, 2016. As of December 31, 2016, the Company has issued 5,750,000 shares of Series D Convertible Preferred Stock, of which 5,750,000 shares have been converted into 479,159 shares of common stock. Through the sale of such shares, our obligations under the Asset Purchase Modification Agreement have been reduced by approximately $1,602,000, leaving a balance of approximately $898,000.
On January 13, 2017, IMT assigned the Company’s remaining obligations to it under the Asset Purchase Modification Agreement to institutional investors (the ‘‘New Holders’’). The Company and the New Holders entered into a settlement agreement (the ‘‘Settlement Agreement’’), whereby the Company and the New Holders agreed to amend certain terms of the Asset Purchase Modification Agreement. Pursuant to the Settlement Agreement, in consideration for extending the due date from December 31, 2016, and other consideration, the remaining obligation will be increased to a principal amount of $1,350,095, which amount includes all previously accrued and unpaid interest. As a result, the due date of the obligation was extended to July 15, 2017. All other terms of the Asset Purchase Modification Agreement will remain in effect. Additionally, pursuant to the Settlement Agreement, the New Holders were granted a limited right of participation in certain future financings of the Company. On February 2, 2017, the Company and the New Holders agreed that any sales of common stock underlying the Series D Shares would not, in the aggregate, exceed 2.75% of that day’s dollar volume of the Company’s common stock traded, provided that the New Holders shall be entitled to sell no less than an aggregate of  $27,500 each trading day. As of March 31, 2017, the Company has issued an additional 5,000,000 shares of Series D Convertible Preferred Stock of which 5,000,000 shares have been converted into 416,667 shares of common stock. Through the sale of such shares the Company’s obligations under the Settlement Agreement have been reduced by $648,000 leaving a principle balance of approximately $702,000.
IMT comprises the microwave brands Nucomm and RF Central, offering customers worldwide complete video solutions. Nucomm is a premium brand of digital broadcast microwave video systems. RF Central is an innovative brand of compact microwave video equipment for licensed and license-free sports and entertainment applications. IMT is a trusted provider of mission-critical wireless video solutions to state, local and federal police departments.
The Company utilized the services of an independent appraisal company, to assist it in assessing the fair value of the assets and liabilities acquired. This assessment included an evaluation of the fair value of inventory, fixed assets and the fair value of the intangible assets acquired based upon the expected cash flows from the assets acquired. Additionally, the carrying value of the remaining working capital as IMT’s management represented that the carrying value of these assets and liabilities served as a reasonable proxy for fair value. The valuation process included discussion with management regarding the history and business operations of IMT, a study of the economic and industry conditions in which IMT competes and an analysis of the historical and projected financial statements and other records and documents.
When it became apparent there was a potential for a bargain purchase gain, management reviewed the assets and liabilities acquired and the assumptions utilized in estimating their fair values. Further revisions to the estimates were not deemed to be appropriate and after identifying and valuing all assets and liabilities of the business, the Company concluded that recording a bargain purchase gain was appropriate and required under GAAP.

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4 — ACQUISITION OF IMT — (continued)

The Company then undertook a review to determine what factors might contribute to a bargain purchase and if it were reasonable for a bargain purchase to occur. Factors that contributed to the bargain purchase price were:
•
The transaction was completed with a motivated seller whose core business did not involve the day to day operations of a wireless and broadcast infrastructure company.

•
The industry in 2009 and 2010 experienced a downturn as decreased spending combined with economic uncertainty caused corporations to delay wireless and broadcast infrastructure upgrades. The seller believed these trends would continue and decided to sell the business.

•
The Company took advantage of the industry downturn to negotiate a favorable price which was less than the value of the assets acquired.

•
The owners of IMT were motivated to complete a transaction in order to use the proceeds for other acquisitions.

Based upon these factors, the Company concluded that the occurrence of a bargain purchase was reasonable.
Purchase Consideration
Amount of consideration:	$3,000,000
Tangible assets acquired and liabilities assumed at fair value
Cash	$477,000
Accounts receivable	676,000
Inventories	3,329,000
Property and equipment	1,470,000
Prepaid expenses	55,000
Accounts payable and deferred revenue	(423,000)
Deferred rent	(167,000)
Accrued expenses	(378,000)
Net tangible assets acquired	$5,039,000
Identifiable intangible assets
Trade names and technology	$350,000
Customer relationships	360,000
Total Identifiable Intangible Assets	$710,000
Total net assets acquired	$5,749,000
Consideration paid	3,000,000
Gain on bargain purchase	$2,749,000

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4 — ACQUISITION OF IMT — (continued)

The following presents the unaudited pro-forma combined results of operations of the Company with IMT as if the acquisition occurred on January 1, 2015.
	For the Year Ended December 31,
	2016	2015
Revenues, net	$7,058	$8,160
Net loss allocable to common shareholders	$(22,987)	$(24,634)
Net loss per share	$(37.32)	$(391.02)
Weighted average number of shares outstanding	616	63
The unaudited pro-forma results of operations are presented for information purposes only. The unaudited pro-forma results of operations are not intended to present actual results that would have been attained had the acquisition been completed as of January 1, 2015 or to project potential operating results as of any future date or for any future periods.
5 — INVENTORIES
Inventories included in the accompanying consolidated balance sheet are stated at the lower of cost or market as summarized below:
	December 31, 2016	December 31, 2015
Raw materials	$3,642,000	$2,113,000
Finished goods	2,328,000	1,803,000
Sub-total inventories	5,970,000	3,916,000
Less reserve for slow moving and excess inventory	(3,248,000)	(1,061,000)
Total inventories, net	$2,722,000	$2,855,000

Inventory valuation adjustments consist primarily of items that are written off due to obsolescence or reserved for slow moving or excess inventory. The Company has recorded a reserve for inventory of $3,248,000 and $1,061,000 as of December 31, 2016 and 2015, respectively.
6 — ACCOUNTS RECEIVABLE
Accounts receivable consist of the following:
	December 31, 2016	December 31, 2015
Accounts receivable	$1,696,000	$572,000
Accounts receivable – related party (see note 17)	—	156,000
	1,696,000	728,000
Allowance for doubtful accounts	(327,000)	(87,000)
Net accounts receivable	$1,369,000	$641,000

During the years ended December 31, 2016 and 2015, the Company incurred bad debt expense of $631,000 and $78,000, respectively. During the year ended December 31, 2016, the Company wrote-off accounts receivable of  $235,000 and accounts receivable – related party of  $156,000 to bad debt (See Note 17). During the year ended December 31, 2015, the Company reversed accounts receivable of $336,000 with a corresponding reversal to deferred revenue (See Note 17).

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7 — PROPERTY AND EQUIPMENT
Property and equipment consists of the following:
	Useful Life (years)	December 31,
		2016	2015
Cost:
Furniture and equipment	3 – 7 years	$4,640,000	$3,157,000
Accumulated depreciation		(3,869,000)	(2,365,000)
Property and equipment, net		$771,000	$792,000

Depreciation of property and equipment amounted to $1,503,000 and $251,000 for the years ended December 31, 2016 and 2015, respectively.
8 — INTANGIBLE ASSETS
Intangible assets consist of the following finite assets:
	Software Development Costs		Patents & Licenses		Trade Names & Technology		Customer Relationships
	Costs	Accumulated Amortization	Costs	Accumulated Amortization	Costs	Accumulated Amortization	Costs	Accumulated Amortization	Net
Balance as of December 31, 2014	$16,455,000	$(5,494,000)	$12,378,000	$(6,957,000)	$—	$—	$—	$—	$16,382,000
Additions	2,192,000	—	—	—	—	—	—	—	2,192,000
Impairments	—	(2,092,000)	—	—	—	—	—	—	(2,092,000)
Amortization	—	(3,914,000)	—	(665,000)	—	—	—	—	(4,579,000)
Balance as of December 31, 2015	$18,647,000	$(11,500,000)	$12,378,000	$(7,622,000)	$—	$—	$—	$—	$11,903,000
Additions	—	—	—	—	350,000	—	360,000	—	710,000
Impairments	—	(2,462,000)	—	(221,000)	—	—	(2,683,000)
Amortization	—	(3,326,000)	—	(664,000)	—	(35,000)	—	(33,000)	(4,058,000)
Balance as of December 31, 2016	$18,647,000	$(17,288,000)	$12,378,000	$(8,507,000)	$350,000	$(35,000)	$360,000	$(33,000)	$5,872,000

Amortization of intangible assets amounted to $4,058,000 and $4,579,000 for 2016 and 2015, respectively.
Software Development Costs:
At December 31, 2016 the Company has capitalized a total of  $18.6 million of software development costs. The Company recognized amortization of software development costs available for sale of  $3.3 million and $3.9 million in 2016 and 2015, respectively. Based on the Company’s analysis of the net realizable value of the software development costs, an impairment charge (Level 3 in the Fair Value Hierarchy) of  $2.7 million and $2.1 million was taken in 2016 and 2015, respectively, as the Company’s sales cycles continue to take longer to complete than anticipated. The remaining useful life is two years.
Patents & Licenses:
At December 31, 2016 the Company has capitalized a total of  $12.4 million of patents & licenses. Included in the capitalized costs is $12.3 million of costs associated with patents and licenses that have been filed. Also included in the capitalized costs is $0.1 million of costs associated with provisional patents and

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8 — INTANGIBLE ASSETS — (continued)

pending applications which have not yet been filed. The Company amortizes patents and licenses that have been filed over their useful lives which range between 18.5 to 20 years. The costs of provisional patents and pending applications is not amortized until the patent is filed and is reviewed each reporting period to determine if it is likely that the patent will be successfully filed. The Company recognized $0.7 million of amortization expense related to patents and licenses in each of the years ended December 31, 2016 and 2015. Based on the Company’s analysis of the net realizable value of the patents, an impairment charge of $0.2 million was taken in 2016. No impairment charge was taken in 2015.
Other Intangible Assets
The Company’s remaining intangible assets include the Trade Names and customer lists acquired in its acquisition of IMT. The Company amortizes Trade Names and Customer Relationships over their useful lives which range between 6 to 15 years.
Estimated amortization expense for total intangible assets for the succeeding five years is as follows:
2017	$1,661,000
2018	1,273,000
2019	738,000
2020	738,000
2021	738,000
Thereafter	724,000
$5,872,000

The Company’s intangible assets acquired in 2016 will be amortized over a weighted average remaining life of approximately 4.34 years.
9 — OBLIGATIONS UNDER CAPITAL LEASE
The future minimum payments for capital leases as of December 31, 2016 are as follows:
For the year ending December 31:
2017	66,000
2018	24,000
2019	16,000
2020	14,000
Total minimum lease payments	120,000
Less amount representing interest	(13,000)
Present value of the net minimum lease payments	107,000
Less obligations under capital lease maturing within one year	58,000
Long-term portion of obligations under capital lease	$49,000

The interest rate for the capital leases range between 7.6% and 7.9% and the leases mature between February 2018 and October 2020.
As of December 31, 2016 and 2015, the Company held equipment under capital leases in the gross amount of  $120,000 and $186,000 net of accumulated amortization of  $32,000 and $19,000, respectively. Amortization expense for the capital leases for the year ended December 31, 2016 and 2015 are included in the depreciation expense.

xG TECHNOLOGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10 — CONVERTIBLE NOTES PAYABLE
Treco
On October 6, 2011, the Company entered into a convertible promissory note (the “$2 Million Convertible Note”) in favor of Treco International, S.A. (“Treco”), as part of the settlement compensation to Treco for terminating an infrastructure agreement. The $2 Million Convertible Note is payable on final maturity, October 6, 2018 and is convertible, at Treco’s option, into common shares of the Company at a price of  $42,000 per share. Interest at the rate of 9% per year is payable semi-annually in cash or shares, at the Company’s option. As of December 31, 2016, $2 million of principal balance was outstanding under the $2 million Convertible Note. During the years ended December 31, 2016 and 2015, the Company incurred interest expense of  $180,000 per year. The accrued interest was $132,329 and $42,329 at December 31, 2016 and 2015, respectively. On April 16, 2015, the Company issued 255 shares in repayment of  $90,000 of interest. On October 14, 2015, the Company issued 1,416 shares in repayment of  $90,000 of interest. On July 19, 2016, the Company issued 9,653 common shares in repayment of  $90,000 of interest.
Short-Term 8% Convertible Notes
Overview.   On June 11, 2015, the Company entered into a securities purchase agreement (the “June 2015 Purchase Agreement”) with a group of accredited investors pursuant to which the Company sold an aggregate of  $1,166,666 in principal amount of 8% Convertible Notes (the “8% Convertible Notes”) for an aggregate purchase price of  $1,050,000 (the “First Tranche”). On July 14, 2015, the Company and the investors entered into an amendment to the June 2015 Purchase Agreement (the “Amendment”) pursuant to which the Company sold an additional $466,667 in principal amount of 8% Convertible Notes for a purchase price of  $420,000 (the “Second Tranche”) for total net proceeds to the Company of  $400,000 under the same terms as the First Tranche. The Company received aggregate net proceeds of  $1,470,000 in connection with the sale of the First and Second Tranche. The Company paid a 5% fee totaling $163,500 in connection with both tranches. The aggregate original issue discount of approximately $163,333 was also recorded by the Company on the issuance dates in convertible notes payable on the consolidated balance sheets. The Company amortized the total offering costs and the total original issue discount during the year ended December 31, 2015, which is included in interest expense on the accompanying consolidated statement of operations.
Maturity and Interest.   The First Tranche of 8% Convertible Notes matured on December 11, 2015, and the Second Tranche of 8% Convertible Notes matured on January 14, 2016 (each, a “Maturity Date”), less any amounts converted or redeemed prior to the respective Maturity Dates. If the 8% Convertible Notes are not repaid by the Company by the respective Maturity Dates, the Maturity Date shall be automatically extended for an additional three-month period until March 11, 2016 and April 14, 2016 for the First Tranche and Second Tranche, respectively (such period, the “Extension Period”), which extension shall not be considered an event of default. The 8% Convertible Notes currently bear interest at a rate of 8% per annum, and are subject to an increase to the lesser of 24% per annum or the maximum rate permitted under applicable law upon the occurrence of certain events of default. The Company incurred a total of  $48,000 in interest associated with these notes during the year ended December 31, 2015. The accrued interest as of December 31, 2015 is $39,000.
Conversion.   The 8% Convertible Notes are convertible at any time, in whole or in part, at the option of the holders into shares of common stock at a conversion price of  $600 per share, which is subject to adjustment for stock dividends, stock splits, combinations or similar events. However, during the Extension Period, the conversion price shall be the lesser of  (i) $600, subject to adjustment for stock dividends, stock splits, combinations or similar events, and (ii) 85% of the lowest closing price of the common stock in the twenty (20) trading days prior to the date of conversion. During the year ended December 31, 2015, the notes holders converted a total of  $150,000 principal into 6,320 shares of common stock.
Prepayments and Redemptions.   The Company may, at its option, prepay in cash any portion of the principal amount of the 8% Convertible Notes and any accrued and unpaid interest. If such prepayment is

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10 — CONVERTIBLE NOTES PAYABLE — (continued)

made within sixty (60) days after the issuance date of the 8% Convertible Notes, the Company shall pay an amount in cash equal to 125% of the sum of the then outstanding principal amount of the note and interest; thereafter, if such prepayment is made, the Company shall pay an amount in cash equal to 135% of the sum of the then outstanding principal amount of the note and interest. Within one (1) business day after the closing of any underwritten public offering of at least $7,000,000 of securities of the Company pursuant to a registration statement on Form S-1 or Form S-3 (the “Public Offering”), the Company shall prepay in cash an amount equal to (i) 125% of the sum of the then outstanding principal amount of the note and interest if the closing of the Public Offering occurs within sixty (60) days after the issuance date of the 8% Convertible Notes or (ii) 135% of the sum of the then outstanding principal amount of the note and interest if the closing of the Public Offering occurs after sixty (60) days following the issuance date of the 8% Convertible Notes.
On August 19, 2015, the Company made repayments of principal and interest of  $702,000 and $9,700, respectively. In connection with the prepayments, the Company was required to make an additional payment of  $234,000 as a result of the prepayment penalties disclosed above. This amount was included in Interest Expense on the consolidated Statement of Operations for the year ended December 31, 2015.
Right to Participate in Future Financings.   For so long as the 8% Convertible Notes are outstanding, the holder has a right to participate in any issuance of the Company’s common stock, common stock equivalents or a combination of units thereof in an underwritten public offering (a “Subsequent Financing”), in an aggregate amount of the Subsequent Financing equal to at least $500,000, on the same terms, conditions and price provided for in a Subsequent Financing.
$500,000 Securities Purchase Agreement
On January 29, 2016, the Company entered into a securities purchase agreement pursuant to which the Company sold 5% Senior Secured Convertible Promissory Notes (the ‘‘5% Convertible Notes’’) to accredited investors for an aggregate purchase price of  $500,000. In connection with the February 2016 offering (as disclosed in Note 13), all of the outstanding obligations under the 5% Convertible Notes were repaid. In connection with the repayment, the Company paid interest and prepayment penalties of $178,000, which is included in interest expense in the consolidated statements of operations for year ended December 31, 2016.
April 2016 Financing
On April 15, 2016, the Company entered into a securities purchase agreement (the ‘‘Securities Purchase Agreement’’) with certain accredited investors pursuant to which it sold a principal amount of  $550,000 of 5% Senior Secured Convertible Promissory Notes for an aggregate purchase price of  $500,000 (the ‘‘April 5% Convertible Notes’’). The original issue discount of  $50,000 was recorded as a debt discount and was fully amortized and recorded as interest expense for the year ended December 31, 2016. In connection with the Securities Purchase Agreement, the Company also entered into a security agreement, dated April 15, 2016, pursuant to which the Company granted the investors a security interest in all of its assets. During the year ended December 31, 2016, $360,000 of principal was converted into 45,834 shares of common stock. On July 20, 2016, the Company repaid the remaining outstanding principal of  $190,276, $20,625 in interest and $63,270 in prepayment penalties to the note holders. All of the Company’s obligations under the convertible notes issued in connection with the Securities Purchase Agreement have been extinguished.

xG TECHNOLOGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11 — INCOME TAXES
The provision (benefit) for income taxes consists of the following:
	December 31,
	2016	2015
Current tax provision (benefit)
Federal	$—	$—
State	—	—
	—	—
Deferred tax provision (benefit)
Federal	(7,632,000)	(6,923,000)
State	106,000	(741,000)
Change in valuation allowance	7,526,000	7,664,000
Income tax provision (benefit)	$—	$—

A reconciliation of the statutory tax rate to the effective tax rate is as follows:
	December 31,
	2016	2015
Statutory Federal income tax rate	34.0%	34.0%
State and local taxes net of Federal benefit	0.53	4.15
Permanent differences	4.66	4.77
Provision to return	1.47	—
IMT opening balance	(4.65)	—
Valuation allowance	(36.01)	(42.92)
Effective tax rate	—%	—%

There were no uncertain tax positions taken, or expected to be taken, in a tax return that would be determined to be an unrecognized tax benefit taken or expected to be taken in a tax return that should have been recorded on the Company’s financial statements for the years ended December 31, 2016 or 2015. The Company does not expect its unrecognized tax benefit position to change during the next twelve months.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11 — INCOME TAXES — (continued)

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial accounting purposes and the amounts used for income tax reporting. Significant components of the Company’s deferred tax assets are as follows:
	December 31,
	2016	2015
Deferred Tax Assets
Federal R&D credit	$2,586,000	$2,285,000
Inventory	2,161,000	399,000
Allowance for bad debt	109,000	33,000
Compensation Related	77,000	68,000
Other Accruals	23,000	9,000
State NOL	5,230,000	5,094,000
Federal NOL	51,175,000	47,831,000
Property & Equipment	92,000	157,000
Stock Options	7,069,000	7,371,000
Valuation Allowance	(66,548,000)	(59,023,000)
Total Deferred Tax Assets	1,974,000	4,224,000
Deferred Tax Liabilities
Intangibles	(1,974,000)	(4,224,000)
Total Deferred Tax Liabilities	(1,974,000)	(4,224,000)
Net Deferred Tax Asset/(Liability)	$—	$—

Net operating losses (“NOL”) of approximately $150.5 million will expire beginning in 2027 for both federal and state purposes. The Company also has research and development credits of approximately $2.6 million which will begin to expire in 2027. The years that remained open for review by taxing authorities are 2013 to 2015 for both Federal and State Income Tax returns.
Realization of the NOL carry forwards and other deferred tax temporary differences is contingent on future taxable earnings. The Company’s deferred tax asset was reviewed for expected utilization using a “more likely than not” approach by assessing the available positive and negative evidence surrounding its recoverability. Accordingly, a valuation allowance has been recorded against the Company’s deferred tax asset, as it was determined based upon past and present losses that it was “more likely than not” that the Company’s deferred tax assets would not be realized. The valuation allowance was increased to the full carrying amount of the Company’s deferred tax assets. In future years, if the deferred tax assets are determined by management to be “more likely than not” to be realized, the recognized tax benefits relating to the reversal of the valuation allowance will be recorded. The Company will continue to assess and evaluate strategies that will enable the deferred tax asset, or portion thereof, to be utilized, and will reduce the valuation allowance appropriately as such time when it is determined that the “more likely than not” criteria is satisfied.
The net operating loss carryovers may be subject to annual limitations under Internal Revenue Code Section 382, and similar state provisions, should there be a greater than 50% ownership change as determined under the applicable income tax regulations. The amount of the limitation would be determined based on the value of the Company immediately prior to the ownership change and subsequent ownership changes could further impact the amount of the annual limitation. An ownership change pursuant to Section 382 may have occurred in the past or could happen in the future, such that the NOLs available for utilization could be significantly limited. The Company plans to perform a Section 382 analysis in the future.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12 — DERIVATIVE LIABILITIES
Each of the warrants issued in connection with the August 2015 underwritten offering, the February 2016 Series B Preferred Stock Offering, May 2016 Financing and July 2016 Financing have been accounted for as derivative liabilities as each of the warrants contain a net cash settlement provision whereby, upon certain fundamental events, the holders could put the warrants back to the Company for cash.
The following are the key assumptions that were used in connection with the valuation of the warrants exercisable into common stock as of December 31, 2016 and 2015:
	Years Ended December 31,
	2016	2015
Number of shares underlying the warrants	977,751	154,543
Fair market value of stock	$1.35	$27.60
Exercise price	$2.00 to 2,400	$90 to $2,400
Volatility	173% to 201%	116% to 140%
Risk-free interest rate	1.20% to 1.93%	0.48% to 1.2%
Expected dividend yield	—	—
Warrant life (years)	1.8 to 4.55	2.8 to 4.88
Level 3 liabilities are valued using unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the liabilities. For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company’s accounting and finance department, who report to the Chief Financial Officer, determine its valuation policies and procedures. The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s accounting and finance department and are approved by the Chief Financial Officer.
Level 3 Valuation Techniques:
Level 3 financial liabilities consist of the derivative liabilities for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate. The Company deems financial instruments which do not have fixed settlement provisions to be derivative instruments. In accordance with GAAP the fair value of these warrants is classified as a liability on the Company’s consolidated balance sheets because, according to the terms of the warrants, a fundamental transaction could give rise to an obligation of the Company to pay cash to its warrant holders. Such instruments do not have fixed settlement provisions and have also been recorded as derivative liabilities. Corresponding changes in the fair value of the derivative liabilities are recognized in earnings on the Company’s consolidated statements of operations in each subsequent period.
The Company’s derivative liabilities are carried at fair value and were classified as Level 3 in the fair value hierarchy due to the use of significant unobservable inputs. In order to calculate fair value, the Company uses a binomial model style simulation, as the value of certain features of the warrant derivative liabilities would not be captured by the standard Black-Scholes model.

xG TECHNOLOGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12 — DERIVATIVE LIABILITIES — (continued)

The following table sets forth a summary of the changes in the fair value of our Level 3 financial liabilities that are measured at fair value on a recurring basis:
	Years Ended December 31,
	2016	2015
Beginning balance	$1,284,000	$270,000
Recognition of conversion feature liability	—	769,000
Recognition of warrant liability on issuance dates	4,823,000	7,268,000
Reclassification to stockholders’ equity upon exercise	(2,379,000)	(4,464,000)
Change in fair value of derivative liabilities	(2,545,000)	(2,559,000)
Ending balance	$1,183,000	$1,284,000

13 — PREFERRED STOCK
In March 2013, by approval of the majority of the shareholders, the Company was authorized to issue 10,000,000 shares of  “Blank Check” preferred stock, par value $0.00001 per share. On December 31, 2014, 3,000,000 shares were designated as authorized Series A Convertible Preferred Stock. On February 11, 2015, 3,000,000 shares were designated as authorized Series B Convertible Preferred Stock. On February 24, 2015, 3,000,000 shares were designated as authorized Series C Convertible Preferred Stock. On February 5, 2016, the Company terminated the Series A Preferred Stock and Series C Preferred Stock and increased the number of designated Series B Convertible Preferred Stock to 5,000,000. On April 25, 2016, 5,000,000 shares were designated as authorized Series D Convertible Preferred Stock. On December 6, 2016, we terminated our Series B Preferred Stock and on December 21, 2016, 5,000 shares were designated as authorized Series E Convertible Preferred Stock.
Series A Convertible Preferred Stock
On December 30, 2014, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with 31 Group, LLC (“31 Group”) pursuant to which the Company sold to 31 Group, for a purchase price of  $750,000, 750,000 shares of Series A Convertible Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”) and warrants (the “Warrants”) to purchase 313 shares of common stock. The Company also issued to 31 Group 28 shares of common stock in consideration of 31 Group’s execution and delivery of the Purchase Agreement (the “Commitment Shares”).
The warrants were exercisable immediately for a period of five years from their issue date. The exercise price with respect to the warrants is $2,400 per share but was subsequently reduced to $1,380 on June 11, 2015. The exercise price for the warrants is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. In addition, the warrants also contain a net cash settlement provision whereby, upon certain fundamental events, the holders could put the warrants back to the Company for cash. The change in fair value of the warrant liabilities was measured on the date of exercise and was not material to the Company’s results of operations.
Holder Optional Redemption after Maturity Date
At any time from and after the tenth business day prior to the maturity date, December 30, 2015, any holder may require the Company to redeem all or any number of Series A Preferred Stock held by such holder at a purchase price equal to 105% of the conversion amount.
Ranking
The Series A Preferred Stock will rank with respect to dividend rights and/or rights upon distributions, liquidation, dissolution or winding up of the Company senior to all of the Company’s common stock and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13 — PREFERRED STOCK — (continued)

other classes of capital stock, unless the holders of a majority of the outstanding shares of Series A Preferred Stock consent to the creation of parity stock or senior preferred stock.
Liquidation Preference of Series A Preferred Stock
Upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, before the payment of any amount to the holder of shares of junior stock, but pari passu with any parity stock, the holders of Series A Preferred Stock are entitled to receive an amount equal to the greater of  (i) the stated value of the Series A Preferred Stock or (ii) the amount the holder of Series A Preferred Stock would receive if such holder converted the Series A Preferred Stock into common stock immediately prior to the date of the liquidation event, including accrued and unpaid dividends.
Dividends on Series A Preferred Stock
Holders of Series A Preferred Stock shall be entitled to receive from the first date of issuance of the Series A Preferred Stock cumulative dividends at a rate of 7.0% per annum on a compounded basis. The Company shall have the right to pay dividends in cash or shares of common stock on the Maturity Date or in cash on any applicable redemption date or, with respect to Series A Preferred Stock subject to conversion into common stock, as part of the conversion amount.
Redemption of Series A Preferred Stock
Upon the occurrence of certain triggering events as defined in the certificate of designation, the holder of Series A Preferred Stock shall have the right to require the Company, by written notice, to redeem all or any of the shares of Series A Preferred Stock at a price equal to the greater of  (i) 125% of the conversion amount to be redeemed and (ii) the product of  (a) the conversion amount divided by 85% of the average of the five (5) lowest volume weighted average prices of the common stock during the twenty (20) consecutive trading day period ending the trading day immediately preceding the delivery of the applicable conversion notice multiplied by (b) 125% of the greatest closing sale price of the common stock on any trading day during the period commencing on the date immediately preceding such triggering event and ending on the date the Company makes the entire redemption payment to the holder of Series A Preferred Stock.
Upon the occurrence of a change in control of the Company, a holder of Series A Preferred Stock shall have the right to require the Company to redeem all or any portion of the Series A Preferred Stock at a price equal to 125% of the stated value of the Series A Preferred Stock. In addition, so long as certain conditions do not exist (including the Company shall have timely delivered any Common Stock upon the conversion of the Series A Preferred Stock), then the Company shall have the right to redeem all, but not less than all, of the Series A Preferred Stock outstanding in cash at a price equal to the sum of  (i) 125% of the stated value of the Series A Preferred Stock and (ii) all accrued and unpaid dividends thereon.
At any time from and after the tenth (10) business day prior to the date of maturity, a holder of the Series A Preferred Stock may require the Company to redeem all or any number of Series A Preferred Stock shares held by such holder at a purchase price equal to 105% of the conversion amount of such Series A Preferred Stock shares.
Conversion Rights of Preferred Stock
A holder of Series A Preferred Stock shall have the right to convert the Series A Preferred Stock, in whole or in part, upon written notice to the Company at a conversion price equal to the lower of  (i) $2,400 or (ii) 85% of the average of the five (5) lowest volume weighted average prices of the Common Stock during the twenty (20) consecutive trading day period ending the trading day immediately preceding the delivery of the applicable conversion notice (as adjusted for stock splits, share combinations and similar transactions).

xG TECHNOLOGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13 — PREFERRED STOCK — (continued)

Fundamental Transaction
The Company shall use its commercially reasonable efforts to not enter into a “fundamental transaction” unless the successor entity assumes the obligations of the Company under the Certificate of Designations and the successor entity (including its parent entity) is a publicly traded company whose shares of common stock are quoted or listed on an eligible national securities exchange. Upon a change of control of the Company, a holder of Series A Preferred Stock shall have the right to require the Company to redeem all or any portion of the Series A Preferred Stock at the applicable premium redemption price. A fundamental transaction is a transaction in which (i) the Company, directly or indirectly, in one or more related transactions, (a) consolidates or merges with or into any other entity (except where the Company is the surviving entity), (b) sells, leases, licenses, assigns, transfers, conveys or otherwise disposes of all or substantially all of its properties or assets to any other entity, (c) allows any other entity to make a purchase, tender or exchange offer that is accepted by such holders of more than 50% of the outstanding shares of voting stock of the Company (not including any shares of voting stock of the Company held by the entity making or party to, or associated or affiliated with the entity making or party to, such purchase, tender or exchange offer), or (d) consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other entity whereby such other entity acquires more than 50% of the outstanding shares of voting stock of the Company (not including any shares of voting stock of the Company held by the other entity making or party to, or associated or affiliated with the other entity making or party to, such stock or share purchase agreement or other business combination), or (e) reorganizes, recapitalizes or reclassifies the Common Stock (which shall not include a reverse stock split), or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act of 1934, as amended, (the “Exchange Act”) and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of the Company.
Voting Rights
Holders of Series A Preferred Stock shall have no voting rights.
Conversions Series A Preferred Stock
During the year ended December 31, 2015, 750,000 of the Series A Preferred Stock and 52,500 shares of Series A Preferred Stock issued as dividends have been converted into 1,994 shares of common stock. As a result of the conversion, the preferred stock value, net of discounts of  $378,000, and the $150,000 derivative liability arising from the conversion feature were reclassified to stockholders’ equity. The aggregate grant date fair value of the common stock issued upon conversion was $1,011,000 and as result, the Company recorded $483,000 of dividends and deemed dividend.
Series B Convertible Preferred Stock
31 Group LLC Offering
On February 11, 2015, the Company entered into a purchase agreement, pursuant to which the Company sold to the 31 Group, 350,000 shares of the Company’s Series B Convertible Preferred Stock, par value $0.00001 per share (the “Series B Preferred Stock”) and warrants to purchase 146 shares of the Company’s common stock for a purchase price of  $350,000 (the “Series B Financing”). The Company also issued 21 shares of its common stock with a grant date value of approximately $10,000 in consideration of 31 Group’s execution and delivery of the purchase agreement. The Company incurred costs associated with the offering of  $89,000.

xG TECHNOLOGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13 — PREFERRED STOCK — (continued)

The warrants are exercisable immediately for a period of five years from their issue date. The exercise price with respect to the warrants is $2,400 per share and were subsequently lowered to $1,380 as of June 11, 2015. The exercise price for the warrants is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. In addition, the warrants also contain a net cash settlement provision whereby, upon certain fundamental events, the holders could put the warrants back to the Company for cash.
On July 20, 2015, and effective June 11, 2015, the Company amended the warrants issued to investors of the Series B Preferred Stock to lower the exercise price from $2,400 per share to $1,380 per share except for the warrants issued to certain family members of George Schmitt, which retained an exercise price of $2,400 per share (see below). The change in fair value of the warrant liabilities was measured on the date of modification and was not material to the Company’s results of operations.
Liquidation Preference of Series B Preferred Stock
The Series B Preferred Stock rank pari passu with our Series A Preferred Stock with respect to dividend rights and/or rights upon distributions, liquidation, dissolution or winding up of the Company and have the same terms and preferences as the Series A Preferred Stock except for the following:
Dividends on Series B Preferred Stock
Holders of Series B Preferred Stock shall be entitled to receive from the first date of issuance of the Series B Preferred Stock cumulative dividends at a rate of 7.0% per annum on a compounded basis. The Company shall have the right to pay dividends in cash or shares of common stock on the Maturity Date or in cash on any applicable redemption date or, with respect to Series B Preferred Stock subject to conversion into common stock, as part of the conversion amount.
Conversion Rights of Series B Preferred Stock.   A holder of Series B Preferred Stock shall have the right to convert the Series B Preferred Stock, in whole or in part, upon written notice to the Company at a conversion price equal to the lower of  (i) $2,400 or (ii) 85% of the lowest volume weighted average price of the common stock of the Company during the five (5) consecutive trading day period ending and including the trading day immediately preceding the delivery of the applicable conversion notice (as adjusted for stock splits, share combinations and similar transactions).
Conversions of Series B Preferred Stock
During the first and second quarters of 2015, 350,000 of the Series B Preferred Stock and 24,500 shares of Series B Preferred Stock issued as dividends were converted into 1,523 shares of common stock. As a result of the conversion, the preferred stock value, net of discounts of  $125,000, and the $54,000 derivative liability arising from the conversion feature were reclassified to stockholders’ equity. The aggregate grant date fair value of the common stock issued upon conversion was $474,000 and as result, the Company recorded $295,000 of dividends and deemed dividend.
Related Party Extinguishment
On December 30, 2014, the Company received a $245,000 loan from George Schmitt, the Company’s Chairman of the Board and Chief Executive Officer. This amount was recorded as a due to related parties on the consolidated balance sheet. On January 8, 2015, the Company repaid $100,000 of the $245,000 due to related party balance owed to Mr. Schmitt. On January 29, 2015 and February 13, 2015, the Company received an aggregate $700,000 from certain family members of Mr. Schmitt. This amount was recorded in due to related parties on the consolidated balance sheet. On February 23, 2015, Mr. Schmitt transferred the remaining balance of his $145,000 loan to certain family members bringing the total the Company owed to Mr. Schmitt’s family members to $845,000. See Note 17 for additional details.

xG TECHNOLOGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13 — PREFERRED STOCK — (continued)

On February 23, 2015, the Company issued 845,000 shares of Series B Preferred Stock, 45 shares of common stock, and warrants to purchase an aggregate 353 shares of common stock exercisable for five years at a price of  $2,400 per share in full settlement and extinguishment of the $845,000 due to related parties. The grand date fair value of the consideration issued by the Company on the settlement date approximated the $845,000 due to related parties that was settled. Upon certain fundamental events, the warrants could be redeemed by the holders of the warrants at fair market value estimated using Black Scholes. The exercise price for the warrants is subject to adjustment upon certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. In addition, the warrants also contain a net cash settlement provision whereby, upon certain fundamental events, the holders could put the warrants back to the Company for cash.
On February 23, 2015, 845,000 of the Series B Preferred Stock were converted into 1,857 shares of common stock. As a result of the conversion, the preferred stock value of  $703,000, net of discounts was reclassified to stockholders’ equity. The aggregate grant date fair value of the common stock issued upon conversion was $1,003,000 and as result, the Company recorded $300,000 of dividends and deemed dividend.
February 2016 Financing
On February 29, 2016, the Company closed a public offering of 29,639 Units, at a price of  $120.00 per Unit, each of which consists of one share of Series B Preferred Stock (as amended) and 0.5 of a Warrant to purchase one share of its common stock at an exercise price of  $25.20 per Warrant. The Company received approximately $3,557,000 in gross proceeds from the offering, and incurred costs of  $604,000 which were included in temporary equity on the grant date. Roth Capital Partners acted as sole placement agent for the offering. As further discussed in Note 12, the warrants issued in connection with the February 2016 Financing contain provisions permitted the holders to net cash settle upon certain events at the Company. As such, the warrants were accounted for as derivative liabilities. Of the total gross proceeds received by the Company, $231,000 were allocated to the fair value of the warrant liabilities on the date of the transaction.
In connection with the February 2016 offering, the Company repaid $1,030,611 in principal on its 5% and 8% convertible notes, and paid, $48,113 interest and $377,935 in prepayment penalties to the note holders. All of the Company’s obligations under the 8% and 5% Convertible Notes have been extinguished.
From March 1, 2016 to December 31, 2016, all of the Company’s outstanding shares of the Series B Preferred Stock have been converted into 326,294 shares of common stock. As of December 31, 2016, none of the Series B Preferred Stock remains outstanding. As a result of the conversion, the Company recorded contractual and deemed dividends of  $1,808,000, which represents the difference in the fair value of the common stock issued ($4,530,000) and original net carrying value of the preferred stock converted ($2,772,000).
Series C Convertible Preferred Stock
On February 24, 2015, the Company entered into a purchase agreement, pursuant to which the Company sold to institutional investors, 1,800,000 shares of the Company’s Series C Preferred Stock, par value $0.00001 per share (the “Series C Preferred Stock”) and warrants to purchase 750 shares of the Company’s common stock for a purchase price of  $1,800,000 (the “Series C Financing”). The Company also issued 99 shares of its common stock with a grant date value of approximately $53,000 in consideration of the investors’ execution and delivery of the purchase agreement. The Company paid offering costs of $84,000 in connection issuance of the Series C Preferred Stock.
The warrants are exercisable immediately for a period of five years from their issue date. The exercise price with respect to the warrants is $2,400 per share which was subsequently lowered to $1,380 as of June 11, 2015. The exercise price for the warrants is subject to adjustment upon certain events, such as stock

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13 — PREFERRED STOCK — (continued)

splits, combinations, dividends, distributions, reclassifications, mergers or other corporate change and dilutive issuances. In addition, the warrants also contain a net cash settlement provision whereby, upon certain fundamental events, the holders could put the warrants back to the Company for cash.
On July 20, 2015, and effective June 11, 2015, the Company amended the warrants issued to investors of the Series C Preferred Stock to lower the exercise price from $2,400 per share to $1,380 per share. The change in fair value of the warrant liabilities was measured on the date of modification was not material to the Company’s results of operations.
Liquidation Preference of Series C Preferred Stock
The Series C Preferred Stock rank pari passu with our Series A Preferred Stock and our Series B Preferred Stock with respect to dividend rights and/or rights upon distributions, liquidation, dissolution or winding up of the Company and have the same terms and preferences as the Series A and Series B Preferred Stock except for the following:
Dividends on Series C Preferred Stock
Holders of Series C Preferred Stock shall be entitled to receive from the first date of issuance of the Series C Preferred Stock cumulative dividends at a rate of 7.0% per annum on a compounded basis. The Company shall have the right to pay dividends in cash or shares of common stock on the Maturity Date or in cash on any applicable redemption date or, with respect to Series C Preferred Stock subject to conversion into common stock, as part of the conversion amount.
Conversion Rights of Series C Preferred Stock
Upon the occurrence of certain triggering events (including the Series C Preferred Stock or common stock underlying the Series C Preferred Stock is not freely tradeable without restriction; the failure of the common stock to be listed on the NASDAQ Capital Market or other national securities exchange; and bankruptcy, insolvency, reorganization or liquidation proceedings instituted against the Company shall not be dismissed in thirty (30) days or the voluntary commencement of such proceedings by the Company), the holder of Preferred Stock shall have the right to require the Company, by written notice, to redeem all or any of the shares of Series C Preferred Stock at a price equal to the greater of  (i) 125% of the conversion amount to be redeemed and (ii) the product of  (a) the conversion amount divided by the lower of  (x) $2,400 or (y) 85% of the lowest volume weighted average price of the common stock of the Company during the five (5) consecutive trading day period ending and including the trading day immediately preceding the delivery of the applicable conversion notice multiplied by (b) 125% of the greatest closing sale price of the common stock on any trading day during the period commencing on the date immediately preceding such triggering event and ending on the date the Company makes the entire redemption payment to the holder of Series C Preferred Stock.
Conversions of Series C Preferred Stock
During the first and second quarters of 2015, 1,800,000 shares of the Series C Preferred Stock and 126,000 shares of the Series C Preferred Stock issued as dividends were converted into 7,888 shares of common stock. As a result of the conversion, the preferred stock value, net of discounts of  $943,000, and the $245,000 derivative liability arising from the conversion feature were reclassified to stockholders’ equity. The aggregate grant date fair value of the common stock issued upon conversion was $3,189,000 and as result, the Company recorded $2,001,000 of dividends and deemed dividend.
Series D Convertible Preferred Stock
As previously disclosed in Note 3, in connection with the acquisition of IMT, the Company is obligated to issue to IMT an amount of Series D Convertible Shares equal to at least $2,500,000. On the

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13 — PREFERRED STOCK — (continued)

date the Asset Purchase Modification Agreement was completed, the fair value of the obligation to IMT was determined to be $2,500,000 and was included in Series D Preferred Stock Issuable on the consolidated balance sheet. During the year ended December 31, 2016, the Company issued 5,750,000 shares of its Series D Preferred Stock, of which 5,750,000 shares were then converted into 479,159 shares of the Company’s common stock. Through the sale of such shares, the principal has been reduced by approximately $1,602,000, leaving a principal balance of approximately $898,000.
Pursuant to the Asset Purchase Modification Agreement, the Company is required to issue Series D Shares to IMT on an on-going basis until IMT realizes cash proceeds of at least $2,500,000. If IMT does not realize Cash Proceeds of at least $2,500,000 by December 31, 2016, the Company will be required to either issue additional shares of common stock to IMT, or otherwise raise additional funds to cover the shortfall. The Company has accrued $1,669,000 in connection with the potential shortfall as within other expenses in the consolidated statement of operations for the year ended December 31, 2016 and within accrued expenses on the consolidated balance sheets as of December 31, 2016. Interest expense recorded for the year ended December 31, 2016 was $137,000.
The reduction in additional paid in capital in the amount of  $2,479,000 represents the difference between the $3,250,000 of Series D Convertible Preferred Stock converted into common shares at a value of $771,000. The value of the common stock issued was based on the fair value of the stock determined by actual trading price quotes at the time of issuance.
Stated Value
The stated value of the Series D Convertible Preferred Stock (the “Series D Preferred Stock”) is $1.00 per share.
Ranking
The Series D Preferred Stock shall rank junior to the Series B Preferred Stock, $0.00001 par value per share, of the Company in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution or winding up of the Company. The Series D Preferred Stock will rank senior to all of the Company’s common stock and other classes of capital stock with respect to dividend rights and/or rights upon distributions, liquidation, dissolution or winding up of the Company, other than to the Series B Preferred Stock and any class of parity stock that the holders of a majority of the outstanding shares of Series D Preferred Stock consent to the creation of.
Liquidation Preference of Preferred Stock
Upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, before the payment of any amount to the holder of shares of junior stock, but pari passu with any parity stock, the holders of Preferred Stock are entitled to receive the amount equal to the greater of  (i) the stated value of the Series D Preferred Stock or (ii) the amount the holder of Series D Preferred Stock would receive if such holder converted the Series D Preferred Stock into common stock immediately prior to the date of the liquidation event, including accrued and unpaid dividends.
Conversion Rights of Preferred
A holder of Series D Preferred Stock shall have the right to convert the Series D Preferred Stock, in whole or in part, upon written notice to the Company at a conversion price equal to $1.20 per share, which is adjusted for any share dividend, share split, share combination, reclassification or similar transaction that proportionately decreases or increases the common stock.

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13 — PREFERRED STOCK — (continued)

Voting Rights
Except with respect to certain material changes in the terms of the Series D Preferred Stock and certain other matters, and except as may be required by Delaware law, holders of Preferred Stock shall have no voting rights. The approval of a majority of the holders of the Series D Preferred Stock is required to amend the Certificate of Designations.
Series E Convertible Preferred Stock
Our board of directors has designated up to 5,000 shares of the 10,000,000 authorized shares of preferred stock as Series E Convertible Preferred Stock. When issued, the shares of Series E Preferred will be validly issued, fully paid and non-assessable. Each share of Series E Preferred will have a stated value of $1,000 per share. In connection with our December 2016 financing we issued 2,400 shares Series E Convertible Preferred Stock which was immediately converted into 1,200,000 shares of common stock after closing. See Note 14.
Rank.
The Series E Preferred will rank on parity to our common stock.
Conversion.
Each share of the Series E Preferred is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences, rights and limitations) at any time at the option of the holder at a conversion price of not less than 100% of the public offering price of the common stock. Holders of Series E Preferred will be prohibited from converting Series E Preferred into shares of our common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.
Liquidation Preference.
In the event of our liquidation, dissolution or winding-up, holders of Series E Preferred will be entitled to receive an amount equal to the stated value per share before any distribution shall be made to the holders of any junior securities, and then will be entitled to receive the same amount that a holder of common stock would receive if the Series E Preferred were fully converted into shares of our common stock at the conversion price (disregarding for such purposes any conversion limitations) which amounts shall be paid pari passu with all holders of common stock.
Voting Rights.
Shares of Series E Preferred will generally have no voting rights, except as required by law and except that the affirmative vote of the holders of a majority of the then outstanding shares of Series E Preferred is required to, (a) alter or change adversely the powers, preferences or rights given to the Series E Preferred, (b) amend our certificate of incorporation or other charter documents in any manner that materially adversely affects any rights of the holders, (c) increase the number of authorized shares of Series E Preferred, or (d) enter into any agreement with respect to any of the foregoing.
Dividends.
Shares of Series E Preferred will not be entitled to receive any dividends, unless and until specifically declared by our board of directors. The holders of the Series E Preferred will participate, on an as-if-converted-to-common stock basis, in any dividends to the holders of common stock.

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13 — PREFERRED STOCK — (continued)

Redemption.
We are not obligated to redeem or repurchase any shares of Series E Preferred. Shares of Series E Preferred are not otherwise entitled to any redemption rights or mandatory sinking fund or analogous fund provisions.
14 — STOCKHOLDERS’ EQUITY
August 2015 Underwritten Offering
On August 19, 2015, the Company closed an underwritten public offering of its Class A Units, Class B Units, Series C Warrants and Series D Warrants. The Company offered (i) 21,250 Class A Units, at a price of  $120.00 per Class A Unit, each of which consists of one share of common stock and 0.5 of a Series A Warrant to purchase one share of its common stock at an exercise price of  $120.00 per warrant, (ii) 20,417 Class B Units, at a price of  $118.80 per Class B Unit, each of which consists of one pre-funded Series B Warrant to purchase one share of common stock and 0.5 of a Series A Warrant, (iii) 21,250 Series C Warrants, at a price of  $1.20 per Series C Warrant, which is deemed to be included in the $120.00 price per Class A Unit, each to purchase one additional Class A Unit at an exercise price of  $120.00, and (iv) 41,250 Series D Warrants, at a price of  $1.20 per Series D Warrant, which is deemed to be included in the $118.80 price per Class B Unit, each to purchase one additional Class B Unit at an exercise price of  $118.80. The Company received approximately $4,975,500 in gross proceeds from the offering, before underwriting discounts and commissions and offering expenses payable by the Company. Roth Capital Partners, LLC acted as sole book-running manager and as underwriter for the offering.
Each Series A Warrant was immediately exercisable at an initial exercise price of  $120 per share. The Series A Warrants will expire on the fifth anniversary of the initial date of issuance.
Each Pre-funded Series B Warrant was immediately exercisable at an initial exercise price of  $1.20 per share. The Pre-funded Series B Warrants will expire on the fifth anniversary of the initial date of issuance. Pre-funded Series B Warrants that expire unexercised will have no further value and the holder of such warrant will lose the pre-funded amount.
Each Series C Warrant was exercisable for one additional Class A Unit, each of which consists of one share of our common stock and 0.5 of a Series A Warrant to purchase one share of our common stock. The Series C Warrants are exercisable immediately at an initial exercise price of  $120 per Class A Unit, subject to adjustment. Beginning at the close of trading on the 60th trading day following the date of issuance, and effective beginning on the third (3rd) trading day immediately preceding such 60th trading day, the Series C Warrants will be exercisable at a per Class A Unit exercise price equal to the lowest of (i) the then-effective exercise price per Class A Unit, (ii) 80% of the closing price of our common stock on such 60th trading day and (iii) 80% of the average of the volume weighted average price of our common stock (‘‘VWAP’’) for the three (3) trading days ending and including the 60th trading day following the date of issuance. The Series C Warrants expired at the close of business at 5:00 p.m. (New York time) on November 19, 2015, the 65th trading day following the date of issuance.
Each Series D Warrant was exercisable for one additional Class B Unit, each of which consists of one Pre-funded Series B Warrant to purchase one share of our common stock and 0.5 of a Series A Warrant to purchase one share of our common stock. The Series D Warrants are exercisable immediately at an initial exercise price of  $118.80 per Class B Unit, subject to adjustment. Beginning at the close of trading on the 60th trading day following the date of issuance, and effective beginning on the third (3rd) trading day immediately preceding such 60th trading day, the Series D Warrants will be exercisable at a per Class B Unit exercise price equal to the lowest of  (i) the then-effective exercise price per Class B Unit, (ii) 80% of the

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14 — STOCKHOLDERS’ EQUITY — (continued)

closing price of our common stock on such 60th trading day and (iii) 80% of the average of the VWAP for the three (3) trading days ending and including the 60th trading day following the date of issuance. The Series D Warrants will expired at the close of business at 5:00 p.m.(New York time) on November 19, 2015, the 65th trading day following the date of issuance.
As a result of the net cash settlement provisions included in each of the warrants issued in the offering, the Company recorded an aggregate $3,368,000 as a derivative liability on the date of the offering. The remaining portion of the gross proceeds of  $1,607,000 was recorded by the Company to stockholders’ equity on the date of the offering. The Company allocated the aggregate costs associated with the offering of  $945,000 on a pro rata basis to the warrants and common shares issued in the offering and as a result, $640,000 of the costs were expensed and $305,000 were recorded as a reduction to additional paid in capital on the date of the offering.
At various dates from the date of the offering through December 31, 2015, all 20,471 of the Series B Warrants were exercised into 20,471 shares of the Company’s common stock. The Company received $17,000 in cash as a result of the exercise and reclassified $1,197,000 of derivative liabilities to stockholders’ equity.
From October 1, 2015 through November 19, 2015, 18,750 Series C Warrants issued in our August 2015 underwritten public offering have been exercised into 18,750 Class A Units, consisting of 18,750 shares of common stock and 9,375 Series A Warrants, at an exercise price of  $30.20 per share.
From October 1, 2015 through November 19, 2015, 38,875 Series D Warrants issued in our August 2015 underwritten public offering have been exercised into 38,875 Class B Units, consisting of 38,875 Series B Warrants and 19,438 Series A Warrants, at an exercise price of  $30.20 per share. Of such Series B Warrants issued, 38,875 were then exercised into 38,875 shares of common stock as of December 1, 2015.
Settlement with Holders of Series B Warrants
On November 2, 2015, the Company entered into a Settlement Agreement and Mutual Release (the “Agreement”) with certain holders (the “Holders”) of the Company’s Series B Warrants to purchase common stock (the “Original Warrants”), issued in connection with the August 2015 underwritten offering. Upon the consummation of the Agreement, in full and complete satisfaction of all claims that the Holders made or could have made against the Company arising in connection with the Original Warrants, the Company delivered to the Holders new warrants initially exercisable to purchase, in the aggregate, 20,417 shares of the Company’s common stock, par value $0.00001, at an exercise price of  $90 per share with an expiration date of November 2, 2018, as set forth in the Agreement.
May 2016 Financing
On May 16, 2016, the Company closed the offering of units in which the Company offered 116,667 Units, at a price of  $8.40 per Unit, each of which consists of one share of the Company’s common stock, par value $0.00001 per share, and one warrant to purchase one share of the Company’s common stock at an exercise price of  $13.79 per share. The Company received $793,000 in proceeds net of  $187,000 of closing costs for a total value of  $980,000. Roth Capital Partners acted as sole underwriter for the offering.
July 2016 Financing
On July 20, 2016, the Company completed an underwritten public offering of 730,000 Units, each of which consists of one share of our common stock, par value $0.00001 per share, and 1.25 of a warrant to purchase one share of our common stock at an exercise price of  $6.85 per share. On July 15, 2016, the underwriters exercised their over-allotment option to purchase warrants to purchase 136,875 shares of

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14 — STOCKHOLDERS’ EQUITY — (continued)

common stock. We received approximately $4.3 million in net proceeds from the offering, including exercise of the over-allotment option, after deducting the underwriting discount and estimated offering expenses payable by us. Roth Capital Partners acted as sole book-running manager for the offering. Aegis Capital Corp. acted as co-lead manager for the offering.
December 2016 Financing
On December 27, 2016, the Company completed an underwritten public offering of 3,800,000 Class A Units (the ‘‘Class A Units’’), consisting of one share of common stock, par value $0.00001 and 1.25 warrants (the ‘‘Warrants’’), each whole warrant to purchase one share of common stock, and 2,400 Class B Units (the ‘‘Class B Units’’) consisting of one share of Series E Convertible Preferred Stock, together with Warrants to purchase 625 shares of Common Stock. The 2,400 shares Series E Convertible Preferred Stock were immediately converted into 1,200,000 shares of common stock after closing. The Company received approximately $8.8 million in net proceeds from the offering after deducting the underwriting discount and estimated offering expenses payable by us. Aegis Capital Corp. acted as sole book-running manager for the offering.
Shares Issued for Services
In 2016, the Company issued a total of 601,089 shares of common stock with a grant date fair value of $2,935,000 to employees, directors, consultants and general counsel in lieu of paying cash for their services.
In 2015, the Company issued a total of 15,544 shares of common stock with a grant date fair value of $1,834,000 to employees, directors, consultants and general counsel in lieu of paying cash for their services.
Stock Options — Equity Incentive Plans:
The Company’s stock option plans provide for the grant of options to purchase shares of common stock to officers, directors, other key employees and consultants. The purchase price may be paid in cash or “net settled” in shares of the Company’s common stock. In a net settlement of an option, the Company does not require a payment of the exercise price of the option from the optionee, but reduces the number of shares of common stock issued upon the exercise of the option by the smallest number of whole shares that has an aggregate fair market value equal to or in excess of the aggregate exercise price for the option shares covered by the option exercised. Options generally vest over a three year period from the date of grant and expire ten years from the date of grant.
A summary of the Company’s historical stock option plan activity as of December 31, 2016 is as follows:
Plan Name	Options Authorized	Options Granted	Shares Exercised	Shares Forfeited/Expired	Options Outstanding
2004	119	119	(56)	(63)	—
2005	119	119	(8)	(111)	—
2006	262	258	(5)	(250)	3
2007	24	22	—	(4)	18
2009	238	299	(8)	(122)	169
2013	756	411	—	(175)	236
2015	1,971	1,971	—	(553)	1,418
Total	3,489	3,199	(77)	(1,278)	1,844

The weighted average fair value of options granted was $259.20 during the year ended December 31, 2015. Each option is estimated on the date of grant, using the Black-Scholes model and the following assumptions (all in weighted averages), however no options were granted during the year ended December 31, 2016:

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14 — STOCKHOLDERS’ EQUITY — (continued)

2015
Exercise price	$306
Volatility	116%
Risk-free interest rate	1.54%
Expected dividend yield	0%
Expected term (years)	6
The risk-free rate is based on the rate for the U.S. Treasury note over the expected term of the option. The expected term for employees represents the period of time that options granted are expected to be outstanding using the simplified method and for non-employee options, the expected term is the full term of the option. Expected volatility is based on the average of the weekly share price changes over the shorter of the expected term or the period from the placement on London Stock Exchange’s Alternative Investment Market to the date of the grant.
A summary of the status of the Company’s stock option plans for the years ended December 31, 2016 and 2015 is as follows:
	Number of Options (in Shares)	Weighted Average Exercise Price
Options Outstanding, January 1, 2016	2,528	$9,588
Granted	—	—
Exercised	—	—
Forfeited or Expired	(684)	2,596
Options outstanding, December 31, 2016	1,844	1,544
Exercisable, December 31, 2016	1,129	$2,339

As of December 31, 2016, the weighted average remaining contractual life was 7.93 years for the options outstanding and 7.62 years for the options exercisable.
Summary information regarding the options outstanding and exercisable at December 31, 2016 is as follows:
	Outstanding			Exercisable
Range of Exercise Prices	Number Outstanding (in shares)	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable (in shares)	Weighted Average Exercise Price
$0 – 4,622	1,686	8.24	$509	971	$647
4,622 – 9,244	16	3.48	8,190	16	8,190
9,244 – 13,866	85	4.23	9,794	85	9,794
13,866 – 18,488	18	5.69	15,697	18	15,697
18,488 – 23,110	39	5.61	19,099	39	19,099
	1,844			1,129

Under the provisions of ASC 718, the Company recorded approximately $369,000 and $530,000 of stock based compensation expense for the years ended December 31, 2016 and 2015, respectively. Stock based compensation for employees was approximately $323,000 and $269,000 and stock based compensation expense for non-employees was approximately $46,000 and $261,000 for the years ended

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14 — STOCKHOLDERS’ EQUITY — (continued)

December 31, 2016 and 2015, respectively. As of December 31, 2016 and 2015, there was approximately $0.1 million and $0.5 million, respectively, of unrecognized compensation cost related to non-vested options under the plans. The weighted average grant date value of the options forfeited in 2016 was $2,956.
In 2016 and 2015, no options were exercised. The intrinsic value of options exercisable at December 31, 2016 and 2015 was $0 and $0, respectively. The total fair value of shares vested during 2016 and 2015 was approximately $340,000 and $498,000, respectively.
The Company had approximately $0.1 million of unrecognized stock-based compensation expense related to unvested stock options, net of estimated forfeitures, as of December 31, 2016, which we expect to be recognized over the next two years. On February 16, 2017, the Board of Directors approved a motion to cancel all outstanding stock options as the options were all out of the money.
Warrants:
The Company has issued warrants, at exercise prices equal to or greater than market value of the Company’s common stock at the date of issuance in connection with numerous financing transactions.
A summary of the warrant activity is as follows:
	Number of Options/Warrants (in Shares)	Weighted Average Exercise Price
Warrants Outstanding, January 1, 2016	75,163	$505.20
Granted	7,602,945	2.92
Exercised	(64,466)	96.04
Forfeited or Expired	(7,738)	1,959.00
Warrants Outstanding, December 31, 2016	7,611,904	5.98
Exercisable, December 31, 2016	7,441,071	$6.04

During the year ended December 31, 2016, the Company granted 7,602,945 warrants through various financings, holders exercised 64,466 warrants and 7,738 warrants were cancelled or expired. The weighted average exercise prices of warrants outstanding at December 31, 2016 is $5.98 with a weighted average remaining contractual life of 4.87 years. As of December 31, 2016 and 2015, these outstanding warrants contain no intrinsic value.
During the year ended December 31, 2016, a down round price protection was triggered for the August 2015, February 2016 and July 2016 warrants. These warrants were re-priced from exercise prices ranging from $1.00 to $6.85 per share to exercise prices ranging from $0.84 to $2.00 per share. These warrants are treated as a liability-classified award and remeasured at fair value at December 31, 2016 and shown as liabilities in the accompanying consolidated balance sheets.

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14 — STOCKHOLDERS’ EQUITY — (continued)

Summary information regarding the warrants as of December 31, 2016 is as follows:
Exercise Price	Number Outstanding (in shares)	Weighted Average Remaining Contractual Life (in years)
$2.00	6,250,000	4.99
$2.00*	1,049,376	4.55
$2.50	150,000	2.97
$8.40	20,833	4.82
$13.79	116,666	4.38
$90.00	20,417	1.84
$420.00	59	1.25
$1,380.00	1,209	3.10
$2,400.00	353	3.15
$2,625.00	143	1.88
$8,244.00	2,723	1.66
$10,500.00	118	1.04
$42,000.00	7	0.20
Outstanding, December 31, 2016	7,611,904

*
Represents group of warrants repriced from $6.85 to $2.00

15 — COMMITMENTS AND CONTINGENCIES
Leases:
The Company’s office rental, deployment sites and warehouse facilities expenses aggregated approximately $745,000 and $484,000 during the years ended December 31, 2016 and 2015, respectively. The leases will expire on different dates from 2017 through 2020. Total obligation of minimum future annual rentals, exclusive of real estate taxes and related costs, are approximately as follows:
Year Ending December 31,
2017	$259,000
2018	174,000
2019	156,000
2020	31,000
$620,000

In connection with the acquisition of IMT, the Company assumed the lease obligations relating to IMT’s warehouse and office space in Mt. Olive, NJ. Payments under the Mt. Olive, NJ lease were $330,000 for the year ending December 31, 2016 and $35,000 for the year ending December 31, 2017 as the lease expired in February of 2017. In January 2017, IMT signed a new lease for warehouse and office space in Hackettstown, NJ which runs through April 29, 2020. Future payments under such lease will amount to $260,000 of which $50,000 will be for the year ending December 31, 2017.

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15 — COMMITMENTS AND CONTINGENCIES — (continued)

Legal:
The Company is subject, from time to time, to claims by third parties under various legal theories. The defense of such claims, or any adverse outcome relating to any such claims, could have a material adverse effect on the Company’s liquidity, financial condition and cash flows. For the years ended December 31, 2016 and 2015, the Company did not have any legal actions pending.
Delisting Notice:
On September 28, 2015, we received written notice from NASDAQ notifying us that we were not in compliance with the minimum bid price requirement set forth in NASDAQ Listing Rule 5550(a)(2) for continued listing on NASDAQ, as the closing bid price for our common stock was below $1.00 per share for the last thirty (30) consecutive business days. In accordance with NASDAQ listing rules, we were afforded 180 calendar days, or until March 28, 2016, to regain compliance with NASDAQ Listing Rule 5550(a)(2). We were unable to regain compliance with the bid price requirement by March 28, 2016.
On March 29, 2016, we received written notice from NASDAQ that it had granted us an additional 180 calendar days, or until September 26, 2016, to regain compliance with the minimum bid price requirement of  $1.00 per share for continued listing on NASDAQ, pursuant to NASDAQ Listing Rule 5810(c)(3)(A)(ii).
The NASDAQ determination to grant the second compliance period was based on our meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the NASDAQ, with the exception of the bid price requirement, and our written notice of our intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.
To regain compliance, the bid price of our common stock must have a closing bid price of at least $1.00 per share for a minimum of ten (10) consecutive business days at any time during the second 180-day compliance period. On June 20, 2016, we effected a 1-for-12 reverse stock split of our outstanding common stock as a measure to regain compliance. On August 19, 2016, we filed a Definitive Proxy for a special shareholders meeting to be held on September 22, 2016, asking for the shareholders to grant the Board of Directors approval to execute another reverse stock split, if necessary. The meeting was adjourned to November 23, 2016 to allow additional time for the stockholders to vote on the proposal. On November 23, 2016, our shareholders granted a proposal to authorize the Board to amend our Certificate of Incorporation to effect a reverse stock split of all of the outstanding shares of the Company’s common stock at a specific ratio within a range from one-for-three to one-for-twenty, at any time before May 15, 2017 with such range and timing to be left to the complete discretion of the Board.
On September 27, 2016, we received a determination letter (the ‘‘Letter’’) from the staff of NASDAQ stating that we had not regained compliance with the NASDAQ minimum bid price of  $1.00 requirement for continued listing set forth in NASDAQ Listing Rule 5550(a)(2) and unless we requested a hearing to appeal this determination our common stock will be delisted from The Nasdaq Capital Market.
We requested a hearing before a Nasdaq Hearing Panel (the ‘‘Panel’’), which hearing occurred on November 17, 2016. On November 21, 2016 the Panel granted the Company’s request for continued listing, subject to (i) providing updates to the Panel on the status of the Transaction, (ii) implementing a reverse stock split prior to January 3, 2017, in a ratio sufficient to enable us to demonstrate compliance with the minimum bid requirement, and (iii) having evidenced a closing bid price of  $1.00 or more for a minimum of ten prior consecutive trading days by January 17, 2017. In the event the Company is unable to comply with the above, its securities may be delisted from The Nasdaq Stock Market.
To regain compliance, the bid price of our common stock must have a closing bid price of at least $1.00 per share for a minimum of ten (10) consecutive business days at any time during the second 180-day compliance period. On December 15, 2016, we effected a 1-for-10 reverse stock split of our outstanding common stock as a measure to regain compliance.

xG TECHNOLOGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15 — COMMITMENTS AND CONTINGENCIES — (continued)

On January 9, 2017, we received a letter from the staff of The Nasdaq Stock Market LLC (‘‘Nasdaq’’) stating that the Nasdaq staff determined that the Company regained compliance with the Nasdaq Capital Market minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2).
16 — CONCENTRATIONS
During the year ended December 31, 2016, the Company recorded sales to one customer $702,000 (11%) in excess of 10% of the Company’s total consolidated sales. During the year ended December 31, 2015, the Company recorded sales to two customers of  $229,000 (25%), and $150,000 (16%) in excess of 10% of the Company’s total sales.
At December 31, 2016, approximately 53% of net accounts receivable was due from two customers broken down individually as follows: $499,000 (36%) and $227,000 (17%) due from unrelated parties. At December 31, 2015, approximately 100% of net accounts receivable was due from three customers broken down individually as follows: $272,000 (43%) and $231,000 (36%) due from unrelated parties, and $138,000 (21%) due from a related party.
During the year ended December 31, 2016, approximately 32% of the Company’s inventory purchases were derived from two vendors broken down individually as follows: $396,000 (21%) and $210,000 (11%). During the year ended December 31, 2015, approximately 61% of the Company’s inventory purchases were derived from three vendors broken down individually as follows: $41,000 (30%), $27,000 (19%) and $16,000 (12%).
17 — RELATED PARTY TRANSACTIONS
MB Technology Holdings, LLC
On April 29, 2014, the Company entered into a management agreement (the “Management Agreement”) with MB Technology Holdings, LLC (“MBTH”), pursuant to which MBTH agreed to provide certain management and financial services to the Company for a monthly fee of  $25,000. The Management Agreement was effective January 1, 2014. The Company incurred fees related to the Management Agreement of  $300,000 and $300,000 respectively, for the years ended December 31, 2016 and 2015. Roger Branton, the Company’s Chief Financial Officer, George Schmitt, the Company’s Executive Chairman and, effective as of February 17, 2015, Chief Executive Officer, are directors of MBTH, and Richard Mooers, a director of the Company, is the Chief Executive Officer and a director of MBTH.
The Company has agreed to award MBTH a 3% cash success fee if MBTH arranges financing, a merger, consolidation or sale by the Company of substantially all of its assets. On February 24, 2015, MBTH invoiced the Company for $700,000 in fees associated with equity financings that had occurred through April 16, 2014 at a rate of 3% per financing less certain discounts. The Company incurred approximately $436,000 and $90,000 for fees associated with financings during the years ended December 31, 2016 and 2015, respectively. In addition, during the year ended December 31, 2016, the Company’s Board of Directors approved an additional $115,000 fee to be paid to MBTH as consideration for additional efforts provided by MBTH in connection with the Company’s financing and acquisition efforts. The Company recorded these fees in general and administrative expenses on the accompanying consolidated statement of operations.
On November 29, 2016, the Company and MBTH entered into an acquisition services agreement (the ‘‘M&A Services Agreement’’) pursuant to which the Company engaged MBTH to provide services in connection with merger and acquisition searches, negotiating and structuring deal terms and other related services. The M&A Services Agreement incorporates by reference the terms of the Management

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17 — RELATED PARTY TRANSACTIONS — (continued)

Agreement, as well as the Company’s agreement with MBTH on January 12, 2013 to pay MBTH a 3% success fee (the ‘‘3% Success Fee’’) on any financing arranged for the Company, merger or consolidation of the Company or sale by the Company of substantially all of its assets. The M&A Services Agreement has the following additional terms:
(1)
The Company will pay MBTH an acquisition fee equal to the greater of  $250,000 or 8% of the total acquisition price (the ‘‘Acquisition Fee’’). Where possible, the Company will pay MBTH 50% of the Acquisition Fee at closing of a transaction, and in any case, not later than thirty (30) days following such closing, 25% of the Acquisition Fee three (3) months following such closing and 25% of the Acquisition Fee six (6) months following such closing.

(2)
In addition to any other fees, the Company will pay MBTH a due diligence fee of  $250,000 only on successfully closed transactions. This due diligence fee shall be paid to MBTH as warrants to purchase shares of common stock of the Company in an amount equal to $250,000 divided by the lower of the market price of the common stock on the day of closing of the transaction or the price of equity offered to finance such acquisition. The exercise price of such warrants will be $0.01.

(3)
The Company and MBTH agreed to waive the 3% Success Fee in connection with the Company’s proposed acquisition of Vislink. The Company and MBTH also agreed to waive, on a case by case basis, the 3% Success Fee whenever any future Acquisition Fee is more than $1 million.

(4)
In the event the Company engages an independent, external advisor to value an acquisition and the valuation is higher than the price negotiated by MBTH on behalf of the Company, then MBTH will receive an additional fee of 5% of such gain.

(5)
MBTH has the option to convert up to 50% of its fees into shares of common stock of the Company, so long as the receivable remains outstanding. The conversion price will be the lower of 110% of the price of the common stock on the day of closing of a transaction or the price of equity securities offered in connection with any acquisition financing. If MBTH converts at least 25% of its fees, then the Company agrees to register all shares of common stock of the Company held by MBTH.

(6)
If MBTH’s services assist the Company in achieving forward sales of at least $50 million via acquisitions, then the Company agrees to offer MBTH a three (3) year option to acquire up to 25% of the Company’s shares of common stock outstanding after such issuance. The price per share of common stock will be 125% of the price of the Company’s common stock on the day the option is exercised.

On February 16, 2017, the Board of Directors amended the terms of the Block Purchase Option in the M&A Services Agreement to allow MBTH the option to acquire 25% of the fully diluted outstanding shares and warrants of xG Technology at a price of  $2.10 per share and for a five-year term.
The M&A Services Agreement is effective as of November 1, 2016 and will automatically renew annually, unless earlier terminated by the Company or MBTH upon thirty (30) days’ written notice.
On March 3, 2016, our Board of Directors approved the issuance of up to $300,000 in shares of common stock to MBTH as compensation for financial services in connection with the IMT acquisition. Such shares of common stock were to be issued to MBTH in an initial tranche in the amount of  $150,000 on March 15, 2016, which shares of common stock have not yet been issued and a second tranche to MBTH of up to $150,000 in shares of common stock if IMT achieves certain performance goals by December 31, 2016. On August 10, 2016, the disinterested members of the Board of Directors believing it to be in the best interest of the Company, resolved to pay the award in cash instead of shares. The Company accrued $150,000 in the due to related party balance owed to MBTH and has paid these cash fees during 2016.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17 — RELATED PARTY TRANSACTIONS — (continued)

During the year ended, December 31, 2016, the Company accrued an additional $90,000 for rent expense and $115,000 for additional management fees in the due to related party balance owed to MBTH.
During the year ended December 31, 2016, the Company issued 49,712 shares of common stock to MBTH in settlement of amounts due of  $364,000. In addition, during the year ended December 31, 2016, the Company repaid $655,000 amounts due to MBTH in cash. The balance outstanding to MBTH as of December 31, 2016 is $96,000 and has been included in due to related parties on the Consolidated Balance Sheet. On February 24, 2015, the Company issued 3,326 shares of common stock to MBTH in consideration of settling $1,756,098 of amounts due to related parties at a price of  $528 per share.
George Schmitt — Due to Related Party
George Schmitt, Chairman of the Board and Chief Executive Officer currently makes an annual salary of  $300,000 and receives all of his compensation in shares of the Company’s common stock. In 2016, Mr. Schmitt received 46,637 shares with a fair market value of  $296,000. In 2015, Mr. Schmitt received 1,346 shares with a fair market value of  $135,000.
On February 23, 2015, the Company issued 845,000 shares of Series B Preferred Stock, 45 shares of common stock, and warrants to purchase an aggregate 353 shares of common stock exercisable for five years at a price of  $2,400 per share in full settlement and extinguishment of  $845,000 due to family members of George Schmitt. See Note 6.
From January 1, 2015 through December 31, 2015, the Company received a total of  $1,900,000 in loans from Mr. Schmitt. On August 19, 2015, the Company repaid $500,000 of the outstanding due to related party balance owed to Mr. Schmitt.
In October 2015, Mr. Schmitt agreed to convert $500,000 of existing loans due from the Company into 7,441 shares of the Company’s common stock with a grant date fair value of approximately $500,000.
On July 25, 2016, the Company repaid the outstanding principal totaling $300,000 and $70,484 in interest to Mr. Schmitt. As of December 31, 2016, the Company has repaid in full the advances George Schmitt made to the Company in 2015. For the year ended December 31, 2016, the Company accrued interest expense of  $14,000, respectively.
In October 2016, the Board of Directors agreed to give George Schmitt 27,977 shares of common stock for being the guarantor of the $2.5 million debt related to the IMT acquisition and the Company recorded the fair market value of the shares at $103,000 in general and administrative expenses in the accompanying consolidated statement of operations. These common shares were issued in January 2017. At the same meeting, the Board of Directors also agreed to give George Schmitt 20,833 warrants at an exercise price of  $8.40 and the Company recorded the grant date fair value of the warrants at $77,000.
Deferred Revenue
On March 31, 2015, the Company shipped additional equipment purchased by Larry Townes, a former director of xG Technology at the time of purchase order, and received a partial payment for the equipment that had been previously delivered in those transactions as the purchasers indicated that the equipment met certain technical specifications associated with their networks. Despite the technical specifications being met, the customer opted to return a portion of the equipment to the Company during the year ended December 31, 2015 resulting in the Company reversing accounts receivable of  $336,000, with a corresponding reversal to deferred revenue.
In May 2015, the Company received an order for approximately $100,000 in xMax mobile broadband wireless equipment and services which will be deployed in a network to be initially installed in Escazu, Costa Rica, with plans to expand in other Latin American locations. The xMax equipment order was

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17 — RELATED PARTY TRANSACTIONS — (continued)

received from Itellum, LLC (“Itellum”), an entity owned by MBTH, a related party, one of four companies who have entered into a formal agreement to participate in the initial xMax deployment as well as expansion into other Latin American markets thereafter. The other partners include Level 3 Communications (“Level 3”), Osmin Vargas Corporacion (“OV”), and MBTH. In June 2015, the Company announced the successful installation and initial deployment of an xMax broadband network in Escazu, Costa Rica by Itellum. This represents the first stage of xMax network deployments that are expected to cover additional areas of Costa Rica, with plans for expansion into other Latin American locations. In June 2015, the Company received an additional order for approximately $58,000 in xMax mobile broadband wireless equipment and services from Itellum.
Related party revenue was $0 for the year ended December 31, 2016 compared to $156,000 for the year ended December 31, 2015. During the year ended December 31, 2016, the Company wrote-off accounts receivable — related party of  $156,000 to bad debt.
18 — SUBSEQUENT EVENTS
Management has evaluated subsequent events or transactions occurring through the date the consolidated financial statements were issued and determined that no events or transactions are required to be disclosed herein, except as disclosed.
Acquisition of Vislink International Limited
On February 2, 2017, the Company completed the acquisition of certain assets and liabilities related to the hardware segment of Vislink International Limited, an England and Wales registered limited company (the ‘‘UK Seller’’), and Vislink Inc., a Delaware corporation (the ‘‘US Seller’’, and together with the UK Seller, the ‘‘Sellers’’), pursuant to a Business Purchase Agreement, dated December 16, 2016, as amended on January 16, 2017, by and among the Company, the Sellers and Vislink PLC, an England and Wales registered limited company, as guarantor. The Company refers to the hardware segment acquired by us as Vislink Communications Systems (‘‘VCS’’). The purchase price paid for the Transaction was an aggregate of  $16 million consisting of  (i) $6.5 million in cash consideration and (ii) promissory notes in the aggregate principal amount of  $9.5 million (the ‘‘Notes’’). In connection with the Notes, the Company entered into a Security Agreement, dated February 2, 2017, with each of the Sellers (the ‘‘Security Agreements’’). The Notes mature on March 20, 2017 (the ‘‘Maturity Date’’). Interest on the Notes shall be payable in cash on the Maturity Date at a rate per annum equal to LIBOR plus 1.9%. Pursuant to the Security Agreements, as collateral security for the Company’s obligations under the Notes, the Company granted the Sellers a security interest in certain assets purchased from the Sellers in connection with the Transaction. Since the closing of the transaction, the Company assumed $4.6 million of additional Vislink liabilities thus reducing the principal amount due to $4.9 million. On March 17, 2017, the Company came to an agreement with the Seller where by the Company paid $2 million in cash and the Seller extinguished the remaining $2.9 million principal owed.
The preliminary fair value of the purchase consideration issued to the sellers of Vislink was allocated to the net tangible assets acquired and to the separately identifiable intangibles. The excess of the aggregate fair value of the net tangible assets and identified intangible assets has been treated as a gain on bargain purchase in accordance with ASC 805. The purchase price allocation was based, in part, on management’s knowledge of Vislink’s business and the preliminary results of a third-party appraisal commissioned by management.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18 — SUBSEQUENT EVENTS — (continued)

Purchase Consideration
Amount of consideration:	$16,000,000
Tangible assets acquired and liabilities assumed at preliminary fair value
Accounts receivable	$10,231,000
Inventories	12,459,000
Property and equipment	1,284,000
Prepaid expenses	76,000
Intangible assets	5,944,000
Accounts payable and deferred revenue	(1,599,000)
Accrued expenses	(929,000)
Net tangible assets acquired	$27,466,000
Total net assets acquired	$27,466,000
Consideration paid	16,000,000
Preliminary gain on bargain purchase	$11,466,000

The following presents the unaudited pro-forma combined results of operations of the Company with Vislink and IMT as if the acquisition occurred on January 1, 2015.
	For the Year Ended December 31,
	2016	2015
Revenues, net	$52,191	$78,421
Net loss allocable to common shareholders	$(81,597)	$(23,883)
Net loss per share	$(132.46)	$(379.09)
Weighted average number of shares outstanding	616	63
The unaudited pro-forma results of operations are presented for information purposes only. The unaudited pro-forma results of operations are not intended to present actual results that would have been attained had the acquisition been completed as of January 1, 2015 or to project potential operating results as of any future date or for any future periods.
Nasdaq Compliance
On January 9, 2017, the Company received a letter from the staff of The Nasdaq Stock Market LLC (‘‘Nasdaq’’) stating that the Nasdaq staff determined that the Company regained compliance with the Nasdaq Capital Market minimum bid price requirement for continued listing set forth in Nasdaq Listing Rule 5550(a)(2).
February 2017 Financing
On February 14, 2017, the Company completed a public underwritten offering of 1,750,000 shares of its Common Stock and warrants to purchase up to an aggregate of 1,312,500 shares of its Common Stock. The Company received $3,500,000 in gross proceeds from the offering, before deducting the associated underwriting discount and estimated offering expenses payable by the Company. Aegis Capital Corp. acted as sole book-running manager for the offering.

xG TECHNOLOGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18 — SUBSEQUENT EVENTS — (continued)

MB Technology Holdings
On February 16, 2017, the Board of Directors amended the terms of the Block Purchase Option in the M&A Services Agreement to allow MBTH the option to acquire 25% of the fully diluted outstanding shares and warrants of xG Technology at a price of  $2.10 per share and for a five-year term.
The Company accrued an additional $1,480,000 in acquisition fees from January 1, 2017 to March 31, 2017 in connection with the acquisition of Vislink as per the M&A Services Agreement. The $1,480,000 represents 8% of the acquisition price. The Company recorded these fees in general and administrative expenses on the accompanying consolidated statement of operations.
From January 1, 2017 to March 31, 2017, the Company issued 35,852 shares of common stock to MBTH in settlement of amounts due of  $60,000.
Series D Convertible Preferred Stock Leak-Out Agreement
On February 2, 2017, the Company entered into a leak-out agreement (the ‘‘Leak-Out Agreement’’) with certain institutional investors (the ‘‘New Holders’’) which were assigned our remaining obligations to IMT under the Asset Purchase Modification Agreement, dated April 12, 2016, between us and IMT (the ‘‘Asset Purchase Modification Agreement’’). Pursuant to the Leak-Out Agreement, the New Holders agreed that any sales of common stock underlying our Series D Convertible Preferred Stock would not, in the aggregate, exceed 2.75% of that day’s dollar volume of our common stock traded, provided that the New Holders shall be entitled to sell no less than an aggregate of  $27,500 each trading day.
As of March 31, 2017, the Company has issued 10,750,000 shares of Series D Convertible Preferred Stock, of which 10,750,000 shares have been converted into 895,826 shares of common stock. Through the sale of such shares, our obligations under the Settlement Agreement have been reduced by $2,249,000 leaving a principle balance of approximately $702,000. From January 1, 2017 to March 31, 2017, the Company issued 5,000,000 shares of Series D Convertible Preferred Stock, of which 5,000,000 shares have been converted into 416,667 shares of common stock.
Shares Issued Under S-8 Registration Statement
From January 1, 2017 to March 31, 2017, the Company issued a total of 462,513 shares of common stock having a fair value of  $783,000 to employees, directors, consultants and general counsel in lieu of paying cash for their services.
Conversions of Warrants
From January 1, 2017 to March 31, 2017, 794,400 of the December warrants issued in connection with the December 2016 Financing, have been exercised into 794,400 shares of common stock. The Company received $1,588,800 in gross proceeds from the exercise.
Treco Issuance
From January 1, 2017 to March 31, 2017, the Company issued a total of 24,397 shares of common stock in repayment of  $90,000 in interest relating to its $2 million long-term convertible note payable.
Stock Options
On February 16, 2017, the Board of Directors approved a motion to cancel all outstanding stock options as the options were all out of the money.

GLOSSARY
As used herein, the terms set forth below shall have the following meaning:
3G (Third Generation Cellular) — A mobile wireless technology that typically offered a minimum data rate of 2 Megabits/second (Mbits/s, or millions of bits per second) for stationary or walking users, and 384 kilobits/second in a moving vehicle. This system is currently being upgraded to the new 4G LTE technology (see below).
4G (Fourth Generation Cellular) — A successor to 3G cellular technology. Long Term Evolution (LTE) is the most widely deployed 4G technology and has a theoretical net bit rate capacity of up to 100 Mbits/s in the downlink and 50 Mbits/s in the uplink if a 20 MegaHertz (MHz) channel is used.
Broadband — A telecommunications signaling method that includes or handles a relatively high rate of data transfer (typically measured in the range of Mbits/s). Also used as a descriptive term for evolving digital technologies that provide consumers a signal-switched facility offering integrated access to voice, high-speed data, video, and interactive delivery services.
Carrier-Class — Refers to a wireless system that is extremely reliable, well-tested and proven in its capabilities to deliver an exceptional level of service and performance.
Cognitive Radio — An approach to wireless engineering wherein the radio, radio network, or wireless system is endowed with awareness, reason, and agility to intelligently adapt operational aspects of the radio, radio network, or wireless system. Cognitive radios are intelligent enough to make informed decisions on when, how and where to transmit based on past usage and current conditions without manual intervention. They are designed with a high level of agility that enables them to adapt their modulation, frequency, power and other parameters to the available wireless spectrum. This ability to adjust their characteristics (in real time) depending on interference and other conditions of their environment helps ensure optimized transmissions. Cognitive radio is also referred to as agile radio or smart radio.
Competitive Local Exchange Carrier (CLEC) — An organization offering local telephone service that competes with the already established local telephone business by providing its own network and switching infrastructure. The term distinguishes new or potential competitors from established local exchange carriers (LECs) and arises from the Telecommunications Act of 1996, which was intended to promote competition among both long-distance and local phone service providers. Many CLECs specialize in one type of service such as fixed wireless or digital subscriber lines (DSL), while others offer a range of services.
CTIA — The CTIA is an international non-profit membership organization that has represented the wireless communications industry since 1984. Membership in the association is primarily made up of large and incumbent wireless carriers and their suppliers, as well as providers and manufacturers of wireless data services and products. The association advocates on behalf of its members at all levels of government.
DSP (Digital Signal Processor) — Specialized microprocessors used for the mathematical manipulation of an information signal to modify or improve it in some way. DSPs are used in a wide range of applications including signal processing for communications, control of systems, digital image processing, audio and speech signal processing.
Dynamic Spectrum Access — A radio software solution that enables a device to dynamically sense and adapt to its radio frequency (RF) environment to maintain reliable communications, even in the presence of potentially harmful interference. Dynamic spectrum access techniques can dramatically improve spectrum efficiency, communications reliability, and system deployment time.
Fading — In wireless communications, fading is the dynamic attenuation of a signal’s strength. Fading is quite common in mobile systems and can be caused by the movement of either the transmitter or receiver (or both) and/or movement in the environment, such as a tree branch swaying, rain or snow or a passing vehicle.
Interference Mitigation — The ability to minimize or mitigate interference, a major issue limiting performance of wide area wireless networks. Interference can be caused by transmitting elements within the network (self-interference) or from third party devices that are part of another network (external interference). The ability to mitigate interference greatly increases the throughput, reliability and range for wireless communications links.

Internet Protocol (IP) — The primary component and communications protocol that underpins the global system of interconnected computer networks (i.e., the World Wide Web). Internet Protocol consists of a set of digital message formats and rules for exchanging information between computers across a single network or a series of interconnected networks. The main purpose and task of Internet Protocol is the delivery of blocks of data called data packets from the source host (source computer) to the destination host (receiving computer) based on their addresses.
Licensed Frequencies — The Federal Communications Commission in the U.S., and similar agencies in other countries, control the use of wireless spectrum (i.e., frequencies). Part of the spectrum in most countries is controlled for military use, public safety and commercial services. Only the entities so entitled may use the frequency bands they have rights to. Licenses to these bands may be allocated at no cost to the network operator as in the case of public safety and military use. However commercial users of licensed frequencies can, and have, paid billions of dollars for regional or national spectrum licenses.
LMR (Land Mobile Radio) — Also called public land mobile radio or private land mobile radio, LMR is a term that denotes a wireless communications system intended for use by terrestrial users in vehicles (mobiles) or on foot (portables). Such systems are used by emergency first responder organizations, public works organizations, or companies with large vehicle fleets or numerous field staff. Such a system can be independent, but often can be connected to other fixed systems, such as the public switched telephone network (PSTN) or cellular networks. Land mobile radio systems are also used in the United States Department of Defense’s communication systems.
MAC (Media Access Control) — A sub layer within the link control layer (layer 2) in the OSI 7 layer model. This layer manages the interaction of devices with a shared medium. The MAC sub layer provides addressing and channel access control mechanisms that make it possible for several terminals or network nodes to communicate within a multiple access network that incorporates a shared medium (i.e., a wireless channel). The “MAC” is a critical part of the software within the radio system needed to make a wireless network operate.
MANET (Mobile Ad hoc Network) — A type of network with elements that can change locations and configure themselves on the fly. Because MANETs are mobile, they use wireless connections to connect to various networks and end user devices. MANET systems are used where reliability and redundant communications paths are paramount.
MIMO — Multiple-input and multiple-output (commonly pronounced my-moh or me-moh), is the use of multiple antennas at both the transmitter and receiver to improve communication performance. It is one of several forms of smart antenna technology.
Mobile Virtual Network Enabler (MVNE) — A company that provides services to mobile virtual network operators, such as billing, network element provisioning, administration, operations, business support systems and operations support systems, and provision of back-end network elements, to enable provision of mobile network services like cellular phone connectivity. An MVNE does not have a relationship with end-user customers. Instead, an MVNE provides infrastructure and services to enable Mobile Virtual Network Operators (MVNOs) to offer services and have a relationship with end-user customers. MVNEs offer the ability for MVNOs to focus on their core strengths of brand, customer loyalty and marketing and leave the back-end enablement and operations to MVNEs.
MoS (Mean Opinion Score) — MoS is used as a subjective rating of telephone communications quality in which listeners judge transmissions by qualifiers, such as excellent, good, fair, poor, or unsatisfactory.
OFDM — Orthogonal frequency-division multiplexing is a method of encoding digital data on multiple carrier frequencies. OFDM has developed into a popular scheme for wideband digital communication.
Part 15 rules — An oft-quoted part of Federal Communications Commission (FCC) rules and regulations regarding unlicensed transmissions. It is a part of Title 47 of the Code of Federal Regulations (CFR), and regulates everything from spurious emissions to unlicensed low-power broadcasting such as that used by Wi-Fi and Bluetooth devices. xMax® is subject to Part 15 rules.

PCAST (President’s Council of Advisors on Science and Technology) — An advisory group of the nation’s leading scientists and engineers who directly advise the President and the Executive Office of the President. PCAST makes policy recommendations in the many areas where understanding of science, technology, and innovation apply. In 2012, PCAST recommended spectrum sharing as the primary means to address the looming spectrum crisis.
QoS (Quality of Service) — The performance specification of a communications channel or system. QoS may be quantitatively indicated by channel or system performance parameters, such as signal-to-noise ratio (S/N), bit error ratio (BER), message throughput rate, and call blocking probability.
RF (Radio Frequency) — Is a rate of oscillation in the range of about 3 kHz to 300 GHz, which corresponds to the frequency of radio waves, and the alternating currents which carry radio signals. The terms are also used as a synonym for radio — i.e., to describe the use of wireless communication, as opposed to communication via electric wires.
SDR — Software-defined radio is a radio communication system where components that have been typically implemented in hardware are instead implemented by means of software on an embedded computing device. While the concept of SDR is not new, the rapidly evolving capabilities of digital electronics render practical many processes which used to be only theoretically possible. A software-defined radio can be flexible enough to avoid the “limited spectrum” assumptions of designers of previous kinds of radios, in one or more ways.
SON (Self Organizing Network) — A process whereby coordination arises out of the local interactions between network components, typically end user devices and core network elements. It is not directed or controlled by any external agent or pre-planning, but arises out of the RF sensing capabilities and intelligence built into the network elements. As such, it is typically very robust and able to survive and self-repair substantial damage or changes.
Spectrum Agnostic — A cognitive radio system designed to utilize a wide range of frequency bands. This is in contrast to traditional radios that are programmed to operate in fixed, specific frequencies. Spectrum-agnostic capability is beneficial since the FCC and wireless regulatory bodies around the world are in the process of opening up new spectrum, as well as reclassifying existing spectrum, to be made available for “opportunistic use” (use by cognitive radios).
TV White Spaces — TV White Spaces (TVWS) are unused TV broadcast channels, made available through the transition from analog to digital TV. In the U.S. they comprise approximately 200MHz of spectrum from the top of the VHF (Very High Frequency, 30 MHz to 300 MHz) band to the bottom of the UHF (Ultra High Frequency, 300 MHz and 3 GHz) band. In 2010, the FCC made TVWS spectrum available for unlicensed public use. TVWS have important benefits that make them highly desirable for wireless communications, including the ability to cover a greater area at a relative lower cost than typical Wi-Fi signals and non-line-of-sight performance offering the ability to penetrate obstacles such as trees, buildings, and rugged terrain. Under FCC regulation, in order to utilize this unlicensed spectrum band, devices must communicate with a database to obtain a list of currently available white space channels and ensure incumbent users are protected. The available channels may vary, depending on device type and location.
Unlicensed Frequencies — Unlicensed or license-free spectrum as it is sometimes called simply means a spectrum band that does not require operators or users to purchase a frequency use license from a national regulator (e.g., the FCC). Typically, these frequencies have rules that limit maximum transmit power and interference to ensure the band can be shared among many users. Any person or entity that uses approved equipment (which is pre-certified by the manufacturer) can put up a license-free network at any time for either private or public purposes, including commercial high speed Internet service.
USF (Universal Service Fund) — A US government program that collects money from fees on phone services to fund universal access to communications services across the United States. Among its many goals is the mandate to advance the availability of telecom services to all consumers, including those in low income, rural, insular, and high cost areas at rates that are reasonably comparable to those charged in urban areas. Funds are used to subsidize the provisioning of services to high-cost geographies and constituents that would not be economical for private industry alone to provide. On October 27, 2011, the FCC approved a six-year transfer process that would transition money from the Universal Service Fund High-Cost Program to a new $4.5 billion per year Connect America Fund for broadband Internet expansion, effectively putting an end to the USF High-Cost Fund by 2018.
Wireless Internet Service Provider (WISP) — An Internet service provider that allows users to connect to a server through a wireless connection such as Wi-Fi. WISPs provide additional services such as virtual private networking VoIP and location-based content. In the U.S., wireless networking is mainly chosen by isolated municipal Internet Service Providers and large state-wide initiatives. WISPs are more popular in rural areas, where the users may not be able to access cable and DSL wired connections for Internet access.
Wireless Spectrum — Refers to the radio portion of the electromagnetic spectrum. The radio spectrum spans a certain, limited frequency range. The range of frequencies is fixed and limited, being determined by physics. The range of frequencies with properties useful for cell phones is smaller still. Therefore, in the U.S., the FCC governs the allocation of these frequencies.
VoIP (Voice over Internet Protocol) — Refers to the communication protocols, technologies, methodologies, and transmission techniques involved in the delivery of voice communications and multimedia sessions over IP networks, such as the Internet. Using IP networks as a transmission medium is in contrast to traditional circuit transmissions used by the PSTN (Public Switched Telephone Network).

WIRELESS AIRWAVES:

From order......to chaos......and back to order again

The Pre-Smartphone Era

- Wireless carriers were allocated proprietary swaths of contiguous airwaves.
- Devices were used primarily for making phone calls.
- Wireless capacity far exceeded demand.
- Carriers had no problem managing their networks.

The Smartphone Era

- Proliferation of data-centric smartphones and tablets crowds the airwaves.
- Devices are used primarily for bandwidth-heavy apps like audio streaming, video downloads and cloud services.
- Wireless capacity is being eclipsed by demand.
- Carriers forced to use WiFi offload, femtocells & channel hopping to maintain services.

The xG Technology Era

- xG's cognitive radio solution extracts additional capacity from crowded airwaves.
- Enables use of previously unusable spectrum bandwidth as well as optimizing existing spectrum.
- Allows providers to manage network demand and deliver new services to their customers.
- Technology is frequency, carrier, market & device agnostic.

1,101,181 Shares of Common Stock

PROSPECTUS

October 18, 2017